Execution Version

CERTAIN IDENTIFIED INFORMATION HAS BEEN EXCLUDED BECAUSE SUCH INFORMATION (i) IS NOT MATERIAL AND (ii) WOULD BE COMPETITIVELY HARMFUL IF PUBLICLY DISCLOSED. EXCLUDED INFORMATION HAS BEEN MARKED AT THE APPROPRIATE PLACES AS FOLLOWS: [_].

THIRD AMENDED AND RESTATED
INVENTORY INTERMEDIATION AGREEMENT
between
J. ARON & COMPANY LLC
and
PBF HOLDING COMPANY LLC,
DELAWARE CITY REFINING COMPANY LLC,
PAULSBORO REFINING COMPANY LLC, and
SOLELY TO EXTENT PARTY HERETO FROM TIME TO TIME IN ACCORDANCE WITH THE TERMS HEREOF, CHALMETTE REFINING, L.L.C.

Dated as of October 25, 2021

Table of Contents

Page

1.	DEFINITIONS & CONSTRUCTION................................................................................................	2
2.	TERM & EARLY TERMINATION..................................................................................................	31
3.	SALE OF INITIAL INVENTORY AND REPURCHASE OF ENDING INVENTORY.................	39
4.	TARGET PRODUCT INVENTORY LEVELS; APPLICABLE SPREADS....................................	46
5.	ADDITIONAL INCLUDED LOCATIONS.......................................................................................	50
6.	PRODUCT SALES & REPORTING.................................................................................................	52
7.	PRODUCT SPECIFICATIONS, QUALITY & BLENDING............................................................	54
8.	TITLE, RISK OF LOSS & CUSTODY..............................................................................................	54
9.	STORAGE..........................................................................................................................................	55
10.	CERTAIN REPRESENTATIONS.....................................................................................................	61
11.	WARRANTIES...................................................................................................................................	63
12.	PRICING & PAYMENT....................................................................................................................	63
13.	FINANCIAL INFORMATION; NOTIFICATIONS; CREDIT SUPPORT.......................................	75
14.	TAXES................................................................................................................................................	80
15.	INSURANCE......................................................................................................................................	81
16.	FORCE MAJEURE............................................................................................................................	83
17.	REPRESENTATIONS, WARRANTIES & COVENANTS..............................................................	84
18.	TERMINATION EVENTS, DEFAULT & EARLY TERMINATION.............................................	89
19.	INDEMNIFICATION & CLAIMS.....................................................................................................	104
20.	LIMITATION ON DAMAGES..........................................................................................................	106
21.	INFORMATION & INSPECTION RIGHTS.....................................................................................	106
22.	GOVERNING LAW & DISPUTES...................................................................................................	108
23.	ASSIGNMENT...................................................................................................................................	111
24.	NOTICES............................................................................................................................................	112
25.	NATURE OF THE TRANSACTION & RELATIONSHIP OF THE PARTIES...............................	112
26.	CONFIDENTIALITY.........................................................................................................................	112
27.	CHANGE IN LAW.............................................................................................................................	113
28.	MISCELLANEOUS...........................................................................................................................	115

i

Schedules

Schedule A	—	Products List
Schedule B	—	Tank List
Schedule C	—	Product Benchmarks
Schedule D	—	Measurement Procedures
Schedule E	—	Maximum and Minimum Inventories
Schedule F	—	Roll Procedures
Schedule G	—	Monthly True-Up Payments
Schedule H	—	Specified Fees
Schedule I	—	Settlement Dates
Schedule J	—	Prices
Schedule K	—	Notices
Schedule L	—	FIFO Balance Final Statements
Schedule M	—	Specified Unwind Costs and Inventory Intermediation Roll Fees Example Calculation
Schedule N	—	Price Adjustment Determination Procedures
Schedule O	—	Tax Related Permits and Certificates
Schedule P	—	Additional Terms and Conditions Relating to CRC Products and CRC Included Locations
Schedule Q	—	Additional Terms and Conditions Relating to Supplemental Product Groups and Supplemental Included Locations
Schedule R	—	Product Specifications

ii

Exhibits

Exhibit 1	—	Form of Step-out Bill of Sale
Exhibit 2	—	Form of CRC Step-in Bill of Sale
Exhibit 3	—	Form of CRC Step-out Bill of Sale
Exhibit 4	—	Form of DCRC Step-out Bill of Sale
Exhibit 5	—	Form of Supplemental Step-out Bill of Sale
Exhibit 6	—	Form of CRC Joinder Notice
Exhibit 7	—	Form of CRC Joinder Agreement
Exhibit 8	—	Form of CRC Release Notice
Exhibit 9	—	CRC Release Agreement
Exhibit 10	—	Form of Joinder Agreement for Specified Agreement
Exhibit 11	—	Dail and End of Month Inventory Report
Exhibit 12	—	Form of Reaffirmation Agreement

iii

THIRD AMENDED AND RESTATED
INVENTORY INTERMEDIATION AGREEMENT
This Third Amended and Restated Inventory Intermediation Agreement entered into on October 25, 2021 (this “Agreement”), and effective as provided in Section 2.9 below, is among (i) J. Aron & Company LLC, a New York limited liability company whose principal place of business is located at 200 West Street, New York, NY 10282 (“Aron”), (ii) PBF Holding Company LLC, a Delaware limited liability company (“PBFH, (iii) Delaware City Refining Company LLC, a Delaware limited liability company (“DCRC”), (iv) Paulsboro Refining Company LLC, a Delaware limited liability company (“PRC”) and (v) solely from and after the date on which it becomes party hereto pursuant to a CRC Joinder Agreement (as defined below) and prior to the CRC Release Date (if any), Chalmette Refining, L.L.C., a Delaware limited liability company (“CRC”) (each of PBFH, DCRC, PRC and, solely during any CRC Joinder Period, CRC, are referred to individually as a “Transaction Entity” or collectively as the “Transaction Entities”) (each of Aron and the Transaction Entities are referred to individually as a “Party” or collectively as the “Parties”).
WHEREAS, (a) DCRC and PBFH own and operate a petroleum refinery and all related assets and properties located in Delaware City, Delaware (“DCRC Refinery”), (b) PRC and PBFH own and operate a petroleum refinery and all related assets and properties located in Paulsboro, New Jersey (“PRC Refinery”) and (c) CRC and PBFH own and operate a petroleum refinery and all related assets and properties located in Chalmette, Louisiana (“CRC Refinery”), in each case, that processes and refines crude oil and other petroleum feedstocks to produce refined products;
WHEREAS, (a) Aron, PBFH and DCRC entered into that certain Second Amended and Restated Inventory Intermediation Agreement, dated as of August 29, 2019, pursuant to which (i) DCRC and PBFH sell to Aron, and Aron purchases from DCRC and PBFH (and thereafter, Aron sells to DCRC and PBFH, and DCRC and PBFH purchase from Aron), certain refined products specified therein and (ii) DCRC and PBFH provide to Aron, and Aron accepts from DCRC and PBFH, certain Services associated with the above-referenced purchases and sales, in each case upon the terms and conditions set forth therein (as amended by that certain Amendment to the Second Amended and Restated Inventory Intermediation Agreement, dated as of June 17, 2021, between Aron, PBFH and DCRC, as further amended by that certain Second Amendment to the Second Amended and Restated Inventory Intermediation Agreement, dated as of August, 24, 2021, between Aron, PBFH and DCRC, as further amended by that certain Third Amendment to the Second Amended and Restated Inventory Intermediation Agreement, dated as of September 23, 2021, between Aron, PBFH and DCRC and as further amended by that certain Fourth Amendment to the Second Amended and Restated Inventory Intermediation Agreement, dated as of September 27, 2021, between Aron, PBFH and DCRC and as further amended, supplemented, amended and restated or otherwise modified from time to time prior to the date hereof, the “Original DCRC Inventory Intermediation Agreement”) and (b) Aron, PBFH and PRC entered into that certain Second Amended and Restated Inventory Intermediation Agreement, dated as of August 29, 2019, pursuant to which (i) PRC and PBFH sells to Aron, and Aron purchases from PRC and PBFH (and thereafter, Aron sells to PRC and PBFH, and PRC and PBFH purchase from Aron), certain refined products specified therein and (ii) PRC and PBFH provide to Aron, and Aron accepts from PRC and PBFH, certain Services associated with the above-referenced purchases and sales, in each case upon the terms and conditions set forth therein (as amended, supplemented, amended and restated or otherwise modified from time to time prior to the date hereof, the “Original PRC Inventory Intermediation Agreement”, and together with the Original DCRC Inventory Intermediation Agreement, collectively, the “Original Inventory Intermediation Agreements”);
WHEREAS, the Parties wish to make amendments to the Original Inventory Intermediation Agreements by amending and restating each of the Original Inventory Intermediation Agreements in their entirety as hereinafter set forth herein;
NOW, THEREFORE, in consideration of the premises and the conditions, terms and agreements contained herein, and other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, Aron and the Transaction Entities hereby agree that each of the Original Inventory Intermediation Agreements is hereby amended and restated in its entirety and that this Agreement shall supersede the terms and conditions of each of the Original Inventory Intermediation Agreements in their entirety as of the date hereof as follows:
1.DEFINITIONS & CONSTRUCTION
1.1Definitions. For purposes of this Agreement, including the foregoing recitals, the following terms shall have the meanings indicated below.
“AAA” has the meaning given in Section 22.4.
“AAA Rules” has the meaning given in Section 22.4.
“Acceptable Credit Support” means (i) cash collateral in U.S. Dollars, (ii) a letter of credit issued by an Acceptable Letter of Credit Issuer or (iii) any other cash collateral or credit support reasonably acceptable to Aron.
“Acceptable Letter of Credit Issuer” means a major U.S. commercial bank or a U.S. branch of a foreign bank which, at all times: (i) (a) satisfies all regulatory capital requirements applicable to it (including any individual regulatory capital requirements); (b) is “well capitalized” within the meaning of Section 38 of the Federal Deposit Insurance Act, as amended, or any successor statute, and any applicable regulations thereunder; and (c) has a senior unsecured credit rating of at least “A-” (or its then-current equivalent) by Standard & Poor’s Ratings Service (or any successor rating agency thereto) and at least “A3” (or its then-current equivalent) by Moody’s Investors Service, Inc. (or any successor rating agency thereto); or (ii) is otherwise reasonably acceptable to the Parties.
“Accepted Industry Practices” means those practices, methods, specifications and standards of safety and performance, as the same may be changed from time to time, as are commonly used in the operation and maintenance of refineries similar to the Refineries. “Accepted Industry Practice” contemplates the exercise of that degree of skill, care, diligence, prudence and foresight that would reasonably and ordinarily be expected under similar circumstances in the refining industry in the same type of undertaking under the same or similar circumstances. “Accepted Industry Practice” does not necessarily mean one particular practice, method, specification or standard in all cases, but is instead intended to encompass a broad range of acceptable practices, methods, specifications and standards.
“Actual DCRC Step-out Product Amount” has the meaning specified in Section 12.9.1.4.
“Actual Initial Inventory” has the meaning specified in Section 3.4.
“Actual Initial Inventory Purchase Value” has the meaning specified in Section 3.5.
“Actual Maximum Step-in Value” means the sum of, for each Product Group, the product of (i) the Actual Step-in Product Benchmark and (ii) the Maximum Inventory for such Product Group.
“Actual PRC Step-out Product Amount” has the meaning specified in Section 12.9.2.4.
“Actual Setup Fee” has the meaning specified in Section 3.7.1.
“Actual Step-in Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Actual Step-out Inventory” has the meaning specified in Section 3.8.3.
“Actual Step-out Inventory Purchase Value” has the meaning specified in Section 3.8.2.
“Actual Step-out Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Additional Termination Event” means any of the events or circumstances specified as such in Section 18.2.
“Adjustment Date” means 12:00:01 a.m. EPT on December 1, 2021.
“Adversely Affected Party” has the meaning specified in Section 27.1.
“Adversely Tax Affected Party” has the meaning specified in Section 27.2.
“Affected Party” has the meaning specified in Section 18.2.
“Affiliate” means, in relation to any Party, any person controlled, directly or indirectly, by such Party, any person that controls, directly or indirectly, such Party, or any person, directly or indirectly, under common control with such Party. For purposes of this definition, “control” of any person or Party means ownership of a majority of the issued shares or voting power or control in fact of the person or Party.
“Aggregate Monthly Product True-Up Amount” has the meaning set forth on Schedule G.
“Agreement” or “this Agreement” means this Third Amended and Restated Inventory Intermediation Agreement and all Exhibits and Schedules hereto, which are incorporated herein, as may be amended, modified or supplemented from time to time in accordance with the terms hereof.
“Ancillary Costs” means all actual costs and expenses incurred as a result of the purchase, sale, storage, receipt, delivery, handling, loading, discharge, movement and blending of Products at any Refinery, the Tanks or any other Included Location pursuant to the terms and conditions of this Agreement, and all Taxes and charges imposed by any Governmental Authority on such costs and expenses. Notwithstanding the foregoing or any other terms or conditions in this Agreement or any other Transaction Document to the contrary, “Ancillary Costs” shall not include (i) Aron’s hedging costs, including those arising out of or related to the Aron Hedges, in connection with this Agreement or the transactions contemplated hereby (but such exclusion shall not affect the manner in which Specified Unwind Costs are otherwise addressed under the express terms and conditions of Section 3.8 or Section 18), (ii) any costs and expenses of any Independent Inspector or auditor used by Aron, (iii) any Party’s insurance expenses and (iv) any Excluded Taxes.
“API” means the American Petroleum Institute.
“Applicable Law” means (i) any law, statute, regulation, code, ordinance, license, decision, order, writ, injunction, directive, judgment, policy, decree or any judicial or administrative interpretations thereof, (ii) any agreement, concession or arrangement with any Governmental Authority and (iii) any license, permit or compliance requirement, including under any Environmental Law, in each case as may be applicable to any Party or any Party’s performance under this Agreement.
“Applicable Margin” has the meaning specified in the Fee Letter.
“Aron” has the meaning specified in the recitals hereto.
“Aron Hedges” means any transactions entered into by Aron with any person other than the Transaction Entities or any of their Affiliates from time to time, including to hedge Aron’s exposure resulting from this Agreement or the Transaction Documents and Aron’s rights and obligations hereunder or thereunder.
“Aron Inventory” means the Products that Aron (i) purchases from the Transaction Entities under this Agreement or (ii) has purchased from the Transaction Entities under either Original Inventory Intermediation Agreement, and in each case, that Aron owns at the time in question.
“ASTM” means the American Society for Testing and Materials.
“Backup Certificate” has the meaning specified in Section 6.6.
“Bankrupt” means, with respect to any person, that such person: (i) is dissolved (other than pursuant to a consolidation, amalgamation or merger); (ii) becomes insolvent or is unable to pay its debts or fails or admits in writing its inability generally to pay its debts as they become due; (iii) makes a general assignment, arrangement or composition with or for the benefit of its creditors; (iv) institutes a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights, or a petition is presented for its winding-up or liquidation; (v) has instituted against it a proceeding seeking a judgment of insolvency or bankruptcy or any other relief under any bankruptcy or insolvency law or other similar law affecting creditors’ rights and such proceeding is not stayed or dismissed within 90 days; (vi) passes a resolution for its winding-up, official management or liquidation, other than pursuant to a consolidation, amalgamation or merger; (vii) seeks or becomes subject to the appointment of an administrator, provisional liquidator, conservator, receiver, trustee, custodian or other similar official for all or substantially all of its assets; (viii) files an answer or other pleading admitting or failing to contest the allegations of a petition filed against it in any proceeding of the foregoing nature; (ix) causes or is subject to any event with respect to it which, under Applicable Law, has an analogous effect to any of the events specified in clauses (i) to (viii) (inclusive); or (x) takes any action in furtherance of, or indicating its consent to, approval of or acquiescence in, any of the foregoing events. The term “acquiescence,” as used in clause (x) of this definition, means, as applicable, the failure to file a petition or motion to vacate or discharge a judicial order, judgment or decree applicable to any of the foregoing events within 90 days after entry of the same, or, as to other matters, that the applicable person’s board of directors (or similar governing body) authorizes the taking of the actions giving rise to such events.
“Bankruptcy Code” means the United States Bankruptcy Code, 11 U.S.C. §§ 101 et. seq.
“Barrel” means forty-two (42) net U.S. gallons, measured at 60° F.
“Blendstock Product Groups” means, collectively, the following Product Groups: (i) East Coast Higher Value Gasoline Blendstocks, (ii) East Coast Lower Value Gasoline Blendstocks, (iii) East Coast Higher Value Distillate Blendstocks, (iv) East Coast Lower Value Distillate Blendstocks, (v) Gulf Coast Higher Value Gasoline Blendstocks, (vi) Gulf Coast Lower Value Gasoline Blendstocks, (vii) Gulf Coast Higher Value Distillate Blendstocks and (viii) Gulf Coast Lower Value Distillate Blendstocks.

“Brent Benchmark Amount” means, as of any date of determination, the quoted per Barrel amount, measured by calculating the arithmetic average of the closing settlement quotation(s) of the first nearby Intercontinental Exchange ICE Brent Crude futures contract published in USD per Barrel for each Business Day from the tenth (10th) Business Day through the fifteenth (15th) Business Day, inclusive, of each calendar month with such result being rounded to two (2) decimal points and expressed in USD per Barrel; provided that, the initial Brent Benchmark Amount shall be determined by Aron pursuant to Section 12.7 for the Scheduled Price Adjustment Month of November 2021.
“Brent Based Applicable Percentage” means, as of the date of determination, either (a) if the Brent Benchmark Amount as of the applicable Scheduled Price Adjustment Month is greater than $[_] per Barrel, [_]%, or (b) if the Brent Benchmark Amount as of the applicable Scheduled Price Adjustment Month is less than or equal to $[_] per Barrel, [_]%.
“Business Day” means a day on which banks are open for general commercial business in New York, New York; provided, however, that, solely for purposes of any pricing calculations or other purposes requiring quotes published by the NYMEX or the Intercontinental Exchange, “Business Day” means any day on which the NYMEX or the Intercontinental Exchange, as applicable, is open for trading.
“Change in Law” means the occurrence, after the Third Restatement Effective Date, of any of the following: (i) the adoption or taking into effect of any Applicable Law, (ii) any change in Applicable Law or in the administration, interpretation or application thereof by any Governmental Authority or (iii) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder issued in connection therewith or in implementation thereof and (b) all requests, rules, guidelines and directives promulgated pursuant to Basel III by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities shall not be deemed to be a “Change in Law,” regardless of the date enacted, adopted, issued or implemented.
“Change in Law Notice” has the meaning specified in Section 27.1.
“Change in Tax Law Notice” has the meaning specified in Section 27.2.
“Change of Control” shall be deemed to have occurred upon:
(a) PBFH at any time ceases to own, directly or indirectly, 100% of the Equity Interests in (i) PRC, (ii) TRC, (iii) DCRC or (iv) solely during any CRC Joinder Period, CRC, other than a sale of TRC expressly permitted pursuant to Section 6.06(a) of the Revolving Credit Agreement (as in effect as of the Third Restatement Effective

Date); provided, however, that a Change of Control will not occur in the event of a disposition of 100% of the Equity Interests in any of PRC, TRC, DCRC or (during any CRC Joinder Period) CRC that is permitted under the Revolving Credit Agreement, and no later than contemporaneously with the consummation of such disposition, the obligations of the applicable Transaction Entity under Section 3.8 shall have been complied with (including, without limitation, the payment in full by the applicable Transaction Entity to Aron of the applicable Step-out Amount with respect to all Aron Inventory located in situ in the applicable Included Locations on the applicable Step-out Date); provided that, in the case of such disposition, (v) the Transaction Entity whose Equity Interests are so disposed of shall cease to be a “Transaction Entity” under this Agreement at the time provided for in the second proviso in Section 3.8.1, (w) before and after giving effect to such disposition, this Agreement and the other Transaction Documents shall remain in full force and effect as to the other parties thereto, (x) in the case of PRC, DCRC or CRC (solely during any CRC Joinder Period) as applicable, the Parties shall have agreed to amendments to Schedule A and Schedule B to reflect the removal of the applicable Products and applicable Included Locations in connection with the purchase by such Transaction Entity and sale by Aron of such Products (it being agreed and acknowledged by the Parties that none of the Minimum Inventories, Maximum Inventories or any other economic-related provisions set forth in this Agreement or any Schedule thereto shall be amended or modified in connection with such disposition), (y) the Transaction Entities shall have provided at least thirty (30) days’ prior written notice to Aron of such disposition and the expected date of the applicable Step-out Date for such disposition and (z) in the case of PRC, DCRC or CRC (solely during any CRC Joinder Period), as applicable, in no event shall the applicable Step-out Date relating to such disposition occur on a date other than the last Business Day of any month;
(b) the occurrence of both (A) the consummation of any transaction (including any merger or consolidation) the result of which is that any “person” (as such term is used in Section 13(d)(3) of the Exchange Act), other than one or more of the Permitted Holders, becomes the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Stock of PBFH or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of PBFH and (B) during any period of two consecutive years, individuals who at the beginning of such period constituted the Board of Directors of PBFH (together with any new directors whose election to such Board of Directors or whose nomination for election was approved by a vote of a majority of the members of the Board of Directors of PBFH, which members comprising such majority are then still in office and were either directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason to constitute a majority of the Board of Directors of PBFH; or

(c) the consummation of a change of control under any Material Indebtedness; provided, however, that a transaction in which PBFH becomes a Subsidiary of another person (other than a person that is an individual) shall not constitute a Change in Control if (i) the members of PBFH immediately prior to such transaction become the “beneficial owner” (as such term is defined in Rule 13d-3 and Rule 13d-5 under the Exchange Act), directly or indirectly through one or more intermediaries, of more than 50% of the voting power of the outstanding Voting Stock of PBFH or any of its direct or indirect parent companies holding directly or indirectly 100% of the total voting power of the Voting Stock of PBFH.
“Commencement Date” means 12:00:01 a.m. EPT on July 2, 2013.
“Confidential Information” has the meaning specified in Section 26.1.
“Confidentiality Agreement” has the meaning specified in Section 26.1.
“Consequential Steps” has the meaning specified in Section 27.1.
“Consequential Tax Steps” has the meaning specified in Section 27.2.
“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a person, whether through the ownership of voting securities, by contract or otherwise, and the terms “Controlling” and “Controlled” shall have meanings correlative thereto.
“Controlled Investment Affiliate” shall mean, as to any person, any other person which directly or indirectly is in Control of, is Controlled by, or is under common Control with, such person and is organized by such person (or any person Controlling such person) primarily for making equity or debt investments in PBFH or other portfolio companies.
“Corresponding Futures” means, for any Extended Roll Period designated by the applicable Transaction Entity or otherwise established relating to an Extended Roll Differential pursuant to the provisions of Schedule F prior to the Step-out Date that ends after the Step-out Date (in the case of an early termination of this Agreement under Section 3.8.4(v)) or the Early Termination Date (in the case of a termination of this Agreement addressed under Section 18), “M2” (as defined in Schedule F) relating to the Extended Roll Differential (as established and agreed to by the Parties pursuant to the procedures set forth on Schedule F and as defined therein) for such Extended Roll Period; provided that if more than one such Extended Roll Period relating to an Extended Roll Differential for a particular Product Group ends on the same date, then for purposes of this definition and the calculation of Specified Unwind Costs, such Extended Roll Periods (and the Product Group volumes related thereto) shall be aggregated into a single Extended Roll Period (and aggregate Product Group volume) to which the same Corresponding Futures relate.

“CRC Included Locations” means (a) any of the Tanks listed on Schedule B for which the applicable “Facility” is the “CRC Refinery”, which are located at or around 500 West Saint Bernard Hwy, Chalmette, Louisiana 70043 and (b) any other storage location at the CRC Refinery that the Parties hereafter mutually agree shall be an Included Location pursuant to Section 5 (in each case, as updated by the Parties from time to time).
“CRC Joinder Agreement” means an agreement in the form attached hereto as Exhibit 7.
“CRC Joinder Effective Date” has the meaning specified in Section 2.10.
“CRC Joinder Notice” has the meaning specified in Section 2.10.1.
“CRC Joinder Period” has the meaning specified in Section 2.10.
“CRC Products” means, as of any date of determination, any Products held in CRC Included Locations.
“CRC Refinery” has the meaning specified in the recitals hereto.
“CRC Release Agreement” means an agreement in the form attached hereto as Exhibit 9.
“CRC Release Date” has the meaning specified in Section 2.11.
“CRC Release Notice” has the meaning specified in Section 2.11.1.
“CRC Step-In Bill of Sale” means an agreement substantially in the form attached hereto as Exhibit 2 in form and substance acceptable to Aron.
“CRC Step-out Bill of Sale” means an agreement substantially in the form attached hereto as Exhibit 3 in form and substance acceptable to Aron.
“Credit Agreement” means, with respect to any person that is a Transaction Entity, (i) any present or future material extension of credit for borrowed money, credit facility, guaranty, loan or indenture to or for such Transaction Entity, (ii) any material obligation of such Transaction Entity (whether present or future, contingent or otherwise, as principal or surety or otherwise) in respect of borrowed money, or any guaranty of such Transaction Entity’s obligations with any bank, financial or lending institution, bond or note issuer, indenture trustee, guarantor, underwriter or any other similar person, in each case, in respect of indebtedness for borrowed money in an outstanding amount in excess of $60,000,000 and (iii) the Revolving Credit Agreement and any Revolving Loan Permitted Refinancing Facility.
“Credit Enhancement” means any credit enhancement or credit support arrangement in support of the obligations of Aron under or with respect to this Agreement, the Step-

in Bill of Sale, the Step-out Bill of Sale, the Supplemental Step-in Bill of Sale, any Supplemental Step-out Bill of Sale, any CRC Step-in Bill of Sale, any CRC Step-out Bill of Sale and the DCRC Step-out Bill of Sale, including any guarantee, collateral arrangement (including any pledge, charge, mortgage or other security interest in collateral or title transfer arrangement), trust or similar arrangement, letter of credit, transfer of margin or any similar arrangement.
“Crude Oil” means crude oil of any type or grade.
“Daily Net Volume” has the meaning specified in Section 12.1.1.
“Daily Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Daily Product Value” has the meaning specified in Section 12.1.2.
“Daily Report of Inventory Volumes” has the meaning specified in Section 6.3.
“DCRC Included Locations” means (a) any of the Tanks listed on Schedule B for which the applicable “Facility” is the “Delaware City Refinery” and (b) any other storage location at the DCRC Refinery that the Parties hereafter mutually agree shall be an Included Location pursuant to Section 5 (in each case, as updated by the Parties from time to time).
“DCRC Products” means, as of any date of determination, any Products held in DCRC Included Locations.
“DCRC Refinery” has the meaning specified in the recitals hereto.
“DCRC” has the meaning specified in the recitals hereto.
“DCRC Expiration Date” has the meaning specified in Section 3.10.
“DCRC Step-out Bill of Sale” means an agreement substantially in the form attached hereto as Exhibit 4 in form and substance acceptable to Aron.
“Default Interest Rate” means a per annum rate equal to the lesser of (i) LIBOR plus the sum of 2.00% per annum and the Applicable Margin and (ii) the maximum rate of interest per annum permitted by Applicable Law.
“Defaulting Party” has the meaning specified in Section 18.3.
“Delaware Tax Change in Law” has the meaning specified in Section 27.2.
“Designated Affiliate” means, (i) in the case of Aron: Goldman, Sachs & Co LLC and (ii) in the case of the Transaction Entities: PBFH and PBF.

“Early PRC Termination Fee” has the meaning specified in Schedule H.
“Early Termination Date” has the meaning specified in Section 18.3.3.
“East Coast Product Groups” means, collectively, (i) East Coast DCR Crude, (ii) East Coast PRC Crude, (iii) East Coast Finished Gasoline, (iv) East Coast Finished Diesel, (v) East Coast Finished Jet Fuel, (vi) East Coast Higher Value Gasoline Blendstocks, (vii) East Coast Lower Value Gasoline Blendstocks, (viii) East Coast Higher Value Distillate Blendstocks and (ix) East Coast Lower Value Distillate Blendstocks.
“Effective Date” means June 26, 2013.
“Environmental Law” means any law or policy, judicial or administrative interpretation thereof or any legally binding requirement that governs or purports to govern the protection of persons, natural resources or the environment (including the protection of ambient air, surface water, groundwater, land surface or subsurface strata, endangered species or wetlands), occupational health and safety and the manufacture, processing, distribution, use, generation, handling, treatment, storage, disposal, transportation, release or management of solid waste, industrial waste or hazardous substances or materials.
“EPA” means the United States Environmental Protection Agency.
“EPT” means Eastern Prevailing Time.
“Equity Interest” shall mean, with respect to any person, any and all shares, interests, participations or other equivalents, including membership interests (however designated, whether voting or nonvoting), of equity of such person, including, if such person is a partnership, partnership interests (whether general or limited) and any other interest or participation that confers on a person the right to receive a share of the profits and losses of, or distributions of property of, such partnership, whether outstanding on the date hereof or issued hereafter, but excluding debt securities convertible or exchangeable into such equity.
“Equity Investors” shall mean Sponsor, its Controlled Investment Affiliates (other than PBFH and its Subsidiaries) and one or more other investors (which other investors are reasonably satisfactory to Aron).
“Estimated DCRC Expiration Step-out Amount” has the meaning specified in Section 12.10.1.
“Estimated DCRC Step-out Product Amount” has the meaning specified in Section 12.9.1.1.
“Estimated East Coast Product Group Step-in Amount” has the meaning specified in Section 12.9.3.

“Estimated Initial Inventory” has the meaning specified in Section 3.1.
“Estimated Initial Inventory Purchase Value” has the meaning specified in Section 3.2.
“Estimated PRC Step-out Product Amount” has the meaning specified in Section 12.9.2.1.
“Estimated Step-in Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Estimated Step-out Amount” has the meaning specified in Section 3.8.5.
“Estimated Step-out Inventory” has the meaning specified in Section 3.8.2.
“Estimated Step-out Inventory Purchase Value” has the meaning specified in Section 3.8.2.
“Estimated Step-out Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Event of Default” means any of the events or circumstances specified as such in Section 18.1.
“Excess Inventory Level” means a Target Product Inventory designated by the applicable Transaction Entity for any Product Group as of the last day of any whole or partial month that exceeds the Maximum Inventory as set forth on Schedule E for such Product Group.
“Excess Quantities” means any quantities of the relevant Product Group that exceed the Maximum Inventory (as may be adjusted pursuant to Section 6.4) for such Product Group.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Excluded Taxes” means (i) any tax imposed on or measured by net profits or gross or net income (excluding, for the avoidance of doubt, any transaction taxes such as sales, use or similar taxes that are based upon gross revenues received only from the sale of Products pursuant to the terms and conditions of this Agreement, except for any Excluded Taxes of the type set forth in clause (ii)), (ii) any gross receipts tax pursuant to Title 30 of the Delaware Code as in effect from time to time, or any similar taxes such as any taxes imposed on or measured by gross earnings, gross receipts or similar taxes that are based upon gross receipts, gross earnings or gross revenues as set forth in Section 14.2; (iii) any tax measured by capital value or net worth, whether denominated as franchise taxes, doing business taxes, capital stock taxes or the like; (iv) business license or franchise taxes or registration fees; (v) any tax incurred by a Party for activities not required to be undertaken pursuant to the express terms and conditions of this Agreement; or (vi) in the case of Aron, any taxes imposed with respect to any transactions that are not Specified Transactions.
“Expiration Date” has the meaning specified in Section 2.1.
“Extended Roll Differential” has the meaning specified in Schedule F.
“Extended Roll Period” has the meaning specified in Schedule F.
“Extended Roll Volume” has the meaning specified in Schedule F.
“Facility” has the meaning specified in Section 9.7.1.
“Fee Letter” means that certain amended and restated letter agreement between Aron and PBFH, dated as of October [__], 2021, pursuant to which the Parties have set forth the amounts relating to certain fees payable hereunder.
“Final Inventory Quantity Report” has the meaning specified in Schedule D.
“Final Step-out Date” has the meaning specified in Section 3.8.1.
“Flow Date” has the meaning specified on Schedule I.
“Force Majeure Event” means any cause or event reasonably beyond the control of a Party, including fires, earthquakes, lightning, floods, explosions, storms, adverse weather, landslides and other acts of natural calamity or acts of God; navigational accidents or maritime peril; vessel damage or loss; strikes, grievances, actions by or among workers or lock-outs, whether or not such labor difficulty could be settled by acceding to any demands of any such labor group; accidents at, closing of or restrictions upon the use of mooring facilities, docks, ports, pipelines, harbors, railroads or other navigational or transportation mechanisms; disruption or breakdown of or explosions or accidents to wells, storage plants, refineries, terminals, machinery or other facilities; acts of war, hostilities (whether declared or undeclared), civil commotion, embargoes, blockades, terrorism, sabotage or acts of the public enemy; any act or omission of any Governmental Authority; good faith compliance with any order, request or directive of any Governmental Authority; curtailment, interference, failure or cessation of supplies reasonably beyond the control of a Party; or any other cause reasonably beyond the control of a Party, whether similar or dissimilar to those above and whether foreseeable or unforeseeable, which, by the exercise of due diligence, such Party could not have avoided or overcome.
“Forward Contract” has the meaning specified in Section 18.5.4.
“Forward Contract Settlement Amount” has the meaning specified in Section 18.5.3.
“Forward Contract Transaction” has the meaning specified in Section 18.5.3.

“GAAP” means generally accepted accounting principles in the United States applied on a consistent basis.
“Governmental Authority” means any federal, state or local governmental body, agency, instrumentality, authority or person established or controlled by a government or subdivision thereof, including any legislative, administrative or judicial body or any person purporting to act therefor, port authority or any stock or commodity exchange or similar self-regulatory body or supervisory authority having appropriate jurisdiction.
“Guarantor” means, (i) as to each Transaction Entity, TRC, and (ii) as to Aron, The Goldman Sachs Group, Inc.
“Guaranty” means (i) as to any Transaction Entity, that certain Amended and Restated Guaranty Agreement, dated as of the Third Restatement Effective Date, made by TRC in favor of Aron, and (ii) as to Aron, that certain Amended and Restated Guaranty, dated as of the Third Restatement Effective Date, made by The Goldman Sachs Group, Inc., in favor of the Transaction Entities.
“Hazardous Substances” means any explosive or radioactive substances or wastes and any toxic or hazardous substances, materials, wastes, contaminants or pollutants, including petroleum or petroleum distillates, asbestos or asbestos-containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances defined or listed as “hazardous substances,” “hazardous materials,” “hazardous wastes” or “toxic substances” (or similarly identified), regulated under or forming the basis for liability under any applicable Environmental Law.
“Historical Average Daily Product Inventory” means, for each Product Group, the average aggregate volume of Barrels of such Product Group held in all applicable Included Locations per day during the most recent ninety (90) days (or, if such date of calculation is less than ninety (90) days after the Third Restatement Effective Date, the period from the Third Restatement Effective Date to such date of calculation).
“ICE” means the U.S. and European futures exchanges operated by ICE Futures U.S., Inc. and ICE Futures Europe.
“Included Locations” means (i) the Tanks and (ii) any other storage location that the Parties hereafter mutually agree shall be an Included Location pursuant to Section 5 (as updated by the Parties from time to time).
“Indemnified Party” has the meaning specified in Section 19.3.
“Indemnifying Party” has the meaning specified in Section 19.3.
“Indentures” means, collectively, each of the (i) Indenture, dated as of May 13, 2020, among PBFH, PBF Finance Corporation, the Guarantors (as defined therein), Wilmington Trust, National Association, as trustee and collateral agent, under which

9.25% Senior Secured Notes due 2025 were issued, and the First Supplemental Indenture, dated as of December 21, 2020, among PBFH, PBF Finance Corporation, the Guarantors (as defined therein), Wilmington Trust, National Association, as trustee and collateral agent, under which 9.25% Senior Secured Notes due 2025 were issued (in each case, including any supplemental indenture entered into in connection therewith), (ii) Indenture, dated as of May 30, 2017, among PBFH, PBF Finance Corporation, the Guarantors (as defined therein), Wilmington Trust, National Association, as trustee and Deutsche Bank Trust Company Americas, as paying agent, registrar, transfer agent and authenticating agent, under which 7.25% Senior Unsecured Notes due 2025 were issued (including any supplemental indenture entered into in connection therewith) and (iii) Indenture, dated as of January 24, 2020, among PBFH, PBF Finance Corporation, the Guarantors (as defined therein), Wilmington Trust, National Association, as trustee and Deutsche Bank Trust Company Americas, as paying agent, registrar, transfer agent and authenticating agent, under which 6.00% Senior Unsecured Notes due 2028 were issued (including any supplemental indenture entered into in connection therewith).
“Independent Inspector” means a U.S. Customs & Border Protection bonded, ISO-accredited, independent person acceptable to the Parties that performs sampling, quality analysis and quantity determinations of the Products purchased by a Party under this Agreement; provided that any Independent Inspector that is acceptable to any Transaction Entity shall be deemed to be acceptable to each other Transaction Entity.
“Index Amount(s)” means, for any applicable day, week, month (or other relevant period) and with respect to a particular Product Group, the purchase value index, formula or benchmark set forth on and determined in accordance with Schedule C for such day, week, month (or other relevant period).
“Initial CRC Inventory” means the total volumes of Products located in situ in the CRC Included Locations to be sold by CRC to Aron pursuant to this Agreement as of the applicable CRC Joinder Effective Date as determined according to the methodology set forth in Schedule P.
“Initial Inventory” means, for each Product Group, the total volumes of Products in such Product Group located in situ in the Included Locations to be sold by DCRC and PBFH to Aron pursuant to this Agreement as of the Commencement Date (but not including any then-existing Excess Quantities).
“Initial Purchase True-Up Date” has the meaning specified in Section 3.6.
“Initial Term” has the meaning specified in Section 2.1.
“Intercreditor Agreement” means that certain Amended and Restated Intercreditor Agreement, dated as of October [__], 2021, by and among Aron, Bank of America, N.A. as Revolving Agent, PBFH, DCRC, PRC, CRC, Torrance Refining Company

LLC, Martinez Refining Company LLC, TRC and the other parties thereto (as amended, supplemented, amended and restated or otherwise modified from time to time).
“Interim Net Payment Amount” has the meaning specified in Section 12.1.3.
“Inventory Advance Rate” has the meaning specified on Schedule C-2.
“Inventory Intermediation Roll Fee” has the meaning specified on Schedule G.
“Inventory Volumes” has the meaning specified in Section 6.3.
“J. Aron Margin” has the meaning assigned to such term in the Intercreditor Agreement.
“Liabilities” means any and all claims, demands, suits, losses, expenses, damages, charges, fines, penalties, assessments, interest and costs of any kind (including reasonable out-of-pocket, documented attorneys’ fees, court costs and other disbursements), causes of action and liabilities of every type and character, including personal injury or death to any person or loss or damage to any personal or real property, and any liabilities directly or indirectly arising out of or related to any suit, proceeding, judgment, settlement or judicial or administrative order and any liabilities with respect to Environmental Laws.
“LIBOR” means, as of the date of any determination, the London Interbank Offered Rate for three-month U.S. dollar deposits appearing on Page 3750 of the Telerate screen (or any successor page) at approximately 11:00 a.m. (London time). If such rate does not appear on Page 3750 of the Telerate screen (or otherwise on such screen or its successor), LIBOR shall be determined by reference to such other comparable publicly available service for displaying eurodollar rates as the Parties, acting reasonably, select. LIBOR shall be established on the last LIBOR Day of a calendar quarter and shall be in effect for the following three months in the next calendar quarter. Notwithstanding the foregoing, if LIBOR, determined as provided above, would otherwise be less than 0% per annum, then LIBOR shall be deemed to be 0% per annum.
“LIBOR Day” means any day that is both a Business Day, and a day on which dealings in U.S. Dollar deposits are conducted by and between banks in the London interbank market.
“Lien” means any lien, pledge, mortgage, claim, charge, encumbrance or other security interest of any nature whatsoever that, in each case, secures any obligation of any person or any other agreement or arrangement having a substantially similar effect.
“Make-Whole Amount” has the meaning specified in Section 18.15.

“Margin Amount” means, as of any date of determination, the sum of, for all Product Groups, the amount resulting from the following multiplication in respect of each Product Group: the product of (i) the amount of all Inventory Volumes for such Product Group held in Included Locations that is used in connection with the statement delivered by Aron on such date pursuant to Section 12.1.3, multiplied by (ii) the Daily Product Benchmark for such Product Group that is used in connection with the statement delivered by Aron on such date pursuant to Section 12.1.3; provided that, for the avoidance of doubt, solely for this calculation, the Daily Product Benchmark shall not be inclusive of the applicable Inventory Advance Rate), multiplied by (iii) Brent Based Applicable Percentage.
“Material Adverse Change” means, (i) as to any Transaction Entity at the time of determination or its Guarantor, that Aron shall have reasonable grounds for insecurity with respect to such Transaction Entity’s ability to perform all of its current and future obligations (whether actual or contingent) under this Agreement or the other Transaction Documents or its Guarantor’s ability to perform all of its current and future obligations (whether actual or contingent) under its Guaranty and (ii) as to Aron or its Guarantor, that any Transaction Entity shall have reasonable grounds for insecurity with respect to Aron’s ability to perform all of its current and future obligations (whether actual or contingent) under this Agreement or the other Transaction Documents or its Guarantor’s ability to perform all of its current and future obligations (whether actual or contingent) under its Guaranty; provided, however, that none of the following shall constitute a “Material Adverse Change”: any condition, circumstance, event, change or effect or combination thereof (1) arising from or relating to changes of laws that are not specific to the business of any Transaction Entity or its Guarantor or Aron or its Guarantor, as applicable or markets in which any Transaction Entity or its Guarantor or Aron or its Guarantor, as applicable, operates; (2) arising from or relating to the transactions contemplated by this Agreement or the taking of any action in accordance with this Agreement; (3) arising from or relating to changes in economic, political or regulatory conditions generally affecting the U.S. economy as a whole, except to the extent such change has a disproportionate effect on the Transaction Entities or their Guarantor or Aron or its Guarantor, as applicable, relative to other industry participants; (4) arising from or relating to changes in financial, banking or securities markets generally affecting the U.S. economy as a whole (including any disruption of any of the foregoing markets, any change in currency exchange rates, any decline in the price of any security or any market index and any increased cost of capital or pricing related to any financing), except to the extent such change has a disproportionate effect on the Transaction Entities or their Guarantor or Aron or its Guarantor, as applicable, relative to other industry participants; and (5) arising from or relating to, or effects of, any seasonal fluctuations in the business of any Transaction Entity or its Guarantor, or Aron or its Guarantor, as applicable, except to the extent such change has a disproportionate effect on the Transaction Entities or their Guarantor or Aron or its Guarantor, as applicable, relative to other industry participants.

“Material Indebtedness” shall have the meaning specified in the Revolving Credit Agreement (as in effect as of the Third Restatement Effective Date).
“Maximum Inventory” means, for each Product Group, the aggregate number of barrels indicated on Schedule E (except as otherwise provided in Section 6.4).
“Minimum Inventory” means, for each Product Group, the aggregate number of barrels indicated on Schedule E.
“Minimum Surplus Availability Required Amount” means, as of any date of determination, an amount equal to the product of: (i) the Borrowing Base (as defined in the Revolving Credit Agreement) then in effect as of such date, multiplied by (ii) [_]%.
“Monthly Ending Product Inventory” means the aggregate volume of each Product Group, subject to any Maximum Inventory as applicable hereunder, owned by Aron and held in the Included Locations at 11:59:59 p.m. EPT on the last day of each whole or partial month during the Term, as determined by the applicable Transaction Entity as of such time pursuant to Section 6.3 with regard to the Products in the Included Locations, such aggregate volume being the volume of the Aron Inventory as of such time.
“Monthly Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Monthly True-Up Payment” has the meaning specified in Section 12.5.
“Monthly True-Up Statement” means a statement showing the net Monthly True‑Up Payment for the associated month, together with appropriate supporting documentation.
“MSCG” means Morgan Stanley Capital Group Inc. (or one of its Affiliates or its other designee).
“Non-Performing Party” means either the Affected Party or the Defaulting Party.
“NYMEX” means the New York Mercantile Exchange.
“Outside Activities” has the meaning specified in Section 17.4.
“Party” and “Parties” have the meanings specified in the recitals hereto.
“Payment Direction Letter” means that certain letter agreement dated as of the Effective Date regarding “Payment Direction Instruction Regarding Inventory Sale Agreement” by and among PBFH, MSCG and Aron.
“PBF” means PBF Energy Inc.

“PBFH” has the meaning specified in the recitals hereto.
“Performing Party” has the meaning specified in Section 18.2.
“Permitted Holders” shall mean each of (i) the Equity Investors and (ii) current and former members of management of PBFH (or its direct or indirect parent companies) who hold Equity Interests of PBFH (or any of its direct or indirect parent companies) and (iii) any group (within the meaning of Section 13(d)(3) or Section 14(d)(2) of the Exchange Act or any successor provision) of which any of the foregoing are members; provided, that, in the case of such group and without giving effect to the existence of such group or any other group, such Equity Investors and members of management, collectively, have beneficial ownership of more than 50% of the total voting power of the Voting Stock of PBFH or any of its direct or indirect parent companies. For purposes of this definition, a person shall not be deemed to have beneficial ownership of Equity Interests subject to a stock purchase agreement, merger agreement or similar agreement until the consummation of the transactions contemplated by such agreement.
“PRC” has the meaning specified in the recitals hereto.
“PRC Included Locations” means (a) any of the Tanks listed on Schedule B for which the applicable “Facility” is the “Paulsboro Refinery” and (b) any other storage location at the PRC Refinery that the Parties hereafter mutually agree shall be an Included Location pursuant to Section 5 (in each case, as updated by the Parties from time to time).
“PRC Products” means, as of any date of determination, any Products held in PRC Included Locations.
“PRC Refinery” has the meaning specified in the recitals hereto.
“Pre-Adjustment Date Period” has the meaning specified in Section 12.1.1.
“Post-Adjustment Date Period” has the meaning specified in Section 12.1.2.
“Price” means, for each Index Amount relating to a Product Group, the amount added to or subtracted from such Index Amount to determine the per Barrel purchase value of such Product Group. The Prices applicable during the Term, as shall be set forth on Schedule J, may be adjusted from time to time pursuant to Section 4.3.
“Price Adjustment Amount” has the meaning specified on Schedule N.
“Product Benchmarks” means, (a) as of any date of determination prior to the Adjustment Date, for each Product Group, the per Barrel purchase value for such Product Group that is equal to the sum of (i) the applicable Index Amount (in each case based on the reference pricing source listed on and determined in accordance with Schedule C) plus or minus (ii) the Price (if any) set forth with respect to each applicable Index Amount on Schedule J, which consist of: the purchase value to be used for purposes of Sections 3.2 and 12.9.3.1 (the “Estimated Step‑in Product Benchmark”), the purchase value to be used for purposes of Sections 3.5 and 12.9.3.3 and the definition of “Actual Maximum Step-in Value” (the “Actual Step-in Product Benchmark”), the purchase value to be used for purposes of Section 12.1.1 (the “Weekly Product Benchmark”), the purchase value to be used for purposes of Sections 12.1.2 and 12.10.1.1 (the “Daily Product Benchmark”), the purchase value to be used for purposes of Schedule G (the “Monthly Product Benchmark”), the purchase value to be used for purposes of Sections 3.8.2(i), 12.9.1.1 and 12.9.2.1 (the “Estimated Step-out Product Benchmark”), and the purchase value to be used for purposes of Sections 3.8.2(iii), 12.9.1.4 and 12.9.2.4 (the “Actual Step-out Product Benchmark”) and (b) as of any date of determination on or after the Adjustment Date, for each Product Group, the per Barrel purchase value for such Product Group that is equal to the product of (i) the applicable Inventory Advance Rate, multiplied by (ii) the amount equal to the sum of (x) the applicable Index Amount (in each case based on the reference pricing source listed on and determined in accordance with Schedule C) plus or minus (y) the Price (if any) set forth with respect to each applicable Index Amount on Schedule J, which consist of: the purchase value to be used for purposes of Sections 3.2 and 12.9.3.1 (the “Estimated Step‑in Product Benchmark”), the purchase value to be used for purposes of Sections 3.5 and 12.9.3.3 and the definition of “Actual Maximum Step-in Value” (the “Actual Step-in Product Benchmark”), the purchase value to be used for purposes of Section 12.1.1 (the “Weekly Product Benchmark”), the purchase value to be used for purposes of Sections 12.1.2 and 12.10.1.1 (the “Daily Product Benchmark”), the purchase value to be used for purposes of Schedule G (the “Monthly Product Benchmark”), the purchase value to be used for purposes of Sections 3.8.2(i), 12.9.1.1 and 12.9.2.1 (the “Estimated Step-out Product Benchmark”), and the purchase value to be used for purposes of Sections 3.8.2(iii), 12.9.1.4 and 12.9.2.4 (the “Actual Step-out Product Benchmark”).
“Product Group” means each of the “Product Groups” specified with respect to each applicable Product on Schedule A.
“Production Day” has the meaning specified on Schedule C.
“Production Week” has the meaning specified on Schedule C.
“Products” means Crude Oil, the refined products and Supplemental Products, in each case, specified on Schedule A.
“Reaffirmation Agreement” means an agreement in the form attached hereto as Exhibit 12.
“Refinance” means, in respect of any indebtedness or commitments to lend any indebtedness to any Transaction Entity (including any obligations in respect of the Revolving Credit Agreement), (i) such indebtedness or commitments (in whole or in part) as extended, renewed, defeased, refinanced, replaced, refunded or repaid and (ii)

any other indebtedness or commitments issued in exchange or replacement for or to refinance such indebtedness or commitments (in whole or in part), whether with the same or different lenders, arrangers and/or agents and whether with a larger or smaller aggregate principal amount and/or a longer or shorter maturity, in each case to the extent permitted under the terms of all of the Transaction Documents. “Refinanced” and “Refinancing” shall have correlative meanings.
“Refinery” means, individually or collectively, as the context may require, (i) the DCRC Refinery, (ii) the PRC Refinery and (iii) solely during any CRC Joinder Period, the CRC Refinery.
“Refinery Step-out Date” has the meaning specified in Section 3.8.1.
“Renewal Term” has the meaning specified in Section 2.2.
“Representatives” means a Party’s or any of its Affiliates’ directors, officers, employees, personnel, auditors, consultants, banks, financial advisors or legal advisors; provided that in no event shall (i) any Transaction Entity or any of its Affiliates, directors, officers, employees, personnel, auditors, consultants, banks, financial advisors or legal advisors be deemed to be Representatives of Aron for purposes of this Agreement or any other Transaction Document or (ii) Aron or any of its Affiliates, directors, officers, employees, personnel, auditors, consultants, banks, financial advisors or legal advisors be deemed to be Representatives of any Transaction Entity for purposes of this Agreement or any other Transaction Document.
“Required Permits” means any license authorization, certification, filing, recording, permit, waiver, exception, variance, franchise, order or other approval with or of any governmental authority pertaining or relating to the operation of each Refinery or the Tanks.
“Required Storage Arrangements” mean such designations and other binding contractual arrangements pursuant to which the applicable Transaction Entity shall provide Aron with such Transaction Entity’s (and/or its Affiliates’) full right to use the third-party storage tanks and related facilities covered by such contractual arrangements in the event any other third-party locations are added as Included Locations pursuant to Section 5, including the Supplemental Included Location Storage Agreement.
“Revolving Credit Agreement” means that certain Senior Secured Revolving Credit Agreement, dated as of May 2, 2018, by and among PBFH, DCRC, TRC and PRC as Borrowers and the other parties thereto (as amended by that certain First Amendment to Senior Secured Revolving Credit Agreement, dated as of February 18, 2020, as further amended by that certain Second Amendment to Senior Secured Revolving Credit Agreement, dated as of May 7, 2020, and as further amended, supplemented, amended and restated or otherwise modified or Refinanced from time to time). Unless otherwise specified herein, in the event that the Revolving Credit Agreement is terminated, cancelled, expired or otherwise no longer in full force and effect in the absence of a Refinancing thereof, all references to the “Revolving Credit Agreement” shall be deemed to mean the most recent agreement in effect as of the last day it was in full force and effect.
“Revolving Loan Documents” means “Loan Documents” as such term is defined in the Revolving Credit Agreement.
“Revolving Loan Permitted Refinancing Facility” means (i) indebtedness incurred to Refinance all of the Revolving Credit Agreement or (ii) any Refinancing of such indebtedness.
“Scheduled Price Adjustment Month” means with respect to each Product Group, each calendar month (except for the final month of the Term).
“SEC” means the Securities and Exchange Commission.
“Third Restatement Effective Date” means, assuming the due execution of this Agreement by each Party’s authorized representative, October [__], 2021 as of 12:00:01 a.m. EPT on such date.
“Senior Debt Ratings Benchmark Achievement” has the meaning specified in Section 12.8(e)(ii).
“Senior Debt Ratings Trigger Event” has the meaning specified in Section 12.8(b).
“Senior Notes” means collectively, the indebtedness subject to the Indentures.
“Senior Unsecured Indebtedness” means (i) the indebtedness in the form of (a) the 7.25% Senior Unsecured Notes due 2025 that were issued under that certain Indenture, dated as of May 30, 2017, among PBFH, PBF Finance Corporation, the Guarantors (as defined therein), Wilmington Trust, National Association, as trustee and Deutsche Bank Trust Company Americas, as paying agent, registrar, transfer agent and authenticating agent (including any supplemental indenture entered into in connection therewith) and (b) the 6.00% Senior Unsecured Notes due 2028 that were issued under that certain Indenture, dated as of January 24, 2020, among PBFH, PBF Finance Corporation, the Guarantors (as defined therein), Wilmington Trust, National Association, as trustee and Deutsche Bank Trust Company Americas, as paying agent, registrar, transfer agent and authenticating agent (including any supplemental indenture entered into in connection therewith), (ii) any other senior unsecured loans, senior unsecured notes or other similar indebtedness and/or other unsecured indebtedness that ranks at least pari passu in right of payment or priority with any of the indebtedness described in the foregoing clause (i) and any obligations under any Transaction Document and (iii) any Refinancing of any indebtedness described in the foregoing clauses that is unsecured and ranks at least pari passu in right of payment or priority with any of the indebtedness described in the foregoing clause (i) and any obligations under any Transaction Document.
“Services” means the (i) receipt into the Tanks of Products that are purchased by Aron at the inlet flange of a Tank, (ii) storage and handling of the Aron Inventory, (iii) withdrawal of Aron Inventory from the Tanks for sale at the outlet flange of a Tank, (iv) gauging of Aron Inventory, (v) accounting for and providing reports with respect to Aron Inventory and customary record keeping, each in accordance with the Transaction Entities’ existing accounting and reporting procedures and (vi) all other ancillary services, as more fully described in Section 9.
“Settlement Amount” has the meaning specified in Section 18.5.1.
“Setup Fee Rate” has the meaning specified in the Fee Letter.
“Specified Acquisition” means any acquisition (including, without limitation, any Permitted Acquisition (as defined in the Revolving Credit Agreement (as in effect as of the Third Restatement Effective Date))) or other investment, in each case, permitted under the Revolving Credit Agreement (as in effect as of the Third Restatement Effective Date).
“Specified Agreement” means that certain Agreement, dated as of the Third Restatement Effective Date, made by the Specified Subsidiaries in favor of Aron (as amended, supplemented, amended and restated or otherwise modified from time to time).
“Specified Early Expiration Fee” has the meaning specified in Schedule H.
“Specified Fees” means, collectively, each of fees set forth on Schedule H.
“Specified Indebtedness” means: the (i) obligations described in clauses (a), (b) and (f) (but only with respect to such clause (f) for obligations of third parties that are not Affiliates of the Transaction Entities and are secured as described in such clause (f)), in each case (x) as set forth in the such clauses in the definition of “Indebtedness” in the Revolving Credit Agreement (as in effect as of the Third Restatement Effective Date); and (ii) reimbursement obligations in respect of letters of credit, letters of guaranty, bankers’ acceptable and similar instruments; provided, however, that Specified Indebtedness shall not include in any event (i) Indebtedness (as defined in the Revolving Credit Agreement (as in effect as of the Third Restatement Effective Date)) and other obligations incurred in connection with the Specified Acquisition in an amount not to exceed $600 million of principal at any time outstanding plus interest, fees and other obligations and Liabilities with respect thereto, and (iii) any reimbursement obligations relating to letters of credit (w) used in the ordinary course in connection with the purchase or financing of hydrocarbon assets (including feedstocks) or the transportation thereof, (x) used in connection with any hedging obligations (including commodities, currency and/or interest rate hedges) incurred in the ordinary course of business, (y) used in connection with self-insurance obligations, insurance premiums, workers’ compensation, unemployment insurance, performance of surety bonds, bankers’ acceptances, or the satisfaction of applicable legal or regulatory requirements (including in respect of environmental and other regulatory obligations, to secure the performance of tenders, statutory obligations, surety, stay, customs and appeal bonds, statutory bonds, bids, leases, government contracts, trade contracts, or to secure liability for premiums to insurance brokers, carriers or insurance companies or (z) additional obligations incurred in the ordinary course of business in an amount not to exceed $100,000,000 of the face value of any such reimbursement obligations at any time outstanding.
“Specified Period” has the meaning specified on Schedule F.
“Specified PRC Early Termination Fee” has the meaning specified in Schedule H.
“Specified Subsidiaries” has the meaning specified in the Specified Agreement.
“Specified Transaction” means (i) any transaction entered into by and between (a) Aron (or any of its Designated Affiliates) and (b) DCRC, PRC or, solely during any CRC Joinder Period, CRC (or any of their Designated Affiliates) (x) which is a rate swap transaction, swap option, basis swap, forward rate transaction, commodity swap, commodity option, commodity spot transaction, equity or equity index swap, equity or equity index option, bond option, interest rate option, foreign exchange transaction, cap transaction, floor transaction, collar transaction, currency swap transaction, cross-currency rate swap transaction, currency option, weather swap, weather derivative, weather option, credit protection transaction, credit swap, credit default swap, credit default option, total return swap, credit spread transaction, repurchase transaction, reverse repurchase transaction, buy/sell-back transaction, exchange transaction, securities lending transaction or forward purchase or sale of a security, commodity or other financial instrument or interest (including any option with respect to any of these transactions) or (y) which is a type of transaction that is similar to any transaction referred to in clause (x) that is currently, or in the future becomes, recurrently entered into in the financial markets (including terms and conditions incorporated by reference in such agreement) and that is a forward, swap, future, option or other derivative on one or more rates, currencies, commodities, equity securities or other equity instruments, debt securities or other debt instruments or economic indices or measures of economic risk or value, (ii) any transaction entered into by and between (a) Aron (or any of its Designated Affiliates) and (b) DCRC, PRC or, solely during any CRC Joinder Period, CRC (or any of their Designated Affiliates) of any kind, and the related confirmations, which are subject to the terms and conditions of, or are governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc. or any other similar form of master agreement and (iii) any combination of the foregoing transactions; provided that neither the Forward Contract nor any Forward Contract Transaction shall constitute a Specified Transaction.

“Specified Transaction Close-Out Amount” has the meaning specified in Section 18.4.
“Specified Unwind Costs” means, with respect to any Corresponding Futures and any early termination of this Agreement addressed under Sections 3.8 or 18, an amount (which may be positive or negative) equal to the aggregate outstanding Extended Roll Volumes related thereto, multiplied by the result of the following calculation:
(A) (i) in the case of an early termination or expiration of this Agreement addressed under Section 3.8, the simple average of the prices at which such Corresponding Futures can be purchased on NYMEX or ICE (as appropriate) and unwound, determined by Aron in a commercially reasonable manner, determined over the same pricing days as are used to calculate the Actual Step-out Product Benchmark for purposes of the other components of the relevant Step-out Amount (with such Corresponding Futures purchased ratably over the pricing days, based on the associated Extended Roll Volumes) and (ii) in the case of an early termination of this Agreement addressed under Section 18, the average price at which such Corresponding Futures can then be bought and unwound as determined by Aron in a commercially reasonable manner, using then-available prevailing prices quoted in the futures, forwards and swaps markets determined over a commercially reasonable number of pricing dates (with such Corresponding Futures purchased ratably over the pricing days, based on the associated Extended Roll Volumes), with the amount determined under the foregoing clauses (i) or (ii), as applicable; minus
(B) the simple average of the Actual Step-out Product Benchmark for the Product Group applicable to such Corresponding Futures (except that any related Price otherwise used for purposes of such Product Benchmark shall equal zero) determined over same pricing days as used in clauses (A)(i) or (A)(ii) above, as applicable;
provided that such amount shall be discounted to its net present value from the “True Up Date” set forth on Schedule I that would otherwise have applied (absent the early termination) to the Extended Roll Period for such Corresponding Futures to the “True Up Date” applicable to a monthly period ending on the applicable Step-out Date or the Early Termination Date (and the discount rate to be used in the net present value calculation shall be equal to LIBOR, plus the Applicable Margin);
provided, further, that (1) the foregoing calculations referred to in this definition shall each be determined in a commercially reasonable manner and (2) notwithstanding the foregoing, in lieu of determining any Specified Unwind Costs pursuant to this definition where used in this Agreement, to the extent practicable and if mutually agreed to by the Parties, the Parties shall use commercially reasonable efforts to permit a Transaction Entity to assume any positions established pursuant to Schedule F with respect to the relevant Corresponding Futures upon commercially reasonable terms.

“Sponsor” shall mean First Reserve Corporation, the Blackstone Group, and each of their respective Affiliates.
“Step-in Bill of Sale” means, collectively, that certain (i) Bill of Sale, dated as of July 2, 2013, by PBFH and DCRC to Aron relating to the Initial Inventory (as defined therein), (ii) Bill of Sale, dated as of March 29, 2019, by PBFH and DCRC to Aron relating to the Initial Supplemental Inventory (as defined therein) and (iii) Bill of Sale, dated as of July 2, 2013, by PBFH and PRC to Aron relating to the Initial Inventory (as defined therein).
“Step-in Targets” means the Target Product Inventory for the aggregate volumes of Products in each East Coast Product Group that the Transaction Entities expect to be held in the DCRC Included Locations and the PRC Included Locations, in each case, as of December 1, 2021.
“Step-out Amount” has the meaning specified in Section 3.8.4.
“Step-out Bill of Sale” means a document substantially in the form attached hereto as Exhibit 1.
“Step-out Date” has the meaning specified in Section 3.8.1.
“Step-out Inventory” has the meaning specified in Section 3.8.2.
“Step-out Reconciliation Statement” has the meaning specified in Section 3.8.6.
“Subsidiary” shall mean, with respect to any person (the “parent”) at any date, (i) any person the accounts of which would be consolidated with those of the parent in the parent’s consolidated financial statements if such financial statements were prepared in accordance with GAAP as of such date, (ii) any other corporation, limited liability company, association or other business entity of which securities or other ownership interests representing more than 50% of the voting power of all Equity Interests entitled (without regard to the occurrence of any contingency) to vote in the election of the board of directors (or similar governing body) thereof are, as of such date, owned, Controlled or held by the parent and/or one or more subsidiaries of the parent, (iii) any partnership (a) the sole general partner or the managing general partner of which is the parent and/or one or more subsidiaries of the parent or (b) the only general partners of which are the parent and/or one or more subsidiaries of the parent and (iv) any other person that is otherwise Controlled by the parent and/or one or more subsidiaries of the parent.
“Supplemental Amendment Effective Date” means March 29, 2019 as of 12:00:01 a.m. EPT on such date.

“Supplemental Included Location” means the “PBF Logistics Paulsboro Terminal” located at 4 Paradise Road, Paulsboro, New Jersey, which was added as an Included Location effective as of the Supplemental Amendment Effective Date.
“Supplemental Included Location Storage Agreement” means the Terminal Storage Agreement, dated as of January 1, 2019, between CPI Operations LLC and PBFH.
“Supplemental Product Group” means any Product Group specified as such on Schedule A, for which the applicable Products are Supplemental Products.
“Supplemental Products” means such Products designated as “Supplemental Products” on Schedule A.
“Supplemental Release Date” has the meaning specified in Section 3.11.
“Supplemental Step-in Bill of Sale” means a bill of sale, substantially similar in form and substance to the Step-in Bill of Sale, transferring to Aron all of DCRC’s and PBFH’s right, title and interest in and to the Supplemental Product volumes held at the Supplemental Included Location effective on the Supplemental Amendment Effective Date.
“Supplemental Step-out Bill of Sale” means an agreement substantially in the form attached hereto as Exhibit 5 in form and substance acceptable to Aron.
“Surplus Availability” means, as of any date of determination, an amount equal to the sum of (i) the Borrowing Availability (as defined in the Revolving Credit Agreement) as of such date, plus (ii) the aggregate amounts of cash and Cash Equivalents (as defined in the Revolving Credit Agreement) held by PBF Holding Company LLC on a consolidated basis as of such date, in any case for purposes of this clause (ii), without duplication of any cash or Cash Equivalents (including any Reserves or Hedging Reserves (as such terms are defined in the Revolving Credit Agreement) that are included in the Borrowing Base (as defined in the Revolving Credit Agreement), but expressly including any cash or Cash Equivalents (as defined in the Revolving Credit Agreement) not included in the Borrowing Availability (as defined in the Revolving Credit Agreement) because the Borrowing Base would exceed the Revolving Commitments (as defined in the Revolving Credit Agreement).
“Surplus Availability Reinstatement” has the meaning specified in Section 12.8(e)(i).
“Surplus Availability Trigger Period” has the meaning specified in Section 12.8(a).
“Tanks” means each of the tanks located at the Refineries and made available to Aron pursuant to this Agreement as listed on Schedule B, which specifies the characteristics of each tank, as may be changed from time to time pursuant to Section 9.
“Target Cutoff Date” has the meaning specified on Schedule F.

“Target Product Inventory” means, for any whole or partial month during the Term, for each Product Group, an estimate of the aggregate quantities of such Product Group that the Transaction Entities expect to be held in the Included Locations as of the last day of such whole or partial month; provided that the aggregate amount of such estimate shall, for purposes of this Agreement only, not exceed the Maximum Inventory for such Product Group (as the same may be adjusted from time to time in accordance with the terms of Section 6.4); provided, further, that it is understood and agreed that the actual physical inventory of any Product, Product Group or all Products in the aggregate will not be subject to the Minimum Inventory or Maximum Inventory (or any other minimum or maximum amount) and may differ substantially from the amount of the Target Product Inventory.
“Tax Non-Affected Party” has the meaning specified in Section 27.2.
“Taxes” means any and all federal, state and local taxes, duties, fees and charges of every description, including all motor fuel, excise, gasoline, aviation fuel, special fuel, diesel, environmental, spill, sales and use, and ad valorem taxes, however designated, paid or incurred with respect to the purchase, storage, exchange, use, transportation, resale, importation or handling of the Products, and any interest or penalties thereon; provided, however, that “Taxes” does not include any Excluded Taxes.
“Term” means the Initial Term and the Renewal Term, if applicable.
“Termination Amount” has the meaning specified in Section 18.6.
“Termination Event” means an Event of Default or an Additional Termination Event.
“Total Daily Product Value” has the meaning specified in Section 12.1.2.
“Total Weekly Product Value” has the meaning specified in Section 12.1.1.
“Transaction Documents” means this Agreement, the Intercreditor Agreement, the Step-in Bill of Sale, the Step-out Bill of Sale, the Supplemental Step-in Bill of Sale, any Supplemental Step-out Bill of Sale, any CRC Step-in Bill of Sale, any CRC Step-out Bill of Sale, the DCRC Step-out Bill of Sale, any CRC Joinder Agreement, any CRC Release Agreement, the Fee Letter, the Guaranty, the Specified Agreement, the Required Storage Arrangements, and any confirmations or other writings or communications that document the sales of Products from any Transaction Entity to Aron or the sales of Products from Aron to any Transaction Entity.
“TRC” means Toledo Refining Company LLC.
“UCC” means the New York Uniform Commercial Code.
“Unpaid Amounts” means any amounts owed by Aron to the Transaction Entities or by the Transaction Entities to Aron, as applicable, under this Agreement that have not been paid as of the date of determination.

“USD LIBOR” means the London interbank offered rate for U.S. dollars.
“Volume Determination Procedures” means the applicable Transaction Entity’s ordinary procedures for determining the volume of Product held in any Tank at a designated time, including the use of daily tank gauging reports, meter readings and meter tickets (if applicable), other relevant Refinery measurements or facility measurements in use and/or any other method in accordance with Accepted Industry Practice.
“Voting Stock” shall mean, with respect to any person, any class or classes of Equity Interests pursuant to which the holders thereof have the general voting power under ordinary circumstances to elect at least a majority of the Board of Directors (or equivalent governing body) of such person.
“Weekly Net Volume” has the meaning specified in Section 12.1.1.
“Weekly Product Benchmark” has the meaning specified in the definition of “Product Benchmarks.”
“Weekly Product Value” has the meaning specified in Section 12.1.1.
1.2Interpretation. Unless the context otherwise requires or except where specifically stated otherwise, in this Agreement:
1.2.1words using the singular or plural number also include the plural or singular number, respectively;
1.2.2references to any Party shall be construed as a reference to such Party’s successors in interest and permitted assigns;
1.2.3references to a provision of Applicable Law or Applicable Laws are references to that provision or Applicable Laws generally, as may be amended, extended or re-enacted from time to time;
1.2.4references to “days,” “months” and “years” mean calendar days, months and years, respectively, and a “day” consists of the 24-hour period commencing at 12:00:00 a.m. EPT and ending on 11:59:59 EPT on that day;
1.2.5references to “dollars” or “$” mean U.S. dollars;
1.2.6the (i) volumes of record for purposes of this Agreement shall be in barrels (i.e., 42 net U.S. gallons, measured at 60° F) and (ii) prices of record for purposes of this Agreement shall be in dollars per barrel or dollars per gallon, as applicable;
1.2.7references to “Exhibits,” “Sections” and “Schedules” in this Agreement, or to a provision contained therein, shall be construed as references to the Exhibits,

Sections and Schedules of this Agreement, as may be amended, modified or supplemented from time to time in accordance with the terms hereof;
1.2.8References to any agreement or other document or to a provision contained in any of those shall be construed, at the particular time, as a reference to it as it may then have been amended, supplemented, modified, superseded, replaced, refinanced, assigned, novated and/or waived by the counterparties thereto in accordance with its terms from time to time;
1.2.9references to “assets” include present and future properties, revenues and rights of every description;
1.2.10references herein to “consent” mean, unless otherwise specified, the prior written consent of the Party at issue, which shall not be unreasonably withheld, delayed or conditioned;
1.2.11the terms “hereof,” “herein,” “hereby,” “hereto” and similar words refer to this entire Agreement and not any particular Exhibit, Section, subsection, Schedule or subdivision of this Agreement;
1.2.12the words “include” or “including” shall be deemed to be followed by “without limitation” or “but not limited to” whether or not they are followed by such phrases or words of like import;
1.2.13references to a “judgment” include any order, injunction, determination, award or other judicial or arbitral measure in any jurisdiction;
1.2.14the example calculations set forth in the Schedules hereto shall not be construed as creating any duty or obligation of the Parties; such examples are for illustrative purposes only and do not take precedence over any terms or conditions set forth in the remainder of this Agreement;
1.2.15references to “obligations” shall be construed to mean a Party’s prompt and complete performance of its covenants and obligations required pursuant to this Agreement;
1.2.16references to any “person” include any natural person, corporation, partnership, limited liability company, joint venture, trust or unincorporated organization, estate, association, partnership, statutory body, joint stock company or any other private entity or organization, Governmental Authority, court or any other legal entity, whether acting in an individual, fiduciary or other capacity;
1.2.17all references to this Agreement include the Forward Contract; and
1.2.18in the event that the financing under the Revolving Credit Agreement is Refinanced, all references to any term used herein that is given the meaning assigned to such term in the Revolving Credit Agreement (including any term incorporated by reference in the Revolving Credit Agreement) shall be deemed to have the meaning of such term or any similar term under the credit facility that so Refinances the indebtedness and/or commitments under the Revolving Credit Agreement.
1.3Unless otherwise expressly provided in any Transaction Document, if there is any ambiguity, inconsistency, discrepancy or conflict between this Agreement and any other Transaction Document, this Agreement shall govern and prevail (except if the ambiguity, inconsistency, discrepancy or conflict is with respect to the Intercreditor Agreement, in which case the Intercreditor Agreement will govern and prevail).
1.4Unless otherwise specified, in computing any period of time under this Agreement the day of the act, event or default from which such period begins to run shall be day “zero” and not included. If the last day of the period so computed is not a Business Day then, unless this Agreement provides otherwise, the period shall run until the end of the next Business Day.
1.5The provisions of this Agreement shall be construed in accordance with the natural meanings of their terms. The Parties agree that each has had the opportunity to review the terms and provisions of this Agreement with counsel of its choosing and to negotiate any desired changes or clarifications and that the terms of this Agreement will not be interpreted against one Party or any other Party on the ground that such Party drafted or revised a particular provision. Instead, in the event of any ambiguity, this Agreement will be interpreted in accordance with the intent of the Parties as evidenced by the Agreement, taken as a whole.
2.TERM & EARLY TERMINATION
2.1Initial Term. Subject to Section 2.9 below, this Agreement shall be effective as of the Third Restatement Effective Date. The Parties acknowledge and agree that (i) each of the Original Inventory Intermediation Agreements were entered into on August 29, 2019, (ii) the Commencement Date under each of the Original Inventory Intermediation Agreements occurred, (iii) the Inventory Volumes at the end of the Initial Term under and as defined in each of the Original Inventory Intermediation Agreements will carry over to the effective time of this Agreement, (iv) all conditions precedent and all other provisions related to the inception of the Original Inventory Intermediation Agreements, even if repeated in this Agreement, have previously been satisfied or waived, and (v) the Actual Setup Fee under and as defined in each of the Original Inventory Intermediation Agreements has been paid. This Agreement constitutes a continuation of the term of the Inventory Intermediation Agreements under the amended and restated terms hereof, which term shall continue from the Third Restatement Effective Date until the Expiration Date (the “Initial Term”); provided, however, that this Agreement is subject to earlier termination as provided in Sections 2.3, 2.5, 2.6 or 2.7. “Expiration Date” means December 31, 2024 at 11:59:59 p.m. EPT, except as provided in Section 2.5 or Section 2.6.

2.2Renewal Term. As of the expiration of the Initial Term, the Transaction Entities and Aron may, by mutual agreement and no less than 180 days prior to the expiration of the Initial Term, renew this Agreement for one additional one-year term until December 31, 2025 at 11:59:59 p.m. EPT (or such longer term as may be agreed to by the Transaction Entities and Aron) (the “Renewal Term”).
2.3Specified Early Expiration Rights. In addition to the termination rights in Section 2.7, the Transaction Entities may elect to terminate this Agreement, at their option and in their sole discretion, by providing written notice to Aron no later than June 30, 2023 of the Transaction Entities’ intent to terminate this Agreement, in which case (i) this Agreement shall terminate in its entirety at 11:59:59 p.m. EPT on December 29, 2023 (such date, the “Early Expiration Date”), (ii) the procedures set forth in Section 3.8 shall apply accordingly and (iii) the Specified Early Expiration Fee shall be due and payable by the Transaction Entities pursuant to Section 3.8.4(ii) as part of the Step-out Amount.
2.4[Reserved].
2.5In the event that a Revolving Loan Permitted Refinancing Facility with a final maturity date that is on or later than the Expiration Date is not entered into on or prior to October 31, 2022, (i) Aron may elect to cause an Expiration Date to occur on November 30, 2022 (which shall become the Step-out Date for all purposes of this Agreement) by providing written notice to the Transaction Entities on October 31, 2022 and (ii) the procedures set forth in Section 3.8 shall apply accordingly (provided, however, that, notwithstanding anything herein to the contrary, in connection with such election by Aron to cause such Expiration Date, no Specified Early Expiration Fee shall be due or payable by the Transaction Entities).
2.6In the event that (i) a Revolving Loan Permitted Refinancing Facility is entered into on or prior to October 31, 2022 (“Required 2022 ABL Refinancing”), but has a final maturity date that is earlier than June 30, 2025, and (ii) the Transaction Entities fail to cause a Revolving Loan Permitted Refinancing Facility (as a Refinancing of the Required 2022 ABL Refinancing) with a final maturity date that is on or later than June 30, 2025 to be entered into on or prior to May 31, 2024, then: (x) Aron may elect to cause an Expiration Date to occur on June 28, 2024 (which shall become the Step-out Date for all purposes of this Agreement) by providing written notice to the Transaction Entities on May 31, 2024 and (y) the procedures set forth in Section 3.8 shall apply accordingly (provided, however, that, notwithstanding anything herein to the contrary, in connection with such election by Aron to cause such Expiration Date, no Specified Early Expiration Fee shall be due or payable by the Transaction Entities).
2.7Termination Right Upon Aron Transaction. In addition to the termination rights in Sections 2.3, 2.5 and 2.6, if Aron (directly or indirectly) consolidates or amalgamates with, merges with or into or transfers all or substantially all of its assets to another person or any such consolidation, amalgamation, merger or transfer is consummated (other than as permitted in accordance with Section 23.2), then the Transaction Entities may, at their option and in their sole discretion, terminate this Agreement, without liability for any early termination fee or penalty, subject to the following terms and conditions: (i) the Transaction Entities shall use commercially reasonable efforts to give Aron at least 30 days’ prior notice of the effective date of such termination (unless Aron has given the Transaction Entities less than 60 days’ prior notice of such event, in which case such 30 days’ prior notice requirement shall not apply to the Transaction Entities); (ii) provided that Aron has given the Transaction Entities at least 60 days’ prior notice of such event, the Transaction Entities, in exercising such right, shall use commercially reasonable efforts to specify an early termination date that occurs at 11:59:59 EPT on the last day of a month; (iii) the Transaction Entities may exercise this right no later than 60 days after receiving notice of such event from Aron (but such right may not be exercised after the end of such 60 day period); and (iv) if the Transaction Entities exercise their early termination right under this Section 2.7, the termination procedures set forth in Section 3.8 shall apply as of the applicable termination date (provided, however, that, notwithstanding anything herein to the contrary, in connection with such termination no Specified Early Expiration Fee shall be due or payable by the Transaction Entities).
2.8Conditions to Commencement.
2.8.1Conditions to Obligations of Aron. The obligations of Aron contemplated by the Original Inventory Intermediation Agreements shall be subject to satisfaction by (i) DCRC and PBFH of the conditions precedent set forth in Section 2.6.1 of the Original DCRC Inventory Intermediation Agreement and (ii) PRC and PBFH of the conditions precedent set forth in Section 2.6.1 of the Original PRC Inventory Intermediation Agreement, in each case, on and as of the Commencement Date. The Parties acknowledge and agree that such conditions precedent have been satisfied as of the Commencement Date.
2.8.2Conditions to Obligations of DCRC, PRC and PBFH. The respective obligations of DCRC, PRC and PBFH contemplated by the Original Inventory Intermediation Agreements shall be subject to satisfaction by Aron of the conditions precedent set forth in (i) Section 2.6.2 of the Original PRC Inventory Intermediation Agreement and (ii) Section 2.6.2 of the Original DCRC Inventory Intermediation Agreement, in each case, on and as of the Commencement Date. The Parties acknowledge and agree that such conditions precedent have been satisfied as of the Commencement Date.
2.9Conditions to Third Restatement Effective Date. The obligations of Aron and the Transaction Entities contemplated by this Agreement and the effectiveness of this Agreement shall be subject to satisfaction by the Transaction Entities of the following conditions precedent on and as of the Third Restatement Effective Date:
2.9.1Aron shall have received from the Transaction Entities the duly executed Guaranty and the Specified Agreement, in each case, in form and substance satisfactory to Aron;

2.9.2Aron shall have received written confirmations satisfactory to Aron confirming that all Transaction Documents are in full force and effect;
2.9.3each Transaction Entity, its Guarantor and each Specified Subsidiary shall have delivered to Aron a certificate signed by an appropriate officer of such Transaction Entity, its Guarantor or such Specified Subsidiary, as applicable, certifying as to incumbency, due authorization, board approval (or similar governing body) and resolutions;
2.9.4the Transaction Entities shall have delivered to Aron an opinion of counsel, in form and substance satisfactory to Aron, covering such matters as Aron shall reasonably request in connection with the execution of this Agreement, including (without limitation): good standing; existence and due qualification; power and authority; due authorization and execution; enforceability; and no conflicts;
2.9.5[Reserved];
2.9.6To the extent required by Aron, updated and amended UCC financing statements shall have been prepared and filed, including the filing of precautionary UCC financing statements with respect to the Products; and
2.9.7Aron or any applicable third party (to the extent an invoice of such third party is provided to the Transaction Entities and subject to reimbursement by the Transaction Entities pursuant to the terms and conditions hereof) shall have received from the Transaction Entities payment of or reimbursement for all fees, costs, and expenses (including all reasonable attorneys’ fees and expenses) incurred by Aron in connection with the negotiation, preparation and execution of this Agreement and all other documents and transactions being executed in connection with the execution of this Agreement as required under Section 28.8.
2.10Conditions to CRC Joinder Effective Date. From time to time after the Third Restatement Effective Date, a “CRC Joinder Effective Date” shall be deemed to occur as of 12:01 a.m. EPT on the date on which the following conditions precedent shall have been satisfied; provided that, in no event shall (i) a CRC Joinder Effective Date be deemed to occur in accordance with this Section 2.10 more than six (6) times per calendar year and (ii) any CRC Joinder Effective Date occur on and as of a day other than the first Business Day of any month (and such period from any CRC Joinder Effective Date through and including the associated CRC Release Date, the “CRC Joinder Period”):
2.10.1at least 30 days prior to the proposed CRC Joinder Effective Date (or such shorter period as Aron may agree), Aron and the Revolving Agent (as defined in the Intercreditor Agreement) shall have received a written certificate from the Transaction Entities substantially in the form of Exhibit 6 (“CRC Joinder Notice”);
2.10.2the Transaction Entities shall have caused CRC to duly execute and deliver to Aron a CRC Joinder Agreement;
2.10.3CRC shall have duly executed and delivered the CRC Step-in Bill of Sale;
2.10.4Aron shall have received a duly executed and delivered a Reaffirmation Agreement from (a) the Guarantor of its obligations under the Transaction Entities’ Guaranty and (b) the Specified Subsidiaries of their obligations under the Specified Agreement;
2.10.5The Parties shall have agreed to amendments to Schedule A, Schedule B and Schedule R to reflect the addition of the CRC Products and CRC Included Locations as of such CRC Joinder Effective Date in connection with the purchase and sale of CRC Products contemplated by Schedule P and the CRC Step-in Bill of Sale, in each case, in accordance with the terms of Section 3.9.1 (and such schedules shall be automatically deemed to have been amended without further action of the Parties on the CRC Joinder Effective so long as all conditions precedent set forth in this Section 2.10 shall have been satisfied);
2.10.6CRC shall have delivered to Aron a certificate signed by the Secretary or an Assistant Secretary of CRC certifying or attaching, as applicable: (a) the incumbency and signatures of the officers of CRC authorized to execute and deliver this Agreement and any other documents executed and delivered by CRC in connection therewith, (b) the certificate of formation of CRC certified by the Secretary of State of the applicable State of formation, (c) the operating agreement of CRC, including any amendments or modifications thereto, certified by the Secretary of an Assistant Secretary of CRC as being true, complete and correct and in full force and effect on such CRC Joinder Effective Date, (d) the accuracy and completeness of the resolutions of CRC’s member, manager or board authorizing the execution, delivery and performance of this Agreement and any other documents executed and delivered by CRC in connection therewith and (e) certificates of existence (or the equivalent) issued by the applicable Secretary of State or equivalent office of the jurisdiction of formation of CRC;
2.10.7no later than 2:30 p.m. EPT on the Target Cutoff Date with respect to the month in which the proposed CRC Joinder Effective Date will occur, the Transaction Entities shall have delivered a written statement of the Target Product Inventory for each Product Group as of the last day of the month in which the proposed CRC Joinder Effective Date shall occur, which shall include all of the Initial CRC Inventory and the aggregate quantities of CRC Products the Transaction Entities expect to be held in the CRC Included

Locations as of the last day of such month (notwithstanding anything in Schedule F to the contrary);
2.10.8the initial Prices to be used for the Product Groups of CRC Products hereunder shall have been determined by the Parties in accordance with the terms of Section 4.3.1.2 (and Schedule J shall be automatically deemed to have been amended on such CRC Joinder Effective Date to reflect such initial Prices without further action of the Parties so long as all conditions precedent set forth in this Section 2.10 shall have been satisfied on such CRC Joinder Effective Date);
2.10.9(i) as a condition to the initial CRC Joinder Effective Date to occur hereunder and (ii) to the extent reasonably requested by Aron, as a condition to any other CRC Joinder Effective Date, in each case, the Transaction Entities shall have delivered to Aron customary opinions of the Transaction Entities’ counsel in form and substance reasonably satisfactory to Aron, covering the following matters: good standing, existence and due qualification, power and authority, due authorization and execution, enforceability, governmental approvals, Investment Company Act of 1940 and no conflicts;
2.10.10 all representations and warranties of the Transaction Entities contained herein shall be true and correct in all material respects on and as of such CRC Joinder Effective Date; provided that, for the avoidance of doubt, all representations and warranties contained herein shall also apply to, and be made with respect to, CRC on and as of such CRC Joinder Effective Date;
2.10.11 no default or any Termination Event under the Transaction Documents has occurred and is continuing on and as of (i) the date of Aron’s receipt of such CRC Joinder Notice and (ii) such CRC Joinder Effective Date, before and after giving effect to the transactions contemplated on such CRC Joinder Effective Date;
2.10.12 no action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened in writing, nor shall any order, judgment or decree have been issued by any Governmental Authority as of such CRC Joinder Effective Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by this Agreement;
2.10.13 neither any Refinery nor any of the Tanks shall have been affected adversely by any casualty loss or damage, whether or not covered by insurance, unless such loss or damage would not be a Material Adverse Change with respect to the usual, regular and ordinary operations of any Refinery or the provision of the Services;
2.10.14 to the extent not previously delivered to Aron in connection with a CRC Joinder Effective Date, the Transaction Entities shall have delivered to Aron (i)

all permits, licenses, certificates, approvals, authorizations and other documents required by any Governmental Authority necessary to permit the Transaction Entities to engage in the collection and remittance of any Taxes to such Governmental Authority, each of which is current and in full force and effect and set forth on Schedule O and (ii) insurance certificates that evidence the effectiveness of the insurance policies required of the Transaction Entities under Section 15 as of such CRC Joinder Effective Date;
2.10.15 no Force Majeure Event affecting the CRC Refinery, any CRC Included Locations or any CRC Products has occurred and is continuing on and as of (i) the date of Aron’s receipt of such CRC Joinder Notice and (ii) such CRC Joinder Effective Date, before and after giving effect to the transactions contemplated on such CRC Joinder Effective Date;
2.10.16 the Transaction Entities shall have delivered to Aron proper notification, exemption or resale certificates or direct pay permits as may be required pursuant to Section 14.1 in each case, consistent with past practice among the Parties or otherwise required in connection with any applicable Taxes;
2.10.17 the Transaction Entities (to the extent an invoice is provided to the Transaction Entities) shall have paid all fees, charges and disbursements of counsel for Aron reimbursable pursuant to the terms and conditions hereof, in connection with the preparation, review, negotiation, execution and/or delivery of any agreements or documents in connection with or relating to the satisfaction of the conditions precedent set forth in this Section 2.10 and the occurrence of such CRC Joinder Effective Date; and
2.10.18the Transaction Entities shall have delivered to Aron evidence that the Transaction Entities have provided to the Revolving Agent (as defined in the Intercreditor Agreement) all written notices required to be delivered under Section 2.3(c) of the Intercreditor Agreement in connection with such CRC Joinder Effective Date.
2.11Conditions to CRC Release Date. From time to time during the continuation of any CRC Joinder Period, a “CRC Release Date” shall be deemed to occur as of 12:01 a.m. EPT on the date on which the following conditions precedent have been satisfied; provided that, in no event shall (i) a CRC Release Date be deemed to occur in accordance with this Section 2.11 more than six (6) times per calendar year and (ii) a CRC Release Date occur on and as of a day other than the last Business Day of any calendar month:
2.11.1at least 30 days prior to the proposed CRC Release Date (or such shorter period as Aron may agree), Aron and the Revolving Agent (as defined in the Intercreditor Agreement) shall have received a written certificate from the Transaction Entities substantially in the form of Exhibit 8 (“CRC Release Notice”);

2.11.2CRC shall have duly executed and delivered to Aron a CRC Release Agreement;
2.11.3CRC shall have duly executed and delivered to Aron the CRC Step-out Bill of Sale;
2.11.4the Parties shall have agreed to amendments to Schedule A, Schedule B and Schedule R,to reflect the removal of CRC Products and CRC Included Locations as of such CRC Release Date in connection with the purchase and sale of CRC Products contemplated by Schedule P and the CRC Step-out Bill of Sale, in each case, in accordance with the terms of Section 3.9.2 (and such schedules shall be automatically deemed to have been amended on such CRC Release Date without further action of the Parties so long as all conditions precedent set forth in this Section 2.11 shall have been satisfied on such CRC Release Date);
2.11.5 the Transaction Entities shall have paid Aron the Estimated CRC Step-out Amount (as defined in Schedule P) that is due and payable on such CRC Release Date in accordance with the terms of Schedule P;
2.11.6 [Reserved];
2.11.7 no Event of Default or any Termination Event under the Transaction Documents has occurred and is continuing on and as of (i) the date of Aron’s receipt of such CRC Release Notice and (ii) such CRC Release Date, before and after giving effect to the transactions contemplated on such CRC Release Date;
2.11.8 no action or proceeding shall have been instituted nor shall any action by a Governmental Authority be threatened in writing, nor shall any order, judgment or decree have been issued by any Governmental Authority as of such CRC Release Date to set aside, restrain, enjoin or prevent the transactions and performance of the obligations contemplated by this Agreement;
2.11.9 the Transaction Entities (to the extent an invoice is provided to the Transaction Entities) shall have paid all fees, charges and disbursements of counsel, reimbursable pursuant to the terms and conditions hereof, for Aron in connection with the preparation, review, negotiation, execution and/or delivery of any agreements or documents in connection with or relating to the satisfaction of the conditions precedent set forth in this Section 2.11 and the occurrence of such CRC Release Date; and
2.11.10the Transaction Entities shall have delivered to Aron evidence that the Transaction Entities have provided to the Revolving Agent (as defined in the Intercreditor Agreement) all written notices required to be delivered under

Section 2.3(c) of the Intercreditor Agreement in connection with such CRC Release Date.
2.12Status of Original Inventory Intermediation Agreements. The Parties acknowledge and agree that, while this Agreement is a continuation (and not a novation) of each Original Inventory Intermediation Agreement, from and after the Third Restatement Effective Date, the terms and conditions of each Original Inventory Intermediation Agreement shall be amended and restated, and superseded, in their entirety as set forth herein without any further action by any person.
2.13Applicability of Schedules. Subject to the terms and conditions of this Agreement, for all purposes of this Agreement and any other Transaction Document: (i) with respect to the period from the Third Restatement Effective Date to the Adjustment Date, Schedule C shall mean Schedule C-1 hereto, and Schedule G shall mean Schedule G-1 hereto, and (ii) with respect to the period from the Adjustment Date to the Expiration Date, Schedule C shall mean Schedule C-2 hereto, and Schedule G shall mean Schedule G-2 hereto.
3.SALE OF INITIAL INVENTORY AND REPURCHASE OF ENDING INVENTORY
3.1Estimated Initial Inventory (Estimated Step-in Inventory). On Thursday, June 27, 2013, DCRC and PBFH shall prepare their good faith estimate of the Initial Inventory to be sold by DCRC and PBFH to Aron hereunder as of the Commencement Date (the “Estimated Initial Inventory”) based on the volumes held in the Included Locations as of 11:59:59 p.m. EPT on Wednesday, June 26, 2013, and shall deliver a written statement thereof to Aron by 5:00:00 p.m. EPT on Thursday, June 27, 2013.
3.2Initial Purchase (Initial Step-in Purchase). On the Commencement Date, and subject to satisfaction of the conditions set forth in Section 2.6.1 of the Original DCRC Inventory Intermediation Agreement, Aron agrees to purchase the Initial Inventory from DCRC and PBFH, subject to Section 3.5, based on the sum of, for each Product Group, the product of (a) the Estimated Step-in Product Benchmark applicable to each Product Group and (b) the Estimated Initial Inventory (based on the statement delivered by DCRC and PBFH) (the “Estimated Initial Inventory Purchase Value”).
3.3Payment for Estimated Initial Inventory (Initial Step-in Payment). Promptly after the opening of financial markets in New York, New York on the Commencement Date, and subject to satisfaction of the conditions set forth in Section 2.6.1 of the Original DCRC Inventory Intermediation Agreement, Aron shall pay 100% of the Estimated Initial Inventory Purchase Value to DCRC and PBFH by wire transfer of immediately available funds; provided, however, that DCR may, at its election, direct that all or a portion of the Estimated Initial Inventory Purchase Value be paid to MSCG on DCRC’s and PBFH’s behalf in accordance with the Payment Direction Letter, and the Parties agree to use commercially reasonable efforts to coordinate the respective timing of payments made pursuant to the Payment Direction Letter; provided, further, for the avoidance of doubt, title to the Initial Inventory shall pass from DCRC and PBFH to

Aron, consistent with DCRC’s and PBFH’s warranty of title set forth in Section 11.1.1 and at and as of the time specified in the definition of the Commencement Date, subject to DCRC’s and PBFH’s confirmation of receipt of funds in an amount equal to such Estimated Initial Inventory Purchase Value.
3.4Determination of Actual Initial Inventory (Actual Step-in Inventory). The Parties shall determine the actual volumes of the Initial Inventory sold by DCRC and PBFH to Aron hereunder as of the Commencement Date (the “Actual Initial Inventory”) in accordance with the procedures set forth in Schedule D. The Final Inventory Quantity Report shall thereafter be delivered to the Parties pursuant to the procedures set forth in Schedule D.
3.5Initial Purchase True-Up (Step-in True-Up). No later than 5:00 p.m. EPT on the fifth Business Day after the delivery of the Final Inventory Quantity Report pursuant to the procedures set forth in Schedule D, Aron shall deliver a written statement to DCRC and PBFH showing a calculation of the sum of, for each Product Group, the product of (i) the Actual Initial Inventory (based on the Final Inventory Quantity Report) and (ii) the Actual Step-in Product Benchmark applicable to each such Product Group (the “Actual Initial Inventory Purchase Value”). If (a) the amount of the Actual Initial Inventory Purchase Value exceeds the amount of the Estimated Initial Inventory Purchase Value, then Aron shall pay to DCRC and PBFH the amount of the resulting excess and (b) the amount of the Actual Initial Inventory Purchase Value is less than the amount of the Estimated Initial Inventory Purchase Value, then DCRC and PBFH shall pay to Aron the absolute value of the resulting difference, in each case pursuant to Section 3.6.
3.6Payment of Initial Purchase True-Up (Payment of Step-in True-Up). No later than 5:00:00 p.m. EPT on the Initial Purchase True-Up Date, Aron or DCRC and PBFH, as applicable, shall pay the amount calculated as due and payable thereunder to the other Party by wire transfer of immediately available funds. If such amount is owed to DCRC and PBFH then DCRC and PBFH may, at their election, direct that all or a portion of such amount be paid by Aron to MSCG on DCRC’s and PBFH’s behalf in accordance with the Payment Direction Letter. If such amount is owed to Aron then DCRC and PBFH may, at their election, direct that all or a portion of such amount be paid by MSCG to Aron on DCRC’s and PBFH’s behalf and Aron agrees to accept such payment in accordance with the Payment Direction Letter. In the case of each of the foregoing payment obligations under this Section 3.6, the Parties agree to use commercially reasonable efforts to coordinate the respective timing of payments made pursuant to the Payment Direction Letter. For purposes hereof, the “Initial Purchase True-Up Date” means the earlier of (i) the third Business Day following the delivery of Aron’s written statement to DCRC and PBFH under Section 3.5 and (ii) such other date as the Parties may mutually agree.
3.7Arrangement Fee.

3.7.1Concurrently with the calculation of Actual Initial Inventory Purchase Value under Section 3.5, Aron shall calculate the actual setup fee due in connection herewith (the “Actual Setup Fee”), which shall be equal to the product of the Setup Fee Rate and the Actual Maximum Step-in Value.
3.7.2No later than 12:00:00 p.m. EPT on the third Business Day following the delivery of Aron’s written statement to DCRC and PBFH under Section 3.5, subject to the consummation of the transactions set forth in Section 3.3 and concurrently with the payment (if any) required to be made pursuant to Section 3.6, DCRC and PBFH shall pay the Actual Setup Fee to Aron by wire transfer of immediately available funds.
3.8Purchase Upon Termination, Expiration or Certain Dispositions (Step-out).
3.8.1Upon (a) the termination or expiration of this Agreement for any reason other than as a result of a Termination Event (the effective date of such termination or expiration, the “Final Step-out Date”) or (b) the date set forth in the written notice provided by the Transaction Entities in accordance with the proviso in clause (a) of the definition of “Change of Control” in connection with the disposition of 100% of the Equity Interests in any of PRC, DCRC or (during any CRC Joinder Period) CRC, in accordance with the terms of the proviso in clause (a) of the definition of “Change of Control” (such date, a “Refinery Step-out Date”; and either the Final Step-out Date or a Refinery Step-out Date, as applicable, being the applicable “Step-out Date”), the Parties covenant and agree to proceed as provided in this Section 3.8; provided that (x) subject to the second proviso of this Section 3.8.1, the terms of this Agreement applicable to any continuing obligations shall continue in effect following the applicable Step-out Date until all obligations are finally settled as contemplated by this Section 3.8 and (y) the provisions of this Section 3.8 shall in no way limit the rights and remedies which the Performing Party may have as a result of a Termination Event, whether pursuant to Section 18 or otherwise; provided, further, that, in the case of a Refinery Step-out Date, the provisions of this Section 3.8 shall apply solely in respect of all Aron Inventory located in situ in the applicable Included Locations on such Step-out Date at the applicable Refinery that is owned by such Transaction Entity and such Transaction Entity shall have no further obligations hereunder as of time that the Transaction Entities satisfied all of their obligations in this Section 3.8 required to be completed on the applicable Refinery Step-out Date.
3.8.2The Transaction Entities agree to purchase from Aron all Aron Inventory located in situ in the applicable Included Locations and owned by Aron on the applicable Step-out Date (for each Step-out Date, the applicable “Step‑out Inventory”), as follows:
(i)the Transaction Entities shall prepare their good faith estimate of the applicable Step-out Inventory (for each applicable Product Group) to be sold by Aron to the Transaction Entities hereunder as of such Step-out Date (with respect to such Step-out Date, the applicable “Estimated Step-out Inventory”) based on the volumes held in the applicable Included Locations as of 12:00:01 a.m. EPT on the fourth Business Day preceding such Step-out Date and shall deliver a written statement thereof to Aron by 5:00:00 p.m. EPT on the third Business Day preceding such Step-out Date. Aron shall determine, with respect to such Estimated Step-out Inventory, and promptly advise the Transaction Entities, in any event within one Business Day after delivery of the Transaction Entities’ statement, of the “Estimated Step-out Inventory Purchase Value,” for such Estimated Step-out Inventory, which shall equal the sum of, for each applicable Product Group, the product of (a) the Estimated Step-out Product Benchmark applicable to each applicable Product Group and (b) such Estimated Step-out Inventory (based on the statement delivered by the Transaction Entities).
(ii)Subject to Section 3.8.5 below, in connection with each applicable Step-out Date, the Transaction Entities shall be obligated to pay to Aron such Estimated Step-out Inventory Purchase Value on such Step-out Date as part of the applicable Estimated Step-out Amount due on that day. The Parties shall execute and deliver the applicable Step-out Bill of Sale on such Step-out Date to evidence the in-tank transfer of such Step-out Inventory.
(iii)No later than 20 days after the applicable Step-out Date, Aron shall determine with respect to the applicable Actual Step-out Inventory (as defined below), in accordance with Schedule D, and deliver a written statement to the Transaction Entities of, the “Actual Step-out Inventory Purchase Value,” for such Actual Step-out Inventory, which shall equal the sum of, for each applicable Product Group, the product of (x) the Actual Step-out Product Benchmark and (y) such Actual Step-out Inventory.
3.8.3The “Actual Step-out Inventory” of each applicable Product Group shall be determined as of 11:59:59 p.m. EPT on the applicable Step-out Date in accordance with Schedule D (with the necessary changes having been made therein to reflect a determination of such volumes using the procedures therein as of such Step-out Date, instead of as the Commencement Date). The Final Inventory Quantity Report in respect of such Actual Step-out Inventory shall be delivered to the Parties pursuant to the procedures set forth in Schedule D (as so modified).
3.8.4The “Step-out Amount” shall equal, with respect to each applicable Step-out Date, the sum of the following items (without duplication), as determined by Aron in a commercially reasonable manner:

(i)the applicable Actual Step-out Inventory Purchase Value; plus
(ii)if this Agreement is terminated by the Transaction Entities pursuant to Section 2.3, the Specified Early Expiration Fee; plus
(iii)the aggregate amount that would otherwise be due under Section 12.5, calculated as of such Step-out Date with such date being the final day of the last monthly period for which such calculations are to be made under this Agreement (including any FIFO Balance Final Settlement provided for in Schedule L, as defined therein); provided that, if such amount under Section 12.5 would otherwise be due to Aron, then such amount will be included in this Step-out Amount as a positive number and if such amount under Section 12.5 would otherwise be due to the Transaction Entities, then such amount will be included in this Step-out Amount as a negative number; plus
(iv)any Ancillary Costs incurred through such Step-out Date that have not yet been paid or reimbursed by the Transaction Entities pursuant to Section 6.6; plus
(v)if one or more Extended Roll Periods designated by the Transaction Entities or otherwise established pursuant to the provisions of Schedule F prior to the applicable Step-out Date ends after such Step-out Date, the net present values as of such Step-out Date of the Inventory Intermediation Roll Fees that would have become due during such Extended Roll Periods (discounted from the “True Up Date” that would have applied to such Extended Roll Period to the “True Up Date” applicable to an Extended Roll Period ending on such Step-out Date, and the discount rate to be used in the net present value calculation shall be equal to LIBOR plus the Applicable Margin), which shall be aggregated so that a net amount due to one party or the other is determined, which net amount if due to Aron shall be included in this clause as a positive number and if due to the Transaction Entities shall be included in this clause as a negative number (notwithstanding the foregoing, in lieu of applying this clause (v), to the extent practicable and if mutually agreed to by the Parties, the Parties shall use commercially reasonable efforts to permit the Transaction Entities to assume any positions established pursuant to Schedule F upon commercially reasonable terms); plus
(vi)any Specified Unwind Costs; plus
(vii)all unpaid amounts payable hereunder by the Transaction Entities to Aron in respect of the applicable Products bought or sold on or prior to such Step-out Date and not taken into account under this Section 3.8.4; provided that, with respect to any Refinery Step-out Date, Aron shall calculate any amounts due in respect of clauses (iii) through and including this clause (vii) as they relate to the Refinery and the Products that are the subject of such Step-out Date in a commercially reasonable manner; minus
(viii)all unpaid amounts payable hereunder by Aron to the Transaction Entities in respect of the applicable Products bought or sold on or prior to such Step-out Date and not taken into account under this Section 3.8.4; plus
(ix)for any Estimated Step-out Amount in the case of a Refinery Step-out Date, a reserve amount (such amount not to exceed the product of (x) 2.5%, multiplied by (y) such Estimated Step-out Amount) determined by Aron in a commercially reasonable manner as an estimate of the Transaction Entities’ obligations that could be payable to Aron in connection with any Step-out Reconciliation Statement contemplated to be delivered pursuant to Section 3.8.6 in respect of such Refinery Step-out Date.
All of the foregoing amounts, in connection with such Step-out Date, shall be aggregated or netted to a single liquidated amount owing from one Party to the other. If such Step-out Amount is a positive number, it shall be due to Aron and if it is a negative number, the absolute value thereof shall be due to the Transaction Entities.
No later than 30 days after the applicable Step-out Date, Aron shall give the Transaction Entities notice of such Step-out Amount, together with a statement providing a reasonably detailed summary of the calculations made by Aron in determining such Step-out Amount, along with related supporting documentation.
3.8.5The Parties acknowledge that Aron may not be able to definitively determine one or more of the components of the applicable Step-out Amount by the applicable Step-out Date (provided, however, that Aron shall use its commercially reasonable efforts to determine all such components by such Step-out Date to the maximum extent practicable) and therefore agree in such event that Aron shall, in a commercially reasonable manner and in a manner consistent with past practice, estimate each of such components and use such estimated components to determine an estimate of such Step-out Amount (with respect to each applicable Step-out Date, the “Estimated Step-out Amount”). Without limiting the generality of the foregoing, the Parties agree that the applicable estimated amount with respect to clause (i) of Section 3.8.4 shall be the applicable Estimated Step-out Inventory Purchase Value. Aron shall prepare, and provide the Transaction Entities with, a statement of the applicable Estimated Step-out Amount, together with appropriate supporting documentation, at least two Business Days prior to the applicable Step-out

Date. Aron shall update its calculation of the applicable Estimated Step-out Amount by no later than 5:00 p.m. EPT on the Business Day immediately preceding the applicable Step-out Date. If Aron is able to provide such updated amount by such time, that amount shall constitute the applicable Estimated Step-out Amount and shall be due and payable by no later than 5:00 p.m. EPT on the applicable Step-out Date. Otherwise, the applicable initial Estimated Step-out Amount shall be the amount payable by such time on the applicable Step-out Date.
3.8.6No later than 30 days after the applicable Step-out Date, Aron shall prepare, and provide the Transaction Entities with, (i) a statement showing the calculation, as of such Step-out Date, of the applicable Step-out Amount with respect to such Step-out Date and (ii) a statement (with respect to each applicable Step-out Date, the “Step-out Reconciliation Statement”) reconciling such Step-out Amount with the applicable Estimated Step-out Amount and indicating any amount remaining to be paid by one Party to the other as a result of such reconciliation (taking into account any reserves provided pursuant to Section 3.8.4(ix) in respect of the applicable Refinery Step-out Date). Within three Business Days after receiving the applicable Step-out Reconciliation Statement and the related supporting documentation, the Parties will make any and all payments required pursuant thereto so that the applicable Step-out Amount shall have been paid in full by wire transfer of immediately available funds.
3.9Step-in and Step-out Procedures Regarding CRC Product Inventory.
3.9.1Purchase by Aron Upon CRC Joinder Effective Date (Step-in). The Parties acknowledge and agree that the purchase by Aron from CRC, and the sale by CRC to Aron, of CRC Products contemplated by Schedule P and the CRC Step-in Bill of Sale shall take place on each applicable CRC Joinder Effective Date in accordance with the terms of Section 5.6 and Schedule P.
3.9.2Sale by Aron Upon CRC Release Date (Step-out). The Parties acknowledge and agree that the purchase by CRC from Aron, and the sale by Aron to CRC, of CRC Products contemplated by Schedule P and the CRC Step-out Bill of Sale shall take place on each applicable CRC Release Date in accordance with the terms of Section 5.6 and Schedule P.
3.10Sale by Aron Upon DCRC Expiration Date (Step-out). On the DCRC Expiration Date, DCRC shall purchase from Aron all DCRC Products as contemplated by the terms of Section 6.2 and the DCRC Step-out Bill of Sale; provided that, the Parties shall have agreed to amendments to Schedule A and Schedule B to reflect the removal of DCRC Products and DCRC Included Locations in connection with the purchase and sale of DCRC Products as contemplated by the terms of Section 6.2 and the DCRC Step-out Bill of Sale, in each case, in accordance with the terms of this Section 3.10 (and such schedules shall be automatically deemed to have been amended on the DCRC

Expiration Date without further action of the Parties so long as the Transaction Entities shall have complied with the requirements set forth in this Section 3.10 and the DCRC Step-out Bill of Sale). The Parties further acknowledge and agree that at all times from and after the DCRC Expiration Date, no DCRC Included Location shall constitute an Included Location hereunder and no DCRC Product shall constitute a Product hereunder. For purposes of this Agreement, the “DCRC Expiration Date” shall be June 30, 2024.
3.11Sale by Aron Upon Supplemental Release Date (Step-out). On the Supplemental Release Date, DCRC shall purchase from Aron all Supplemental Products as contemplated by the terms of Schedule Q and the Supplemental Step-out Bill of Sale in accordance with the terms of Schedule Q; provided that, the Parties shall have agreed to amendments to Schedule A and Schedule B to reflect the removal of Supplemental Products and Supplemental Included Locations in accordance with the terms of this Section 3.11 (and such schedules shall be automatically deemed to have been amended on the Supplemental Release Date without further action of the Parties so long as the Transaction Entities shall have complied with the requirements set forth in Schedule Q and the Supplemental Step-out Bill of Sale). The Parties acknowledge and agree that (a) to the extent the additional terms and conditions set forth in Schedule Q with respect to the Supplemental Product Groups and the Supplemental Product inventory are inconsistent with or conflict with any other terms and conditions in this Agreement, the terms and conditions set forth in Schedule Q shall be controlling and (b) at all times from and after the Supplemental Release Date, no Supplemental Included Location shall constitute an Included Location hereunder, no Supplemental Product Group shall constitute a Product Group hereunder, no Supplemental Product shall constitute a Product hereunder, and the Transaction Entities shall not hold any Supplemental Products in any Included Location hereunder. For purposes of this Agreement, the “Supplemental Release Date” shall be November 30, 2021.
3.12Disputes. If a Party in good faith disputes the accuracy of any amount calculated pursuant to this Section 3, the non-calculating Party or Parties shall provide written notice stating the reasons why the remaining disputed amount is incorrect, along with reasonable supporting documentation. In the event the Parties are unable to resolve such dispute, the matter shall be resolved in accordance with Section 22.
3.13Acknowledgements. The Parties acknowledge and agree that the applicable obligations set forth in Sections 3.1 through and including 3.7 hereof (and, for the avoidance of doubt, such provisions set forth in each of the Original Inventory Intermediation Agreements) have been fully satisfied or otherwise discharged.
4.TARGET PRODUCT INVENTORY LEVELS; APPLICABLE SPREADS
4.1Target Product Inventory. Subject to Section 4.2, in connection with establishing the Target Product Inventory for each Product Group, the Parties agree to follow the procedures set forth on Schedule F; provided that the Transaction Entities shall deliver a written statement of (a) the Target Product Inventory for each Product Group in accordance with the terms of Section 2.10.7 in connection with each applicable CRC Joinder Effective Date and (b) no later than 2:30 p.m. ET on November 22, 2021, the Step-in Targets. Notwithstanding anything to the contrary herein or in any other Transaction Document, the Parties agree that, as of any date on which any Transaction Entity sets targets for Products pursuant to this Section 4, such Transaction Entity shall set targets such that neither (i) the aggregate amount of the sum of the Target Product Inventory for all Product Groups shall exceed 6,700,000 Barrels nor (ii) the aggregate amount of the sum of the Target Product Inventory for all Blendstock Product Groups shall exceed 1,000,000 Barrels.
4.2Initial Targets. No later than 5:00 p.m. EPT on Thursday, June 27, 2013, DCRC and PBFH shall deliver a written statement of the initial Target Product Inventory for each Product Group for the month of July 2013 (notwithstanding anything in Schedule F to the contrary); provided that DCRC and PBFH shall deliver a written statement of the initial Target Product Inventory for the Supplemental Product Group for the month of April 2019 by no later than 5:00 p.m. EPT on Wednesday, March 27, 2019. The Parties agree that at all times from and after (i) the Supplemental Release Date, neither any Supplemental Product Groups nor any Supplemental Products shall be reflected in any Target Product Inventory for any Product Group and (ii) the DCRC Expiration Date, no DCRC Products shall be reflected in any Target Product Inventory for any Product Group.
4.3Prices.
4.3.1Initial Prices.
4.3.1.1The Prices that are applicable during the Term are set forth on Schedule J; provided that such Prices shall thereafter from time to time be subject to further adjustment pursuant to Sections 4.3.2 and 4.3.5 below.
4.3.1.2In connection with any CRC Joinder Effective Date pursuant to Section 2.10, unless the Parties otherwise agree, the Parties shall endeavor, in good faith and in a commercially reasonable manner, to agree to initial Prices to be used for the Product Groups of CRC Products hereunder according to the procedures described in Schedule N; provided that such Prices shall thereafter from time to time be subject to further adjustment pursuant to Sections 4.3.2 and 4.3.5 below.
4.3.2Commencing at least 10 Business Days prior to the second-to-last Business Day of each Scheduled Price Adjustment Month (including any month in which an Adjustment Date occurs), unless the Parties otherwise agree, the Parties shall endeavor, in good faith and in a commercially reasonable manner, to agree to adjusted Prices according to the procedures described in Schedule N. If any such adjusted Prices are agreed to prior to the second-to-last Business Day of such Scheduled Price Adjustment Month, the Parties will promptly confirm such agreement in writing, and such adjusted Price shall become applicable for purposes of determining the Product Benchmarks starting with the immediately following month. If the Parties are unable to agree prior to the second-to-last Business Day of such Scheduled Price Adjustment Month whether an adjustment to any of the Prices is appropriate or upon the amount of such adjustment, then Aron shall (in consultation with the Transaction Entities) promptly and in a commercially reasonable manner determine, in accordance with the procedures set forth in Section II(d) of Schedule N[1] hereto, the amount, if any, by which one or more of the Prices are to be adjusted with respect to such Scheduled Price Adjustment Month. Promptly after making such determination, Aron shall advise the Transaction Entities whether any adjusted Prices are appropriate and the amount thereof and, if so, such adjusted Prices shall become applicable for purposes of determining the Product Benchmarks starting with the immediately following month.
4.3.3[Reserved].
4.3.4[Reserved].
4.3.5The Parties acknowledge that each such adjustment to the Prices shall apply only prospectively starting in the month following the Scheduled Price Adjustment Month and that successive adjustments may be made, in each case with the most recent adjustment superseding any prior adjustment on a going forward basis.
4.3.6Each time adjusted Prices become effective under Section 4.3.2 above, Aron shall determine the Price Adjustment Amount as provided on Schedule N and such amount shall be included in the Aggregate Monthly Product True-Up Amount that is incorporated into the Monthly True-Up Payment in the immediately following month.
4.4Hedging Activities. Any hedges, swaps, options, positions or any other instruments or strategies executed by any Party related in any way to the Products, shall be for the relevant Party’s own account (including with regard to the Aron Hedges, which shall be for Aron’s own account), and any Taxes and/or Liabilities incurred, directly or indirectly resulting from such activities, shall be borne exclusively by such relevant Party (provided that the foregoing shall not affect the treatment of Specified Unwind Costs pursuant to the express terms and conditions of Sections 3.8 or 18).
4.5[Reserved].
4.6The Parties agree that, notwithstanding anything in this Agreement to the contrary, (i) any written notice or written agreement contemplated by Section 4.3 above may be given by email in accordance with Section 24 (in the case of a notice) or implemented pursuant to a Schedule Change in accordance with Section 28.2.4 (in the case of an agreement) and (ii) to the extent such notice or agreement would amend or modify any item contained in a Schedule hereto, the giving of such notice or implementation of such Schedule Change as provided in clause (i) above shall constitute an amendment of, and be deemed to amend all applicable references in, such Schedule to reflect the item addressed in such notice or agreement, without any further action by the Parties.
4.7Inability to Determine LIBOR. In the event that any fee, charge or other payment or amount under the Transaction Documents is determined by reference to LIBOR and Aron determines that the provisions of this Section 4.7 have been implicated, the Parties shall endeavor to establish an alternate rate to replace LIBOR for all such purposes pursuant to the terms of this Section 4.7:
4.7.1If, prior to the last Business Day of any calendar quarter during the Term, Aron determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining LIBOR for the following three months in the next calendar quarter, then Aron shall give notice (which may be telephonic) thereof to the Transaction Entities as promptly as practicable, whereupon, the Parties shall endeavor to establish an alternate rate of interest to LIBOR in accordance with Section 4.7.2.
4.7.2If at any time Aron determines (which determination shall be conclusive absent manifest error) that (i) the circumstances set forth in Section 4.7.1 have arisen (including because the rate described in the definition of “LIBOR” is not available or published on a current basis) and such circumstances are unlikely to be temporary or (ii) the occurrence of a public statement or publication of information by or on behalf of the administrator of USD LIBOR, the regulatory supervisor for the administrator of USD LIBOR, the Board of Governors of the Federal Reserve System, the Federal Reserve Bank of New York, an insolvency official with jurisdiction over the administrator for USD LIBOR, a resolution authority with jurisdiction over the administrator for USD LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for USD LIBOR, announcing or stating that (a) such administrator has ceased to provide the USD LIBOR for three-month U.S. dollar deposits, permanently or indefinitely, then in either case of clauses (i) or (ii), Aron and the Transaction Entities shall endeavor to establish an alternate rate of interest to LIBOR that gives due consideration to the then prevailing market convention for determining a rate of interest for bilateral loans denominated in U.S. Dollars in the United States at such time, and Aron and the Transaction Entities shall enter into an amendment to this Agreement to reflect such alternate rate of interest and such other related changes to this Agreement as may be applicable (but for the avoidance of doubt, such related changes shall not include a reduction of the Applicable Margin); provided that if such alternate rate of interest shall be less than zero, such rate shall be deemed to be zero for all purposes of this Agreement.

5.ADDITIONAL INCLUDED LOCATIONS
5.1From time to time after the Commencement Date, a Transaction Entity may notify Aron that such Transaction Entity wishes to add a third-party storage location as an Included Location for purposes of this Agreement. Following such notification, Aron shall promptly undertake a due diligence review of the proposed Included Location to reasonably determine whether Aron is prepared to hold Product inventory at such proposed Included Location. Aron shall be under no further obligation with respect to such proposed Included Location if Aron reasonably determines that, based on such due diligence review, it is not prepared to hold Product inventory at such proposed Included Location. Aron shall notify such Transaction Entity promptly after completing such due diligence review, but in any event shall reach a final decision and advise such Transaction Entity concerning the same within seven days of such Transaction Entity providing such notice to Aron.
5.2If Aron advises such Transaction Entity that Aron is prepared to hold Product inventory at such proposed Included Location, then such Transaction Entity may endeavor to negotiate and implement Required Storage Arrangements pursuant to which such Transaction Entity may transfer and assign to Aron such Transaction Entity’s (and/or its Affiliates’) right to use the proposed Included Location; provided that (a) upon and concurrently with implementing any Required Storage Arrangement, the Parties shall execute such amendments to this Agreement and/or the Exhibits and/or Schedules hereto as are necessary or appropriate to add such proposed Included Location as an Included Location hereunder, (b) to the extent requested by Aron, the Parties shall amend any other applicable Transaction Document to include any inventory transferred to Aron as a result of such assignment, designation or arrangement and (c) no change shall occur in the Minimum Inventory or the Maximum Inventory in connection with the implementation of such Required Storage Arrangements unless agreed to by Aron. Notwithstanding anything to the contrary in this Section 5.2, (i) each Transaction Entity shall nevertheless be free in its sole discretion to enter into storage agreements with third parties, provided that such storage agreements do not cover or relate to a location that is an Included Location and (ii) in the event that such proposed Included Location is not solely owned by a Transaction Entity, then the applicable Transaction Entity shall be required to negotiate and implement Required Storage Arrangements in form and substance reasonably satisfactory to Aron pursuant to which the applicable Transaction Entity shall be required to transfer and assign to Aron such Transaction Entity’s (and/or its Affiliates’) right to use the proposed Included Location.
5.3The Parties will cooperate in good faith with regard to the negotiation, preparation and execution of any Required Storage Arrangements upon commercially reasonable terms, in form and substance reasonably satisfactory to the applicable Transaction Entity and Aron.

5.4If any Required Storage Arrangements are entered into in connection with additional Included Locations and, thereafter, the applicable Transaction Entity shall materially fail to (i) perform its obligations under, (ii) comply with or (iii) maintain, in each case, such Required Storage Arrangements in effect, and, in each case, such Transaction Entity fails to cure or commence a cure any such failure within three Business Days after receiving written notice thereof from Aron, then, in each case, Aron may, in its reasonable discretion, require that such location be removed from the Included Locations and that such Transaction Entity, at the time such location is removed, purchase all Aron Inventory then located at such location on terms comparable to those that apply to a termination of this Agreement under Section 3.8.
5.5Without limiting the generality of the foregoing sections of Section 5, the Parties acknowledge and agree that the Supplemental Included Location, as of the Supplemental Amendment Effective Date, has been added as an Included Location hereunder. The Parties further acknowledge and agree that the purchase and sale of Supplemental Products contemplated by Schedule Q (as defined in the Original DCRC Inventory Intermediation Agreement) and the Supplemental Step-in Bill of Sale was consummated on the Supplemental Amendment Effective Date.
5.6Without limiting the generality of the foregoing sections of Section 5, the Parties acknowledge and agree that Schedule P sets forth additional terms and conditions applicable with respect to the CRC Included Locations and the CRC Product inventory from time to time held at the CRC Included Locations; provided that Schedule A, Schedule B and Schedule R shall be amended on and as of (x) the applicable CRC Joinder Effective Date pursuant to Section 2.10.5 to reflect the addition of the CRC Products and the CRC Included Locations in connection with the purchase and sale of CRC Products contemplated by Schedule P and the CRC Step-in Bill of Sale, in each case, in accordance with the terms of Section 3.9.1 or (y) the applicable CRC Release Date pursuant to Section 2.11.4 to reflect the removal of the CRC Products and the CRC Included Locations in connection with the purchase and sale of CRC Products contemplated by Schedule P and the CRC Step-out Bill of Sale, in each case, in accordance with the terms of Section 3.9.2. The Parties further acknowledge and agree that to the extent the additional terms and conditions set forth in Schedule P with respect to the CRC Included Locations and the CRC Product inventory to be held in such CRC Included Locations are inconsistent with or conflict with any other terms and conditions in this Agreement, the terms and conditions set forth in Schedule P shall be controlling. The Parties acknowledge and agree that, in no event shall either of the Minimum Inventory or Maximum Inventory be amended as a result of the addition or removal of CRC Products or CRC Included Locations pursuant to the terms of this Agreement.

6.PRODUCT SALES & REPORTING
6.1Products Sales to Aron by the Transaction Entities. Aron agrees to purchase from each applicable Transaction Entity, and such Transaction Entity agrees to sell to Aron, the Products (i) produced by the respective Refinery or (ii) delivered to the respective Refinery, and, in each case, delivered by such Transaction Entity into the Included Locations (or otherwise held in any Included Location that is added to Schedule B pursuant to an amendment thereof as contemplated in Section 12, subject to the terms and conditions of this Agreement) at the values determined pursuant to this Agreement and otherwise in accordance with the terms and conditions of this Agreement (in each case, other than with regard to any Excess Quantities); provided that (i) Aron shall not be obligated at any time to purchase Products from such Transaction Entity if such purchase would result in Aron owning Products in any Product Group in the Included Locations in excess of the Maximum Inventory for such Product Group specified on Schedule E (as such Maximum Inventory is adjusted pursuant to Section 6.4) and (ii) Aron’s purchase obligation under this Section 6.1 shall be limited to the extent that it is unable to take delivery of Products as a result of such Transaction Entity’s failure to comply with the proviso in Section 6.2. Notwithstanding anything to the contrary herein or in any other Transaction Document, the Parties agree that, at no time shall (i) the aggregate of all Maximum Inventories for all Product Groups exceed 6,700,000 Barrels and (ii) the aggregate of all Maximum Inventories for all Blendstock Product Groups exceed [_] Barrels.
6.2Products Sales to the Transaction Entities by Aron. Each applicable Transaction Entity agrees to purchase from Aron, and Aron agrees to sell to such Transaction Entity, the Products delivered out of the respective Included Locations (or otherwise held in any Included Location that is removed from Schedule B pursuant to an amendment thereof as contemplated in Section 12, subject to the terms and conditions of this Agreement) at the values determined pursuant to this Agreement and otherwise in accordance with the terms and conditions of this Agreement; provided that such Transaction Entity agrees that its purchases and receipt of Products from Aron shall be in sufficient quantities so that Aron shall, at all times during the Term, have available storage capacity in the Included Locations to take delivery of any Products to be sold by such Transaction Entity to Aron pursuant to Section 6.1.
6.3Daily Report of Inventory Volumes. On or prior to 5:00 p.m. EPT on each Business Day, the Transaction Entities shall deliver to Aron a report, in the form provided on Exhibit 11, setting forth a good faith estimate of the volumes of each Product (the “Inventory Volumes”) held in the Included Locations as of 11:59:59 p.m. EPT on the immediately prior Business Day and any prior, non-reported days (including holidays and weekends), including the total Aron Inventory levels as to each grade of Product, in each case based on the best available information, by applying the Volume Determination Procedures and any Tanks which pursuant to Section 9 have been substituted for other Tanks (the “Daily Report of Inventory Volumes”) (it being acknowledged and agreed that the Transaction Entities shall set forth in each applicable

Daily Report of Inventory Volumes all such information about all Products and Product Groups that are contemplated to be the subject of (a) any purchase or sale transaction and/or (b) any calculation of an amount owed by any Party, in each case, under the terms of Sections 12.9 and 12.10).
6.4Excess Inventory Levels.
6.4.1If any Transaction Entity intends to designate an Excess Inventory Level for any whole or partial month for any Product Group, then such Transaction Entity shall use commercially reasonable efforts to notify Aron of such Transaction Entity’s intention prior to the Target Cutoff Date for such whole or partial month. If such Transaction Entity fails to provide such notice in a timely manner, it shall not be entitled for that whole or partial month to designate an Excess Inventory Level for the relevant Product Group and Section 6.4.4 shall apply.
6.4.2If, pursuant to Section 6.4.1, a Transaction Entity provides timely notice of its intention to designate an Excess Inventory Level for a Product Group, then Aron shall promptly advise such Transaction Entity whether Aron accepts such Excess Inventory Level (in which case Section 6.4.3 shall apply) or rejects such Excess Inventory Level (in which case Section 6.4.4 shall apply).
6.4.3If Aron accepts an Excess Inventory Level for any whole or partial month, then, for all purposes of this Agreement, such Excess Inventory Level shall constitute the Maximum Inventory for the relevant Product Group for such whole or partial month; provided that such Excess Inventory Level shall not apply to any other whole or partial month unless expressly accepted by Aron for such other whole or partial month as contemplated by Section 6.4.2.
6.4.4If Aron rejects an Excess Inventory Level for any whole or partial month, then, for all purposes of this Agreement, such Excess Inventory Level, in Aron’s discretion, will not be required to be purchased and paid for by Aron under this Agreement, notwithstanding being held at an Included Location. The Parties acknowledge and agree that Aron shall have title to any Excess Quantities held in any Included Location that holds Aron Inventory irrespective of whether Aron shall have paid for such Excess Quantities.
6.5Purchase Value of Products. The purchase value payable by Aron for any Product sold to it under Section 6.1 and by the applicable Transaction Entity for any Product sold to it under Section 6.2 shall be such amounts as are established pursuant to Section 12.1 and as further adjusted pursuant to Section 12.5.
6.6Ancillary Costs. Each Transaction Entity agrees to reimburse Aron for all Ancillary Costs incurred by Aron, subject to the provisions of this Section 6.6. Aron may demand such reimbursement from time to time and payment will be due as set forth in Section 12.5.2 after delivery to the Transaction Entities of the relevant Backup

Certificate. All refunds or adjustments of any type received by Aron related to any Ancillary Costs shall be reflected in the Monthly True-Up Payment as provided in Section 12.5 below. Upon requesting reimbursement for Ancillary Costs, Aron will deliver to the Transaction Entities an officer’s certificate certifying as to the nature and amount of the relevant Ancillary Costs, and including the relevant invoices and other reasonable supporting evidence of such Ancillary Costs satisfactory to the Transaction Entities in their reasonable discretion (the “Backup Certificate”). This provision shall survive any termination of this Agreement.
7.PRODUCT SPECIFICATIONS, QUALITY & BLENDING
1.Specifications. The Products sold and delivered to Aron shall conform to the typical properties set forth for each grade of Product listed on Schedule R, as amended by the Parties by mutual written agreement from time to time.
2.Blending of Products at the Refineries. In its role as a “fuel manufacturer” and a “refiner” (as such terms are defined under 40 C.F.R. Part 79 and Part 80) each Transaction Entity shall be responsible for: (i) registering the respective Products and the respective Refinery with the EPA, (ii) designating all of the volumes of the respective Products that it may produce by refining and/or blending in accordance with EPA requirements, (iii) testing and certifying Product batches in accordance with EPA requirements, (iv) compliance with all applicable EPA recordkeeping and reporting requirements, (v) properly administering the product transfer document requirements of the EPA, (vi) meeting the renewable volume obligation compliance requirements as required under the RFS2 program and (vii) any and all other “fuel manufacturer” and “refiner” requirements set forth by the EPA under 40 C.F.R. Part 79 and Part 80. In all cases and for all Products, each Transaction Entity shall be solely entitled to all “renewable identification numbers” or “RINs” applicable to or associated with all Products under this Agreement.
8.TITLE, RISK OF LOSS & CUSTODY
8.1Transfer of Title.
8.1.1Title to Products purchased by Aron pursuant to the terms of this Agreement shall pass from the applicable Transaction Entity to Aron as the respective Product passes the inlet flange of the respective Tank (including tanks at any other Included Locations added to the scope of this Agreement after the Commencement Date pursuant to Section 5) to which such Products are being delivered or upon the sale by the applicable Transaction Entity to Aron of Products held in any Included Location that is added to Schedule B pursuant to an amendment thereof as contemplated in Section 12.9, subject to the terms of this Agreement. All Products shall be delivered by the applicable Transaction Entity, at such Transaction Entity’s cost, to Aron into the respective Tanks (including tanks at any other Included Locations added to the scope of this Agreement after the Commencement Date pursuant to Section 5).

8.1.2Title to Products purchased by the applicable Transaction Entity pursuant to the terms of this Agreement shall pass from Aron to such Transaction Entity as the respective Products pass the outlet flange of the respective Tank (including tanks at any other Included Locations added to the scope of this Agreement after the Commencement Date pursuant to Section 5) from which such Products are being delivered or upon the sale by Aron to the applicable Transaction Entity of Products held in any Included Location that is removed from Schedule B pursuant to an amendment thereof as contemplated in Section 12.9, subject to the terms of this Agreement. Provided that no Termination Event has occurred and is continuing with respect to any Transaction Entity, each applicable Transaction Entity shall be permitted to withdraw from the respective Tanks (including tanks at any other Included Locations added to the scope of this Agreement after the Commencement Date pursuant to Section 5) and take delivery of the respective Product on any day, at any time and in any quantity. The withdrawal and receipt of any Product by the applicable Transaction Entity at the outlet flange of the respective Tanks (including tanks at any other Included Locations added to the scope of this Agreement after the Commencement Date pursuant to Section 5) shall be on an “ex works” basis.
8.2Ownership. Aron shall own and have title to all of the Aron Inventory stored in the Included Locations. Each Transaction Entity, for itself and on behalf of its Affiliates, fully acknowledges Aron’s title to and interest in the Aron Inventory and further represents and warrants that neither it nor any of its Affiliates shall have any Lien on the Aron Inventory and waives any Lien held by it (if any) in the Aron Inventory.
8.3Transfer of Custody. The Transaction Entities shall maintain custody of all Products owned by Aron pursuant to the terms of this Agreement and shall be responsible for maintaining the insurance required of the Transaction Entities pursuant to Section 15. Each applicable Transaction Entity shall hold all Aron Inventory in the Included Locations solely as bailee. During the Term, neither any Transaction Entity nor any of its Affiliates shall (and each Transaction Entity shall not permit any of its Affiliates or any other person to) use any Aron Inventory for any purpose except as may be permitted by this Agreement. Solely in its capacity as bailee, each applicable Transaction Entity shall have custody of Aron Inventory from the time such Aron Inventory passes the inlet flange of the respective Tanks (including tanks at the Included Locations) until such time as such Aron Inventory passes the outlet flange of the respective Tanks (including tanks at the Included Locations).
8.4Refinery Operations. Each applicable Transaction Entity shall have and retain complete control of its respective Refinery and its maintenance and operations, including utilization or maintenance of all Included Locations (including all Tanks).
9.STORAGE
9.1Services. Each Transaction Entity hereby undertakes the following obligations with respect to the Services to be provided by such Transaction Entity under this

Agreement, for and in consideration of the mutual covenants and undertakings set forth in this Agreement:
9.1.1It agrees, in accordance with the terms and conditions of this Agreement, to provide to Aron the Services at each respective Refinery and the respective Tanks.
9.1.2It shall comply with all Applicable Laws and any applicable safety guidelines, procedures or policies in connection with operations at each respective Refinery and the respective Tanks.
9.1.3It shall maintain the respective Tanks in accordance with Accepted Industry Practice.
9.2Tanks. Each Transaction Entity shall make available to Aron all of such Transaction Entity’s and its Affiliates’ rights to use the respective Tanks for the Term of this Agreement to store the Aron Inventory sold by such Transaction Entity to Aron pursuant to this Agreement. Aron may only store Aron Inventory that has been purchased from each applicable Transaction Entity pursuant to this Agreement in the respective Tanks. Notwithstanding anything in this Agreement to the contrary, each Transaction Entity, as the owner and the operator of the respective Tanks and each respective Refinery, retains the right to manage the utilization of such Tanks (including by removing from service, changing the type of Product service of, or otherwise replacing or substituting with alternate tankage, any of the Tanks listed on Schedule B), in its sole discretion and in accordance with Accepted Industry Practice; provided that such utilization management activities by the Transaction Entities do not prejudice Aron’s rights to the Aron Inventory hereunder and that the use of any alternate tankage shall be covered by all of the terms and conditions of this Agreement.
9.3No Commingling. No Transaction Entity shall store any Products owned by any Transaction Entity or any of its Affiliates or a third party in any Tank.
9.4Receipts Into and Deliveries Out of the Included Locations. From and after the Commencement Date, (i) Aron shall accept and receive Products delivered by each applicable Transaction Entity to Aron into the respective Included Locations in connection with each sale by such Transaction Entity to Aron pursuant to this Agreement and (ii) each applicable Transaction Entity shall withdraw Products from the respective Included Locations in connection with each sale by Aron to such Transaction Entity pursuant to this Agreement.
9.5Measurement. The quantity and quality of Products received into and delivered from the Included Locations, as well the quantity and quality of Aron Inventory in the Included Locations at any given time, shall be determined by applying the Volume Determination Procedures in accordance with the latest established API/ASTM standards, or other mutually agreed to specifications, and shall include tank heels and working inventory. All volumes shall be temperature corrected to 60° Fahrenheit in accordance with the latest supplement or amendment to the appropriate ASTM-IP Petroleum Measurement Tables. Each Transaction Entity shall calibrate the respective Tanks as needed and verify the accuracy of the sampling and measurement equipment at each respective Refinery pursuant to applicable standards set by the API/ASTM, including the latest revisions thereto.
9.6Aron Inventory. The Transaction Entities shall be liable for contamination of the Aron Inventory, unless such contamination is due to Aron’s or its representative’s negligence or willful misconduct. As to contamination to the Aron Inventory for which the Transaction Entities are liable pursuant to this Section 9.6, the Transaction Entities shall promptly notify Aron of such contamination and the Parties shall account for any differences in the grade of the contaminated or downgraded Aron Inventory (including to the extent any such material no longer continues to meet the specifications for any Product for purposes hereof) pursuant to the volume determination, invoicing and payment procedures set forth in Sections 6.3, 12.1 and 12.5.
9.7Condition and Maintenance of Tanks.
9.7.1The execution of this Agreement by the Parties does not impose any obligation or responsibility on Aron in connection with: (i) any existing or future environmental condition at any Refinery, the Tanks and/or any related facilities (collectively, the “Facility”), including the presence of a regulated or hazardous substance on or in environment media at the Facility (including the presence in surface water, groundwater, soils or subsurface strata or air), including the subsequent migration of any such substance; (ii) any Environmental Law; (iii) the Required Permits; or (iv) any requirements arising under or relating to any Applicable Law pertaining or relating to the operation of the Facility, except to the extent of any Liabilities that are caused by the negligence or misconduct of Aron or its Representatives or are otherwise within the scope of Aron’s indemnification obligations under Sections 19.2 or 21.2, inclusive of when any Representatives of Aron are present at the Facility and cause a release or other event.
9.7.2Products may require the application of heat or steam by the Transaction Entities to maintain the same in a liquid free-flowing or pumpable state. The Transaction Entities agree to provide such required heat at the Transaction Entities’ expense. Recalibration, or strapping, of the Tanks may be performed from time to time in accordance with the terms of this Agreement. In the event that recalibration of meters, gauges or other measurement equipment is reasonably requested by Aron consistent with Accepted Industry Practice such as “strapping,” the Parties shall select a mutually agreeable U.S. Customs & Border Protection bonded, ISO-accredited independent petroleum inspection company to conduct such recalibration and Aron shall bear all costs associated therewith.

9.7.3A Transaction Entity may clean the respective Tanks during the Term of this Agreement for the following reasons: to perform maintenance, to perform inspections, in case of an emergency, to ensure product quality or as such Transaction Entity otherwise deems appropriate in accordance with Accepted Industry Practice. In the event of Tank cleaning pursuant to this Section 9.7.3, such Transaction Entity shall be responsible for the full cost of removing the Aron Inventory, cleaning the applicable Tanks and disposing of any contaminants. A Transaction Entity may identify substitute tank(s) for Aron during such time that a Tank is unavailable due to Tank cleaning pursuant to this Section 9.7 and the Parties shall cooperate with respect to the use of the same in a commercially reasonable manner. The transfer of the Aron Inventory from the unavailable Tank to the substitute tank, as well as any transfer from the substitute tank back to the original Tank or another tank, shall be at such Transaction Entity’s sole expense. Any such substitute tank(s) will be covered by the terms and conditions of this Agreement. The Transaction Entities shall, as provided in Section 6.3, notify Aron of all events and/or actions covered by or taken pursuant to this Section 9.7.3.
9.8Certain Covenants Relating to Storage.
9.8.1Each Transaction Entity agrees:
(i)that no loss allowances shall be applied to Aron Inventory held in the Included Locations; and
(ii)that, in the event of any Product spill, leak or discharge or any other environmental pollution caused by or in connection with the use of any Included Locations, the applicable Transaction Entity shall promptly commence containment or clean-up operations as required by any Governmental Authorities or Applicable Law or as such Transaction Entity deems appropriate or necessary and shall notify or arrange to notify Aron promptly of any such material spill, leak or discharge and of any such operations.
9.8.2.Each Party agrees that it shall, in the performance of its obligations under this Agreement, comply in all material respects with Applicable Law, including all Environmental Laws. Each Party shall maintain the records required to be maintained by Environmental Law and shall make such records available to the other Parties upon their reasonable request. Each Party also shall promptly notify the other Parties of any material violation or alleged material violation of any Environmental Law relating to any Products stored in connection with this Agreement and, upon request, shall provide to the other Parties all evidence of environmental inspections or audits by any Governmental Authority with respect to such Products.

9.8.3.The Parties agree that a fee in an amount equal to $1 per calendar month during the Term of this Agreement shall be the amount owed by Aron to the Transaction Entities as rent for the use of the Tanks during the Term of this Agreement. Aron shall have the right to prepay any such amount at is sole discretion.
9.9Included Location Review and Vetting.
9.9.1Subject to Section 9.9.2 below, if at any time Aron determines that any Tanks or other facilities constituting an Included Location (in each case, “Identified Facilities”) fail to satisfy Aron’s then applicable policies and procedures relating to the prudent maintenance and operation of storage tanks and pipeline facilities (“Aron’s Policies and Procedures”), and without limiting any other rights and remedies available to Aron hereunder or under any other Transaction Document, Aron may (after giving effect to Section 9.9.2) provide the applicable Transaction Entity notice of such failure so long as such failure is continuing and, if Aron provides such notice and such failure has not been cured or a cure has not been commenced to Aron’s reasonable satisfaction within 30 days after such notice is given, the following provisions shall be applicable: (i) in the case of any Identified Facilities that are owned by such Transaction Entity, upon such date as Aron shall specify, such Identified Facilities shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Aron in respect of any Products held in such Identified Facilities shall become due in accordance with the provisions of Section 12 hereof; and (ii) in the case of any Identified Facilities that are subject to a Required Storage Arrangement, the Parties shall endeavor as promptly as reasonably practicable and in good faith to execute such rights, provide such notices, negotiate such reassignments or terminations and/or take such further actions as Aron deems necessary or appropriate to terminate Aron’s status as the party entitled to use and/or hold Products at such Identified Facilities without impairing such Transaction Entity’s ability to utilize such Identified Facilities and, concurrently with effecting the termination of such status, such Identified Facilities shall cease to constitute an Included Location (or part of an Included Location) for purposes hereof and any payment to Aron in respect of any Products held in such Identified Facilities shall become due in accordance with the provisions of Section 12 hereof.
9.9.2Aron’s rights under Section 9.9.1 above are subject to the following additional terms and conditions:
(i)Aron shall apply Aron’s Policies and Procedures with respect to the Included Locations in a non-discriminatory manner as compared with other similar storage tanks and pipeline facilities utilized by Aron in a similar manner;

(ii)If the failure of any Identified Facilities to satisfy Aron’s Policies and Procedures is a result of Aron’s Policies and Procedures exceeding the standards or requirements imposed under Applicable Law or good and prudent industry practice, then (1) Aron shall not require the removal of such Identified Facilities as Included Locations until the 120th day after giving the applicable Transaction Entity notice of such failure, (2) during such 120 day period, Aron shall consult with such Transaction Entity in good faith to determine whether based on further information provided by such Transaction Entity such Identified Facilities comply with Aron’s Policies and Procedures and/or whether additional actions or procedures can be taken or implemented so that, as a result, such Identified Facilities would comply with Aron’s Policies and Procedures, and (3) if it is determined that such Identified Facilities do comply with Aron’s Policies and Procedures or, as a result of such additional actions or procedures, such Identified Facilities become so compliant within such 120 day period, then such Identified Facilities shall not cease to be Included Locations based on the noncompliance stated in Aron’s notice to such Transaction Entity;
(iii)If within the 120 day period referred to in clause (ii)(2) above, such Transaction Entity has identified and diligently commenced the implementation of additional actions or procedures that are intended to result in such Identified Facilities becoming compliant with Aron’s Policies and Procedures, but such implementation cannot through commercially reasonable efforts be completed within such 120 day period, then so long as such Transaction Entity continues to diligently and in a commercially reasonable manner pursue the implementation of such additional actions and procedures, Aron will extend such 120 day period up to an additional 60 days to allow for such implementation to be completed and if such implementation is completed within such additional 60 day period, then such Identified Facilities shall not cease to be Included Locations based on the noncompliance stated in Aron’s notice to such Transaction Entity; and
(iv)If any Identified Facilities cease to be Included Locations pursuant to Section 9.9.1 above and thereafter Aron determines, in its reasonable, good faith judgment, that such Identified Facilities have become compliant with Aron’s Policies and Procedures, then Aron shall promptly cooperate with such Transaction Entity to reestablish such Identified Facilities as Included Locations hereunder.
9.9.3Each Transaction Entity agrees that it will promptly notify Aron in writing of any Included Location that (i) such Transaction Entity removes from service, for any reason and if removal from service is anticipated to be more than 30 days or (ii) subject to the last sentence of this section, has had no bulk movements of Products during any period of 60 consecutive days or has otherwise been designated or categorized as no longer being active or in use for at least 60 consecutive days and has de minimis inventory and further agrees, in either such case, if requested by Aron in writing within 5 Business Days after receipt of such notice, that the parties shall, pursuant to Section 28.2.3, promptly remove the relevant Tank or other storage location from Schedule B so that it shall cease to constitute an Included Location for purposes hereof. If Aron requests that any such Tank or other storage location cease to be an Included Location, such change in status shall become effective in accordance with the procedures specified in Section 28.2.3. If any Tank or other storage location has ceased to be an Included Location pursuant to this Section 9.9.3 and thereafter such Tank or other storage location is returned to service or reactivated and Aron determines, in its reasonable good faith judgment, that such Tank or other storage location is compliant with Aron’s Policies and Procedures, then Aron shall promptly cooperate with such Transaction Entity to reestablish such tank as an Included Location pursuant to the procedures specified in Section 28.2.3. If notice is required for an Included Location under clause (ii) above, but such Transaction Entity intends to continue to use and maintain such Included Location in accordance with Acceptable Industry Practices, such Transaction Entity may state its intent in such notice, in which case Aron shall consult with such Transaction Entity regarding the status and intended use of such Included Location before deciding whether to request the removal of such Included Location pursuant to this section.
10.CERTAIN REPRESENTATIONS
10.1.Each of the Parties intends and represents to each other Party that:
10.1.1each Party is (i) an “eligible contract participant” as defined in Section 1a(18) of the Commodity Exchange Act, as amended, (ii) a “forward contract merchant” in respect of the Safe Harbor Agreements as such term is defined in the Bankruptcy Code and used in Section 556 of the Bankruptcy Code and (iii) a “swap participant” (as such term is defined in the Bankruptcy Code and used in Section 560 of the Bankruptcy Code) in respect of the Safe Harbor Agreements;
10.1.2each purchase and sale of Product between them under any Safe Harbor Agreement is intended to constitute (i) a “forward contract” (as such term has meaning under the interpretations and guidance provided by the Commodity Futures Trading Commission and as such term is defined in the Bankruptcy Code and used in Section 556 of the Bankruptcy Code) and (ii) a “commodity forward agreement” as such term is used in the definition of “swap agreement” (as such term is defined in the Bankruptcy Code and used in Section 560 of the Bankruptcy Code);

10.1.3to the extent that any such purchase and sale of Product between them under any Safe Harbor Agreement is deemed to have any embedded volumetric optionality, (i) the Parties acknowledge and agree that (a) such embedded optionality is not intended to undermine the overall nature of such purchase and sale as a forward contract, (b) the predominant feature of such purchase and sale is actual delivery and (c) such embedded optionality cannot be severed and marketed separately from such purchase and sale, (ii) the seller thereunder acknowledges, agrees and represents that, at the time it enters into such purchase and sale, it shall intend to deliver the underlying relevant commodity if the embedded volumetric optionality is exercised, (iii) the buyer thereunder acknowledges, agrees and represents that, at the time it enters into such purchase and sale, it shall intend to take delivery of the underlying relevant commodity if the embedded volumetric optionality is exercised and (iv) each Party further acknowledges, agrees and represents that it is a commercial party and, at the time it enters into any such purchase and sale, such embedded volumetric optionality shall be primarily intended to address physical factors or regulatory requirements that reasonably influence demand for, or supply of, the relevant commodity;
10.1.4in the event any Party becomes Bankrupt, and to the extent permitted by Applicable Law, each Party intends that, (i) the Performing Party’s right to liquidate, collect, net and set off rights and obligations under the Safe Harbor Agreements, and liquidate and terminate this Agreement shall not be stayed, avoided or otherwise limited by the Bankruptcy Code, including sections 362(a), 547, 548 or 553 thereof; (ii) the Performing Party shall be entitled to the rights, remedies and protections afforded by and under, among other sections, sections 362(b)(6), 362(b)(17), 362(b)(27), 362(o), 546(e), 546(g), 546(j), 548(d), 553, 556, 560, 561 and 562 of the Bankruptcy Code; and (iii) any cash, securities, Products or other property provided as performance assurance, credit support or collateral with respect to the transactions contemplated hereby shall constitute “margin payments” as defined in section 101(38) of the Bankruptcy Code and all payments for, under or in connection with the transactions contemplated hereby, shall constitute “settlement payments” as defined in section 101(51A) of the Bankruptcy Code; and
10.1.5each Party intends to be a “master netting agreement participant” and for the Safe Harbor Agreements to constitute and to be deemed to be a “master netting agreement” for all purposes as each such term is defined in section 101(38A) of the Bankruptcy Code and as used in Section 561 of the Bankruptcy Code; and that the rights in Section 18 hereto include the rights referred to in section 561(a) of the Bankruptcy Code.
10.2Single Agreement. This Agreement and all transactions hereunder form a single integrated agreement between the Parties.

11.WARRANTIES
11.1.Warranties of Title.
11.1.1Each of DCRC, PRC and PBFH warrants that on the Commencement Date, it shall transfer, or cause to be transferred, to Aron good and marketable title to the Initial Inventory (as defined in each of the Original Inventory Intermediation Agreements) free and clear of any Liens (other than inchoate tax Liens and/or as contemplated in the Intercreditor Agreement), and that it has full right and authority to transfer such title and effect delivery of such Initial Inventory to Aron. The Transaction Entities warrant that on each CRC Joinder Effective Date, CRC shall transfer, or cause to be transferred, to Aron good and marketable title to the Initial CRC Inventory free and clear of any Liens (other than inchoate tax Liens and/or as contemplated in the Intercreditor Agreement), and that it has full right and authority to transfer such title and effect delivery of such Initial CRC Inventory to Aron.
11.1.2Aron represents and warrants to the Transaction Entities and the applicable Transaction Entity represents and warrants to Aron that, as of each date of delivery of Products sold hereunder to any Transaction Entity (in the case where Aron is delivering such Products) or Aron (in the case where any Transaction Entity is delivering such Products), as applicable, it has good and marketable title to the Products sold and delivered pursuant to this Agreement, free and clear of any Liens (other than inchoate tax Liens) or as contemplated in the Intercreditor Agreement, and that it has full right and authority to transfer such title and effect delivery of such Products.
11.2Disclaimer of Warranties. EXCEPT FOR THE WARRANTY OF TITLE, AND EXCEPT AS EXPRESSLY SET FORTH IN SECTIONS 7.1 AND 17.3, THE PARTY SELLING PRODUCT HEREUNDER MAKES NO WARRANTY, CONDITION OR OTHER REPRESENTATION, WRITTEN OR ORAL, EXPRESS OR IMPLIED, OF MERCHANTABILITY, FITNESS OR SUITABILITY OF THE PRODUCT FOR ANY PARTICULAR PURPOSE OR OTHERWISE.
12.PRICING & PAYMENT
12.1Interim Payment and Netting.
12.1.1For each Production Week during the period from and after the Third Restatement Effective Date through and including the Flow Date of November 22, 2021 (as indicated on Schedule I) (such period, the “Pre-Adjustment Date Period”), Aron shall provide the Transaction Entities with a net settlement statement setting forth:

(i)the “Weekly Net Volume” and (ii) the “Weekly Product Value,” which may be a positive or negative number; and
(ii)the aggregate of the Weekly Product Values for all Product Groups (the “Total Weekly Product Value”); provided that if the Total Weekly Product Value is a positive number it shall represent an amount due from the Transaction Entities to Aron and if the Total Weekly Product Value is a negative number, the absolute value thereof shall represent an amount due from Aron to the Transaction Entities.
As used herein, “Weekly Net Volume” and “Weekly Product Value” shall be calculated as follows:
(1)Using the Daily Report of Inventory Volumes provided by the Transaction Entities, Aron will calculate the “Daily Net Volume” for all Aron Inventory at the Included Locations as follows: the Inventory Volumes for the prior reported day, minus the Inventory Volumes for such day. The “Weekly Net Volume” shall be equal to the sum of the Daily Net Volumes by Product Group for each day in the Production Week.
(2)For each Product Group, the “Weekly Product Value” shall be an amount equal to (a) the Weekly Net Volume for such Product Group multiplied by (b) the applicable Weekly Product Benchmark for such Product Group.
12.1.2For each Production Day during the period from and after the Flow Date of November 23, 2021 (as indicated on Schedule I) until the Expiration Date (such period, the “Post-Adjustment Date Period”), Aron shall provide the Transaction Entities with a net settlement statement setting forth:
(i)the “Daily Net Volume” and (ii) the “Daily Product Value,” which may be a positive or negative number; and
(ii)the aggregate of the Daily Product Values for all Product Groups (the “Total Daily Product Value”); provided that if the Total Daily Product Value is a positive number it shall represent an amount due from the Transaction Entities to Aron and if the Total Daily Product Value is a negative number, the absolute value thereof shall represent an amount due from Aron to the Transaction Entities.
As used herein, Daily Net Volume and the “Daily Product Value” shall be calculated as follows:

(1)Using the Daily Report of Inventory Volumes provided by the Transaction Entities, Aron will calculate the Daily Net Volume for all Aron Inventory at the Included Locations.
(2)For each Product Group, the “Daily Product Value” shall be an amount equal to (a) the Daily Net Volume for such Product Group, multiplied by (b) the applicable Daily Product Benchmark for such Product Group.
12.1.3On or before 2:00 p.m. EPT on each applicable “Invoice Date” set forth on Schedule I, Aron shall provide the Transaction Entities with a statement setting forth:
(i)(i) in the case of any “Invoice Date” set forth on Schedule I during the Pre-Adjustment Date Period, the Total Weekly Product Value, together with a reasonably detailed summary of the calculations made by Aron pursuant to Section 12.1.1 to determine such amount or (ii) in the case of any “Invoice Date” set forth on Schedule I during the Post-Adjustment Date Period, the Total Daily Product Value, together with a reasonably detailed summary of the calculations made by Aron pursuant to Section 12.1.2 to determine such amount;
(ii)any outstanding interest that accrues pursuant to Section 12.4; and
(iii)the current Margin Amount applicable for such day and any incremental amount required to be delivered by the Transaction Entities to Aron or returned by Aron to the Transaction Entities in accordance with the terms of this Agreement; and
(iv)any other amounts due and payable as of such day, or outstanding amounts payable prior to such day, under this Agreement, including any Schedule hereto and as provided for in Sections 12.8, 12.9 and 12.10 (the aggregate net amount payable, without duplication, the “Interim Net Payment Amount”).
If the Interim Net Payment Amount is positive, it shall be due from the Transaction Entities to Aron and if the Interim Net Payment Amount is negative, the absolute value thereof shall be due from Aron to the Transaction Entities.
12.1.4In the event that (i) the Transaction Entities owe the Interim Net Payment Amount, the Transaction Entities shall pay such amount to Aron and (ii) Aron owes the Interim Net Payment Amount, Aron shall pay such amount to the Transaction Entities, in each case, on or prior to the applicable “Payment Date” set forth on Schedule I, subject to Section 12.3; provided, however, that if such payment is due from the Transaction Entities to Aron and Aron failed to deliver the statement required pursuant to Section 12.1.3 by 2:00 p.m. EPT on the applicable “Invoice Date” set forth on Schedule I, then such Interim Net Payment Amount shall not be due and payable until the next Business Day following the applicable “Payment Date” set forth on Schedule I.
12.1.5Supplemental Product volumes (a) will be included in the calculation of Interim Net Payment Amount commencing with the Production Week ending on April 1, 2019, provided that the Supplemental Product volumes for March 26, 27 and 28, 2019 shall be deemed to be equal to the Supplemental Product volume for March 29, 2019; and (b) thereafter until the Supplemental Release Date, for all subsequent Production Weeks, will be determined and incorporated into the calculation of the Interim Net Payment Amount in the same manner as other Product volumes.
12.1.6CRC Product volumes will (a) be included in the calculation of Interim Net Payment Amount commencing with the Production Day starting on the applicable CRC Joinder Effective Date; and (b) thereafter, for all subsequent Production Days during the continuation of the CRC Joinder Period associated with such CRC Joinder Effective Date, be determined and incorporated into the calculation of the Interim Net Payment Amount in the same manner as other Product volumes; provided, however that CRC Product volumes shall be incorporated in the calculation of Interim Net Payment Amounts pursuant to this Section 12.1.6 solely in respect of any CRC Joinder Period.
12.2Payments. Unless otherwise set forth herein, all payments to be made under this Agreement shall be made by wire transfer of same day funds in U.S. Dollars to such bank account at such bank as the payee shall designate in writing to the payor from time to time. All payments shall be deemed received on the Business Day on which same day funds therefor are received by the payee. Payments received after any applicable time set forth in this Agreement on any Business Day or on a day that is not a Business Day shall be deemed to have been received on the following Business Day. Except as otherwise expressly provided in this Agreement, all payments by the Transaction Entities or Aron shall be made in full without discount, offset, withholding, counterclaim or deduction whatsoever for any claims which (i) Aron may now have or hereafter acquire against the Transaction Entities or (ii) the Transaction Entities may now have or hereafter acquire against Aron, as applicable, and in each case, whether pursuant to the terms of this Agreement or otherwise, except as expressly provided herein.
12.3Disputed Invoices. If an invoiced Party in good faith disputes the accuracy of the amount invoiced, the invoiced Party shall pay such amount as it in good faith believes to be correct and provide written notice stating the reasons why the remaining disputed amount is incorrect, along with supporting documentation. In the event the Parties are unable to resolve such dispute, the matter shall be resolved in accordance with Section 22.

12.4Interest on Late Payments. Notwithstanding anything to the contrary herein or in any other Transaction Document, (i) in the case of Aron, upon the occurrence and during the continuance of any Event of Default with respect to Aron and (ii) in the case of any Transaction Entity, upon the occurrence and during the continuance of any Termination Event with respect to such Transaction Entity as the Defaulting Party or the Affected Party, as applicable, in each case, interest shall accrue on any unpaid amounts (including any accelerated amounts) owed by Aron or the Transaction Entities, as applicable, under the Transaction Documents at the Default Interest Rate from the date of the occurrence of such Event of Default or Termination Event, as applicable, until such amount is actually received by the Party or Parties to whom it is payable, and, without duplication, shall be payable on demand, in each case, whether or not such interest is allowed or allowable in any insolvency or liquidation proceeding. Payment or acceptance of the increased rates of interest provided for in this Section 12.4 is not a permitted alternative to timely payment and shall not constitute a waiver of any Event of Default with respect to Aron or any Termination Event with respect to any Transaction Entity or otherwise prejudice or limit any rights or remedies of Aron or the Transaction Entities hereunder.
12.5Monthly True-Up Payment. Aron shall use commercially reasonable efforts to calculate in accordance with Schedule G and provide to the Transaction Entities on the applicable “True Up Date” set forth on Schedule I, the Monthly True-Up Statement, showing the net true up amount due from (i) the Transaction Entities to Aron or (ii) Aron to the Transaction Entities, as applicable (the “Monthly True-Up Payment”), which shall include the following amounts (without duplication):
12.5.1the Aggregate Monthly Product True-Up Amount; plus
12.5.2the Ancillary Costs for such month not otherwise paid or satisfied hereunder pursuant to Section 6.6, and as evidenced in the relevant Backup Certificate; and plus or minus, as applicable,
12.5.3any other adjustments to amounts payable by (i) the Transaction Entities to Aron or (ii) Aron to the Transaction Entities pursuant to this Agreement.
12.6Monthly True-Up Invoicing and Payment. If the amount of the Monthly True-Up Payment is a positive number, such amount shall be due from the Transaction Entities to Aron, and if the amount of the Monthly True-Up Payment is a negative number, then the absolute value thereof shall be due from Aron to the Transaction Entities. In the event that (i) the Transaction Entities owe the Monthly True-Up Payment and (ii) Aron owes the Monthly True-Up Payment, the Transaction Entities or Aron, as applicable, shall pay such amount as shown on the Monthly True-Up Statement to the other Party or Parties on or prior to 5:00 p.m. EPT on the second Business Day following Aron’s delivery to the Transaction Entities of the Monthly True-Up Statement and all related supporting documentation, subject to Section 12.3.

12.7Determination of Brent Benchmark Amount. In connection with determining Prices for each Scheduled Price Adjustment Month in accordance with the terms of Section 4.3, Aron shall, in good faith and in a commercially reasonable manner, determine the Brent Benchmark Amount.
12.8Margin Amount.
(a) In the event that, at any time from and after the Adjustment Date, the Surplus Availability of the Transaction Entities is less than the applicable Minimum Surplus Availability Required Amount for at least twenty (20) consecutive calendar days (any such period in which the Surplus Availability has been less than the applicable Minimum Surplus Availability Required Amount for at least twenty (20) consecutive calendar days and a Surplus Availability Reinstatement has not occurred, a “Surplus Availability Trigger Period”), then the Transaction Entities shall (i) pay to Aron an aggregate amount equal to the current Margin Amount on the second (2nd) Business Day following such twentieth (20th) consecutive calendar day and (ii) maintain an amount equal to the current Margin Amount on deposit with Aron at all times during such Surplus Availability Trigger Period, in each case, (x) as reflected in statements contemplated to be delivered by Aron and setting forth the applicable Margin Amount pursuant to Section 12.1.3 and (y) subject in any event to Sections 12.8(c), (d) and (e).
(b) In the event that, at any time from and after the date of this Agreement any of the Transaction Entities incurs, creates, assumes or guaranties any Specified Indebtedness (other than in connection with a Refinancing of any Senior Notes and/or the Revolving Credit Agreement) and, as of the time of such incurrence, creation, assumption or guaranty (either before or after giving effect thereto), if both of the following events or conditions described in clauses (x) and (y) occur: (x) the ratings assigned to any Senior Notes, or any applicable Refinancing of such Senior Notes, are (or would be) lower than B3 (or its then-current equivalent) by Moody’s Investors Service, Inc. (or any successor rating agency thereto) and B (or its then-current equivalent) by Standard & Poor’s Ratings Service (or any successor rating agency thereto), as rated by both such rating agencies and (y) at the time of such incurrence, creation, assumption or guaranty, the Transaction Entities have not delivered an officer’s certificate to Aron certifying that (A) the ratings assigned to such Senior Notes, or any applicable Refinancing of such Senior Notes, have actually been issued an upgrade (as compared to such ratings as of the time immediately prior to such incurrence, creation, assumption or guaranty) by either Moody’s Investors Service, Inc. (or any successor rating agency thereto) or Standard & Poor’s Ratings Service (or any successor rating agency thereto) as a result of such incurrence, creation, assumption or guaranty and (B) such ratings by Standard & Poor’s Ratings Service (or any successor rating agency thereto), in the case where such upgrade was actually issued by Moody’s Investors Service, Inc. (or any successor rating agency thereto), or Moody’s Investors Service, Inc. (or any successor rating agency thereto), in the case where such upgrade was actually issued by Standard & Poor’s Ratings Service (or any successor rating agency thereto), as applicable, are no lower (after giving effect to such incurrence, creation, assumption or guaranty) than as of the time immediately prior to such incurrence, creation, assumption or guaranty, (clauses (x) and (y), collectively, a “Senior Debt Ratings Trigger Event”), then the Transaction Entities shall (i) pay to Aron an aggregate amount equal to the current Margin Amount on the second (2nd) Business Day following such incurrence, creation, assumption or guaranty; provided that, solely in the event that net cash proceeds are contemplated to be received by the Transaction Entities on the date of any incurrence, creation, assumption or guaranty of such Specified Indebtedness, in no event shall such payment pursuant to this Section 12.8(b) be required to be made earlier than two (2) Business Days following receipt by the Transaction Entities of such net cash proceeds of such Specified Indebtedness, and (ii) maintain an amount equal to the current Margin Amount on deposit with Aron at all times after which such Senior Debt Ratings Trigger Event has occurred, in each case, (x) as reflected in statements contemplated to be delivered by Aron pursuant to Section 12.1.3 and setting forth the applicable Margin Amount and (y) subject in any event to Sections 12.8(c), (d) and (e). Notwithstanding anything in this Agreement or any other Transaction Document to the contrary, for all purposes of the Transaction Documents from and after the date on which any Senior Debt Ratings Trigger Event has occurred it shall at all times be deemed to be continuing unless and until such time as a Senior Debt Ratings Benchmark Achievement occurs.
(c) Under no circumstance will any Margin Amount required to be posted by the Transaction Entities pursuant to both of Section 12.8(a) and (b) of this Agreement require that the Transaction Entities post to Aron an amount of additional margin in excess of the then current Margin Amount at any time, and any Margin Amount that would otherwise be required to be posted will be limited to such maximum amount.
(d) Daily fluctuations in the Margin Amount shall be calculated by Aron and set forth in each statement delivered by Aron pursuant to Section 12.1.3 and, for the avoidance of doubt, so long as the Transaction Entities deliver and post to Aron any incremental amounts specified in each such statement such that the aggregate amount posted to Aron equals the then current Margin Amount, they shall be deemed to be in compliance with the requirement to have posted to Aron an amount equal to the then current Margin Amount at all times during any Surplus Availability Trigger Period or after which a Senior Debt Ratings Trigger Event has occurred and is continuing.
(e) In the event that:
(i) a Surplus Availability Trigger Period exists but, subsequent to the commencement of such Surplus Availability Trigger Period, the Surplus Availability of the Transaction Entities is equal to or greater than the then applicable Minimum Surplus Availability Required Amount for at least twenty (20) consecutive calendar days and the Transaction Entities provide to Aron written notice and reasonably satisfactory evidence of the same (such occurrence, a “Surplus Availability Reinstatement”), then, so long as a Senior Debt Ratings Trigger Event has not occurred and is continuing, Aron shall return to the Transaction Entities an amount equal to the Margin Amount then posted to Aron by reflecting such return of the Margin Amount in a statement contemplated to be delivered by Aron pursuant to Section 12.1.3 on or prior to the fifth (5th) Business Day following such Surplus Availability Reinstatement; and
(ii) a Senior Debt Ratings Trigger Event occurred but all Senior Notes, including any Refinancing of any such Senior Notes, are subsequently rated higher than B3 (or its then-current equivalent) by Moody’s Investor Service, Inc. (or any successor rating agency thereto) and B (or its then-current equivalent) by Standard & Poor’s Service (or any successor rating agency thereto) and the Transaction Entities provide Aron with written notification of the same (such occurrence, a “Senior Debt Ratings Benchmark Achievement”), then, so long as a Surplus Availability Trigger Period does not then exist, Aron shall return to the Transaction Entities an amount equal to the Margin Amount then posted to Aron by reflecting such return of the Margin Amount in a statement contemplated to be delivered by Aron pursuant to Section 12.1.3 on or prior to the fifth (5th) Business Day following such Senior Debt Ratings Benchmark Achievement.
12.9Adjustment Date Settlements. In connection with the adjustments contemplated hereunder to occur on and as of the Adjustment Date, Aron shall determine in a commercially reasonable manner any payments required to be made by Aron to the Transaction Entities or the Transaction Entities to Aron, as applicable, to compensate for the change in certain terms (including with respect to certain Schedules hereto) on and as of such Adjustment Date and, promptly after making such determination (or as otherwise provided herein), Aron shall reflect all such payments and the net payment resulting therefrom in a statement required pursuant to Section 12.1.3, which shall be due from one Party or Parties to the other Party or Parties, in each case, as provided in this Section 12.9, or for amounts not covered under this Section 12.9, no later than the first (1st) Business Day following the date on which such statement is issued.
12.9.1DCRC Adjustment Date Procedures (Step-out). Without limiting the generality of Section 12.9, it is agreed that, in connection with the Adjustment Date, Aron shall in a commercially reasonable manner calculate, and either Aron or the Transaction Entities, as applicable, shall be obligated to make, the payments provided for below:
12.9.1.1With respect to each Product Group of DCRC Products (prior to taking into account any amendments to Schedules to be effectuated in connection with the Adjustment Date), the Estimated DCRC Step-out Product Amount shall be due from the Transaction Entities to Aron;
As used herein, “Estimated DCRC Step-out Product Amount” means the sum of, for all Product Groups of DCRC Products (prior to taking into account any amendments to Schedules to be effectuated in connection with the Adjustment Date), the amount resulting from the following multiplication in respect of each such Product Group: the product of (a) the Estimated Step-out Product Benchmark (as defined in Schedule C) for such Product Group, multiplied by (b) the end-of-day inventories of DCRC Products as of, and reported for, November 23, 2021 for such Product Group.
12.9.1.2The Estimated DCRC Step-out Product Amount shall be included in the statement issued by Aron pursuant to Section 12.1.3 on November 26, 2021 and shall be included in the Interim Net Payment Amount due on November 29, 2021;
12.9.1.3In connection with the calculation of the Estimated DCRC Step-out Product Amount, Aron shall calculate any additional amount due from the Transaction Entities to Aron or from Aron to the Transaction Entities, as applicable, as a result of provisionally closing out the related FIFO balance based on the Target Product Inventory for the month of November 2021. If any such amount is determined to be due, it will be invoiced and payable concurrently with the related Estimated DCRC Step-out Product Amount;
12.9.1.4If (a) the Actual DCRC Step-out Product Amount exceeds the amount of the Estimated DCRC Step-out Product Amount, then the Transaction Entities shall pay to Aron the amount of the resulting excess and (b) the amount of the Actual DCRC Step-out Product Amount is less than the amount of the Estimated DCRC Step-out Product Amount, then Aron shall pay to the Transaction Entities the absolute value of the resulting difference.
As used herein, the “Actual DCRC Step-out Product Amount” means the sum of, for all Product Groups of DCRC Products (prior to taking into account any amendments to Schedules to be effectuated in connection with the Adjustment Date), the amount resulting from the following multiplication in respect of each such Product Group: the product of (a) the Actual Step-out Product Benchmark (as defined in Schedule C) for such Product Group, multiplied by (b) the end-of-day inventories of DCRC Products as of, and reported for, November 30, 2021 for such Product Group.
12.9.1.5The amounts determined under Section 12.9.1.1 shall be included in the statement issued by Aron pursuant to Section 12.1.3 on December 3, 2021 and shall be included in the Interim Net Payment Amount due on December 6, 2021; and
12.9.1.6In connection with the calculation of the Actual DCRC Step-out Product Amount, Aron shall calculate any additional amount due from the Transaction Entities to Aron or from Aron to the Transaction Entities, as applicable, as a result of closing out the related FIFO balance based on the Target Product Inventory for the month of November 2021. If any such amount is determined to be due, it will be invoiced and payable concurrently with the related Actual DCRC Step-out Product Amount; provided that such amount shall be netted against or aggregated with any amount paid under Section 12.9.1.3 so that, as a result, the Party or Parties obligated to pay such amount shall have done so after giving effect to such netting or aggregation.
12.9.2PRC Adjustment Date Procedures (Step-out). Without limiting the generality of Section 12.9, it is agreed that, in connection with the Adjustment Date, Aron shall in a commercially reasonable manner calculate, and either Aron or the Transaction Entities, as applicable, shall be obligated to make, the payments provided for below:
12.9.2.1With respect to each Product Group of PRC Products (prior to taking into account any amendments to Schedules to be effectuated in connection with the Adjustment Date), the Estimated PRC Step-out Product Amount shall be due from the Transaction Entities to Aron;
As used herein, the “Estimated PRC Step-out Product Amount” means the sum of, for all Product Groups of PRC Products (prior to taking into account any amendments to Schedules to be effectuated in connection with the Adjustment Date), the amount resulting from the following multiplication in respect of each such Product Group: the product of (a) the Estimated Step-out Product Benchmark (as defined in Schedule C) for such Product Group, multiplied by (b) the end-of-day inventories of PRC Products as of, and reported for, November 23, 2021 for such Product Group.
12.9.2.2.The Estimated PRC Step-out Product Amount shall be included in the statement issued by Aron pursuant to Section 12.1.3 on November 26, 2021 and shall be included in the Interim Net Payment Amount due on November 29, 2021;
12.9.2.3.In connection with the calculation of each Estimated PRC Step-out Product Amount, Aron shall calculate any additional amount due from the Transaction Entities to Aron or from Aron to the Transaction Entities, as applicable, as a result of provisionally closing out the related FIFO balance based on the Target Product Inventory for the month of November 2021. If any such amount is determined to be due, it will be invoiced and payable concurrently with the related Estimated PRC Step-out Product Amount;
12.9.2.4.If (a) the Actual PRC Step-out Product Amount exceeds the amount of the Estimated PRC Step-out Product Amount, then the Transaction Entities shall pay to Aron the amount of the resulting excess and (b) the amount of the Actual PRC Step-out Product Amount is less than the amount of the Estimated PRC Step-out Product Amount, then Aron shall pay to the Transaction Entities the absolute value of the resulting difference;
As used herein, the “Actual PRC Step-out Product Amount” means the sum of, for all Product Groups of PRC Products (prior to taking into account any amendments to Schedules to be effectuated in connection with the Adjustment Date), the amount resulting from the following multiplication in respect of each such Product Group: the product of (a) the Actual Step-out Product Benchmark (as defined in Schedule C) for such Product Group, multiplied by (b) the end-of-day inventories of PRC Products as of, and reported for, November 30, 2021 for such Product Group.
12.9.2.5The amounts determined under Section 12.9.2.4 shall be included in the statement issued by Aron pursuant to Section 12.1.3 on December 3, 2021 and shall be included in the Interim Net Payment Amount due on December 6, 2021; and
12.9.2.6In connection with the calculation of the Actual PRC Step-out Product Amount, Aron shall calculate any additional amount due from the Transaction Entities to Aron or from Aron to the Transaction Entities, as applicable, as a result of closing out the related FIFO balance based on the Target Product Inventory for the month of November 2021. If any such amount is determined to be due, it will be invoiced and payable concurrently with the related Actual PRC Step-out Product Amount; provided that such amount shall be netted against or aggregated with any amount paid under Section 12.9.2.3 so that, as a result, the Party or Parties obligated to pay such amount shall have done so after giving effect to such netting or aggregation.
12.9.3Adjustment Date Procedures for East Coast Product Groups (Step-in). Without limiting the generality of this Section 12.9, it is agreed that, in connection with the Adjustment Date, Aron shall in a commercially reasonable manner calculate, and Aron shall be obligated to make the payments provided for below:
12.9.3.1With respect to each East Coast Product Group (after taking into account any amendments to Schedules to be effectuated in connection with the Adjustment Date), the Estimated East Coast Product Group Step-in Amount shall be due from Aron to the Transaction Entities;
As used herein, “Estimated East Coast Product Group Step-in Amount” means the sum of, for all East Coast Product Groups (after taking into account any amendments to Schedules to be effectuated in connection with the Adjustment Date), the amount resulting from the following multiplication in respect of each such East Coast Product Group: the product of (a) the Estimated Step-in Product Benchmark (as defined in Schedule C) for such East Coast Product Group, multiplied by (b) the end-of-day inventories of such East Coast Product Group as of, and reported for, November 23, 2021.
12.9.3.2The Estimated East Coast Product Group Step-in Amount shall be included in the statement issued by Aron pursuant to Section 12.1.3 on November 26, 2021 and shall be included in the Interim Net Payment Amount due on November 29, 2021;
12.9.3.3If (a) the Actual East Coast Product Group Step-in Amount exceeds the amount of the Estimated East Coast Product Group Step-in Amount, then Aron shall pay to the Transaction Entities the amount of the resulting excess and (b) the amount of the Actual East Coast Product Group Step-in Amount is less than the amount of the Estimated East Coast Product Group Step-in Amount, then the Transaction Entities shall pay to Aron the absolute value of the resulting difference; and
As used herein, the “Actual East Coast Product Group Step-in Amount” means the sum of, for all East Coast Product Groups (after taking into account any amendments to Schedules to be effectuated in connection with the Adjustment Date), the amount resulting from the following multiplication in respect of each such East Coast Product Group: the product of (a) the Actual Step-in Product Benchmark (as defined in Schedule C) for such East Coast Product Group, multiplied by (b) the end-of-day inventories of such East Coast Product Group as of, and reported for, November 30, 2021.
12.9.3.4The amounts determined under Section 12.9.3.3 shall be included in the statement issued by Aron pursuant to Section 12.1.3 on December 3, 2021 and shall be included in the Interim Net Payment Amount due on December 6, 2021.
12.10DCRC Expiration Date Settlements. In connection with the transactions contemplated hereunder to occur on and as of DCRC Expiration Date, Aron shall determine in a commercially reasonable manner any payments required to be made by the Transaction Entities to Aron in connection with the sale by Aron of all DCRC Products as contemplated by Section 3.10 and the DCRC Step-out Bill of Sale on and as of the DCRC Expiration Date and, promptly after making such determination (or as otherwise provided herein), Aron shall reflect all such payments in a statement required pursuant to Section 12.1.3, which shall be due from the Transaction Entities to Aron, as provided in this Section 12.10, or for amounts not covered under this Section 12.10, no later than the first (1st) Business Day following the date on which such statement is issued.

12.10.1 Without limiting the generality of Section 12.10, it is agreed that, in connection with the DCRC Expiration Date, Aron shall in a commercially reasonable manner calculate, and the Transaction Entities shall be obligated to make, the payments provided for below:
12.10.1.1With respect to each Product Group of DCRC Products, the Estimated DCRC Expiration Step-out Amount shall be due from the Transaction Entities to Aron;
As used herein, the “Estimated DCRC Expiration Step-out Amount” means, the sum of, for all Product Groups of DCRC Products, the amount resulting from the following multiplication in respect of each such Product Group: the product of (a) the Daily Product Benchmark (as defined in Schedule C) for such Product Group, multiplied by (b) the end-of-day inventories of DCRC Products as of, and reported for, June 24, 2024 for such Product Group.

12.10.1.2The Estimated DCRC Expiration Step-out Amount shall be included in the statement issued by Aron pursuant to Section 12.1.3 on June 27, 2024 and shall be included in the Interim Net Payment Amount due on June 28, 2024; and
12.10.1.3The Estimated DCRC Expiration Step-out Amount shall be included in the Monthly True-Up Statement issued by Aron in respect of June 2024 and as part of the applicable Monthly True-Up Payment as provided therein; provided that the Estimated DCRC Expiration Step-out Amount shall be netted against or aggregated with any amount paid in connection with such Monthly True-Up Payment in accordance with the terms of Section 12.5, so that, as a result, the Transaction Entities obligated to pay the Estimated DCRC Expiration Step-out Amount shall have done so after giving effect to such netting or aggregation.
13.FINANCIAL INFORMATION; NOTIFICATIONS; CREDIT SUPPORT
13.1Provision of Financial Information. The Transaction Entities shall provide Aron, and Aron shall provide to the Transaction Entities, (i) within 120 days following the end of each of its fiscal years, (a) a copy of (x) in the case of Aron, the annual report, containing audited consolidated financial statements of Aron and its consolidated subsidiaries for such fiscal year certified by independent certified public accountants and (y) in the case of the Transaction Entities, the annual report, containing audited consolidated financial statements of PBFH and its consolidated subsidiaries for such fiscal year, accompanied by an opinion of its independent certified public accountants (which opinion shall not be qualified as to scope or contain any going concern or other qualification, other than any going concern or qualification with respect to the

Expiration Date, the regularly scheduled maturity date of the Revolving Commitments (as defined in the Revolving Credit Agreement (as in effect as of the Third Restatement Effective Date)) or the Senior Notes or as a result of a potential breach (but not any actual breach) of any financial maintenance covenant (including, without limitation, Section 6.09 of the Revolving Credit Agreement) and (b) the balance sheet, statement of income and statement of cash flow of PBFH or Aron, as applicable, for such fiscal year, as reviewed by PBFH’s or Aron’s, as applicable, independent certified public accountants, and (ii) within 90 days after the end of its first three fiscal quarters of each fiscal year, a copy of the quarterly report, containing unaudited consolidated financial statements of PBFH or Aron, as applicable, and its consolidated subsidiaries for such fiscal quarter; provided that so long as PBF or The Goldman Sachs Group, Inc., as applicable, is required to make public filings of its quarterly (on form 10-Q) and annual (on form 10-K) financial results pursuant to the Exchange Act, such filings are available on the SEC’s EDGAR database and such filings are made in a timely manner, then the Transaction Entities or Aron, as applicable, will not be required to provide such annual or quarterly financial reports to the other Party.
13.2Additional Information. Upon reasonable notice, the Transaction Entities shall provide to Aron, and Aron shall provide to the Transaction Entities, such additional information as Aron or the Transaction Entities, as applicable, may reasonably request to enable it to ascertain the current financial condition of the Transaction Entities or Aron, as applicable; provided, however, that no Party shall be required to disclose any information in violation of applicable Law.
13.3Notifications. Each of Aron and the Transaction Entities shall notify the other Party or Parties in writing within two (2) Business Days of learning of any of the following events:
13.3.1any Event of Default or Additional Termination Event, specifying the nature and extent thereof and the corrective action (if any) taken or proposed to be taken with respect thereto;
13.3.2any event that is reasonably expected to be a Material Adverse Change with respect to such Party;
13.3.3any Transaction Entity, its Guarantor or any Specified Subsidiary consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to another person; provided that no such notification shall be required in the case where any Specified Subsidiary consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to another Specified Subsidiary or a Transaction Entity;
13.3.4in the case of each of DCRC, PRC, PBFH and solely during any CRC Joinder Period, CRC,

(i)its binding agreement to sell, lease, sublease, transfer or otherwise dispose of, or grant any person (including an Affiliate) an option to acquire, in one transaction or a series of related transactions, all or substantially all of the assets of any Refinery;
(ii)any labor disturbances at any Refinery that are reasonably likely to adversely and materially impact the use of the Tanks;
(iii)notice of any (x) material “Default” and/or (y) “Event of Default” under the Revolving Credit Agreement (each as defined therein); or
(iv)a final judicial or administrative judgment against it that individually or in the aggregate is in excess of $115,000,000; and
13.3.5either (x) a Guarantor of any Transaction Entity or (y) a Specified Subsidiary becomes or is Bankrupt.
13.3.6Reporting of Surplus Availability. Upon Aron’s request (a “Surplus Availability Request”), (which shall, in no event, exceed one time during any given calendar week), the Transaction Entities shall promptly deliver an email to Aron specifying, as of the date thereof, the amount of Surplus Availability and whether the Surplus Availability is equal to or greater than the applicable Minimum Surplus Availability Required Amount (a “Surplus Availability Notification”); provided that in no event shall Aron make a Surplus Availability Request more than twice in any consecutive 4 week period as long as the latest Surplus Availability Notification provided to Aron indicated that Surplus Availability was greater than [_]% above the Minimum Surplus Availability Required Amount.
13.4.Credit Support Guaranties.
13.4.1As security for the prompt payment and performance in full when due of Aron’s obligations under this Agreement, Aron shall cause its Guarantor to (i) deliver to the Transaction Entities on or prior to the Third Restatement Effective Date its Guaranty in form and substance reasonably acceptable to the Transaction Entities and (ii) maintain such Guaranty in effect for the Term hereof.
13.4.2As security for the prompt payment and performance in full when due of Transaction Entities’ obligations under this Agreement, the Transaction Entities shall cause their Guarantor to (i) deliver to Aron on or prior to the Third Restatement Effective Date their Guaranty in form and substance reasonably acceptable to Aron and (ii) maintain such Guaranty in effect for the Term hereof.

13.4.3As security for the prompt payment and performance in full when due of Transaction Entities’ obligations under this Agreement, the Transaction Entities shall cause the Specified Subsidiaries to (i) deliver to Aron on or prior to the Third Restatement Effective Date the Specified Agreement in form and substance reasonably acceptable to Aron and (ii) except for releases expressly provided in such Specified Agreement or elsewhere herein, maintain the Specified Agreement in effect for the Term hereof.
13.5True Sale and Back-up Security Interest. Each of the Parties intends that each of the purchase and sale transactions and transfers contemplated hereby constitute true sales and true transfers of the benefits and burden of ownership of the Products intended to constitute Aron Inventory subject to such purchase and sale transactions and transfers from the applicable Transaction Entities to Aron. If, notwithstanding the intent of the Parties, such transactions are deemed to constitute loans, then the Transaction Entities shall be deemed to have pledged and granted to Aron, a first priority lien and security interest in all quantities of Product constituting Aron Inventory hereunder and all proceeds thereof as security for the performance of all of the Transaction Entities’ obligations and liabilities hereunder, and the UCC filings by Aron with respect to such quantities of Product shall serve to perfect such pledge and security interest. However, the filing of any UCC financing statements made pursuant to this Agreement shall in no way be construed as being contrary to the intent of the Parties that the transactions contemplated by this Agreement be treated as purchase and sale transactions.
13.6Adequate Assurances.
13.6.1Aron may, in its reasonable discretion and upon written notice to the Transaction Entities, require that PBFH provide it with satisfactory security for or adequate assurance of its or its Guarantor’s performance within a specified time period as appropriate (but not less than two Business Days from delivery of such notice), when a Material Adverse Change has occurred as with respect to any Transaction Entity or any Transaction Entity’s Guarantor.
13.6.2Any Transaction Entity may, in its reasonable discretion and upon notice to Aron, require that Aron provide it with satisfactory security for or adequate assurance of its or its Guarantor’s performance within a specified time period as appropriate (but not less than two Business Days from delivery of such notice), when a Material Adverse Change has occurred as with respect to Aron or its Guarantor.
13.6.3Each Transaction Entity or Aron, as applicable, shall provide performance assurance to the Transaction Entities or Aron, as applicable, on or prior to the second Business Day following written demand therefor in the form of Acceptable Credit Support. The performance assurance provided by the Transaction Entities or Aron, as applicable, shall be for a reasonable duration and in an amount reasonably sufficient to cover a value up to the Transaction Entities’ or Aron’s, as applicable, good faith estimated financial exposure under this Agreement. If performance assurance is provided in the form of a letter of credit, such letter of credit shall be issued by an Acceptable Letter of Credit Issuer and shall be in a form reasonably acceptable to the Transaction Entities or Aron, as applicable, in the exercise of their respective good faith and reasonable discretion. All bank charges relating to any letter of credit and any fees, commissions, costs and expenses incurred with respect to furnishing security are for the account of the Transaction Entities or Aron, as applicable.
13.7Further Assurances.
13.7.1Each Party agrees, at any time and from time to time upon the request of any other Party, to execute, deliver and acknowledge, or cause to be executed, delivered and acknowledged, such further documents and instruments and to do such other acts and things as such Party may reasonably request in order to fully effect the purposes of this Agreement. Between the Effective Date and the Commencement Date, if the Parties determine in good faith that any Schedule hereto contains an error or requires further revision or clarification, the Parties shall cooperate in good faith to revise the content of such Schedule(s) to address such matter and, on the Commencement Date, will execute such amendment or other instrument as each Party deems reasonably necessary to cause each such revised Schedule to be incorporated as an attachment to this Agreement as contemplated by the terms hereof.
13.7.2Without limiting the generality of the foregoing, in the event that, at any time from and after the Third Restatement Effective Date, an Affiliate of any Transaction Entity that is not (a) a Transaction Entity, (b) a Guarantor with respect to any Transaction Entity or (c) any Specified Subsidiary, in each case, becomes an issuer, obligor or guarantor (or any similar term) under or in connection with any Senior Unsecured Indebtedness, the Transaction Entities will give notice to Aron of the same not less than three (3) days prior to the date that such person is required to become such an issuer, obligor or guarantor (or any similar term) and, such Transaction Entity shall (i) upon Aron’s request, provide to Aron no later than ten (10) days prior to such date, all such information reasonably requested by Aron in connection with its requirements and policies as they relate to any applicable “know your customer” rules, anti-money laundering policies and procedures, laws, rules and regulations (including without limitation, the Patriot Act, rules and regulations of the Office of Foreign Assets Control) and other similar client identification and business conduct standard and dealing policies and procedures (including reputational considerations), in each case, as reasonably and consistently applied by Aron, and provide to Aron all material documentation and other information required by such policies and procedures and applicable regulatory authorities and (ii) substantially concurrently with such person becoming an issuer, obligor or guarantor (or any similar term) under or in connection with any Senior Unsecured Indebtedness, cause such person to duly execute and deliver to Aron a joinder agreement with respect to the Specified Agreement in substantially the form of Exhibit 10.
13.7.3In the event that the Transaction Entities duly execute and deliver to Aron a certificate certifying that a Specified Subsidiary has been released from all its obligations as a borrower, issuer, obligor or guarantor (or any similar term) under or in connection with any Senior Unsecured Indebtedness in accordance with the respective terms thereof, such Specified Subsidiary shall automatically and without further action be released from its obligations under the Specified Agreement.
14.TAXES
14.1Taxes.
14.1.1Each Party represents that it is registered, and covenants that it will continue to be so registered, with the applicable Governmental Authority to engage in tax-free transactions with respect to Products to the extent permitted by applicable law. Prior to the date of delivery of Products hereunder each Party shall provide to the other Parties proper notification, exemption, motor fuel licenses or resale certificates or direct pay permits or other similar certificates as may be required or permitted by Applicable Law. If a Party does not furnish such certificates and licenses to the other Parties or if the transaction is subject to any Tax under Applicable Law because no exemption exists, the Transaction Entities will be responsible for any such Tax, as an Ancillary Cost, pursuant to Section 6.6 of this Agreement and the Transaction Entities shall reimburse and indemnify Aron for all Taxes that Aron remits to a Governmental Authority or that are incurred by Aron, together with all penalties and interest thereon. Except as otherwise agreed by the Parties in writing, each Party acknowledges and agrees that it is responsible for all filings, notifications, and other similar compliance requirements that it is required to comply with under Applicable Law. To the extent information needed for any such filing, notification, or other similar compliance requirement is in the possession of a Party that is not required to comply under Applicable Law, such Party that has possession of the information acknowledges and agrees that it will provide such information to the Party with the obligation for the relevant compliance requirement. PRC further agrees to provide Aron with a copy of its New Jersey Spill Compensation and Control Secondary Transfer Certificate upon Aron’s request.
14.1.2In connection with the termination of this Agreement, Aron agrees that it will, in a timely manner, notify PRC and PBFH as to whether or not PRC and PBFH are to make a filing of New Jersey Form C 9600, Notification of Sale, Transfer, or Assignment in Bulk, or any other forms or notices related to bulk sales taxes in New Jersey pursuant to New Jersey Statutes Annotated Sections 54:32B-22 or 54:50-38 or any other New Jersey statute, regulation, or law, and PRC and PBFH agree to comply with such notification; provided that if Aron does not give any such notification to PRC and PBFH, Aron shall be deemed to have notified PRC and PBFH to not make such filing. In the event Aron notifies (or is deemed to have notified) PRC and PBFH to not make such filing, or fails to give PRC and PBFH timely notification, Aron covenants and agrees that it will indemnify PRC and PBFH for any New Jersey taxes, interest, penalties or any other Liabilities resulting from PRC and PBFH not filing such forms or notices.
14.2Notwithstanding the foregoing, the Parties agree that PRC and PBFH shall indemnify Aron for the amount of the New Jersey Spill Compensation and Control tax and all penalties or interest thereon paid, owing, asserted against or incurred by Aron directly or indirectly with respect to the Products purchased and sold hereunder (provided that the indemnity obligations in this Section 14.2 shall not apply to the extent Aron incurs any such tax, penalties or interest due to its failure to make any necessary filings with the appropriate authorities and/or maintain adequate documentation to establish Aron’s exemption from the same).
14.3Each Party acknowledges and agrees that it will be solely responsible for any Excluded Taxes owed by it or any similar taxes such as gross earnings, gross receipts or similar taxes that are based upon gross receipts, gross earnings or gross revenues. Each of (i) the Transaction Entities hereby irrevocably waive and release Aron and (ii) Aron hereby irrevocably waives and releases the Transaction Entities, in each case, from, and agrees not to assert any reimbursement or other indemnification claims against Aron or the Transaction Entities, as applicable, with respect to, any Liabilities (including pursuant to Section 19) with respect to the imposition or incurrence of any Excluded Taxes (including any such gross receipt taxes, including any such gross receipt taxes pursuant to Title 30 of the Delaware Code as in effect from time to time).
14.4Any other provision of this Agreement to the contrary notwithstanding, this Section 14 shall survive until 90 days after the expiration of the statute of limitations for the assessment, collection and levy of any Tax.
15.INSURANCE
15.1Insurance Required to be provided by the Transaction Entities. The Transaction Entities, directly or through an Affiliate, shall procure and maintain in full force and effect throughout the Term insurance coverage of the following types and amounts and with insurance companies rated not less than A- by A.M. Best, or otherwise reasonably acceptable to Aron, in respect of the Transaction Entities’ receipt, handling and storage of Aron Inventory under this Agreement or the receipt, handling and storage of Aron Inventory under any Required Storage Arrangements:
15.1.1Property insurance for property damage including business interruption coverage on an “all risk” basis without co-insurance, including but not limited to flood, earthquake, windstorm, and tsunami, covering damage to any Refinery and/or any Included Location on a repair or replacement cost basis in an amount sufficient to repair major components of and replace such Refinery and/

or Included Location, as reasonably determined pursuant to an engineering report prepared by an expert recognized by underwriters for such purpose.
15.1.2Stock throughput insurance on an “all risk” basis without co- insurance, including but not limited to flood, earthquake, windstorm, tsunami, theft, burglary, misappropriation, and fraud perils. Such insurance shall cover the physical damage or loss (including shortage) of any Aron Inventory for replacement value, which shall be sufficient to cover Aron Inventory stored at Included Locations at each Refinery; provided that, in the event that, at any time after the Third Restatement Effective Date any renewal or amendment of such stock throughput policies is not available at commercially reasonable rates, the Transaction Entities shall procure and maintain insurance coverage that can be obtained at commercially reasonable rates with coverage limits that are as near as reasonably possible to the coverage limits contained in such stock throughput policies in effect in accordance with this Section 15.1.2 as of the Third Restatement Effective Date; provided, further, that in the event that the Transaction Entities are subject to the foregoing proviso, notice shall be provided to Aron, which notice shall include reasonably detailed information regarding any Transaction Entity’s inability to procure and maintain its then existing stock throughput policies;
15.1.3Commercial general liability coverage which includes bodily injury, broad form property damage and contractual liability, cross suit liability, products and completed operations liability, and sudden and accidental pollution liability coverage in a minimum amount of $10,000,000 per occurrence and $10,000,000 in the aggregate;
15.1.4(i) Workers compensation in the amount required by Applicable Law, and (ii) employer’s liability with a minimum amount of $1,000,000 per accident, $1,000,000 per disease, and $1,000,000 in the aggregate;
15.1.5Automobile liability coverage in a minimum amount of $1,000,000;
15.1.6Umbrella/excess liability coverage providing coverage on a follow- form basis with respect to the coverage required under Section 15.1.3 in a minimum amount of $300,000,000 per occurrence and in the aggregate; and
15.1.7pollution legal liability coverage in a minimum amount of $100,000,000 per occurrence and in the aggregate for injury to persons or damage to property resulting from any release, spillage, leak or discharge of any Products from any Included Locations into the ambient air, surface water, groundwater, land surface or subsurface strata. Such insurance shall include coverage for clean-up and remediation expenses.
15.2Additional Insurance Requirements.

1.The foregoing policies in Section 15.1 shall include or provide that the underwriters waive all rights of subrogation against Aron and the insurance is primary without contribution from Aron’s insurance. The foregoing policies with the exception of those listed in Section 15.1.3, 15.1.6 and 15.1.7 shall include Aron, its subsidiaries, and affiliates and their respective directors, officers, employees and agents as additional insured. The foregoing policies in Section 15.1.2 shall include Aron as loss payee to the extent of the interests of Aron in the Products acquired by Aron in the care, custody or control of the Transaction Entities.
2.The Transaction Entities shall cause their insurance carriers to furnish insurance certificates to Aron, in a form reasonably satisfactory to Aron, evidencing the existence of the coverages required pursuant to Section 15.1. The certificate shall specify that the insurer will provide 30 days’ written notice prior to cancelation of insurance becoming effective. Upon Aron’s request, the Transaction Entities shall provide renewal certificates within 30 days of the expiration of the previous policy under which coverage is maintained.
3.The mere purchase and existence of insurance does not reduce or release any Party from any liability incurred or assumed under this Agreement.
4.Each Transaction Entity shall comply with all notice and reporting requirements in the foregoing policies and timely pay all premiums.
5.Each Transaction Entity shall be responsible for any deductibles or retentions that are applicable to the insurance required pursuant to Section 15.1.
16.FORCE MAJEURE
16.1No Party shall be liable to the other Parties if it is rendered unable by a Force Majeure Event to perform in whole or in part any obligation or condition of this Agreement for so long as the Force Majeure Event exists and to the extent that performance is hindered by the Force Majeure Event; provided, however, that the Party unable to perform shall use all commercially reasonable efforts to avoid or remove the Force Majeure Event. During the period that performance by any Transaction Entity or Aron of a part or whole of its obligations has been suspended by reason of a Force Majeure Event, Aron (in the case of any Transaction Entity as an affected Party) or the applicable Transaction Entity (in the case of Aron as an affected Party), as applicable, likewise may suspend the performance of all or a part of its obligations to the extent that such suspension is commercially reasonable, other than any payment or indemnification obligations that arose prior to the Force Majeure Event.
16.2To the extent reasonably practicable, the affected Party rendered unable to perform shall give written notice to the other Parties within 24 hours after receiving notice of the occurrence of a Force Majeure Event, including, to the extent feasible, the details and the expected duration of the Force Majeure Event and the volume of Product affected. Such Party also shall promptly notify the other Parties when the Force Majeure Event has terminated.
17.REPRESENTATIONS, WARRANTIES & COVENANTS
17.1Mutual Representations and Warranties. (i) Each Party represents and warrants to the other Party as of the Third Restatement Effective Date, and shall be deemed to represent and warrant as of the date of any purchase of Product hereunder, (ii) each Transaction Entity and CRC represents and warrants to Aron as of each CRC Joinder Effective Date and (iii) each Transaction Entity represents and warrants to Aron as of each CRC Release Date, in each case, that:
17.1.1 (i) it is an “eligible contract participant” as defined in the U.S. Commodity Exchange Act, as amended, (ii) it is a “forward contract merchant” (as such term is defined in the Bankruptcy Code and used in Section 556 of the Bankruptcy Code) in respect of this Agreement and the other Safe Harbor Agreements and (iii) intends to be a “master netting agreement participant” for all purposes as such term is defined in section 101(38A) of the Bankruptcy Code and as used in Section 561 of the Bankruptcy Code;
17.1.2it is duly organized and validly existing under the laws of the jurisdiction of its organization or incorporation and, if relevant under such laws, in good standing, has the power to execute and deliver this Agreement and any other related documentation that it is required by this Agreement to deliver and to perform its obligations under this Agreement, and has taken all necessary action to authorize such execution, delivery and performance;
17.1.3such execution, delivery and performance do not violate or conflict with, in any material respect, any Applicable Law, any provision of its constitutional documents or any order or judgment of any court or Governmental Authority;
17.1.4all material governmental and other authorizations, approvals, consents, notices and filings that are required to have been obtained or submitted by it with respect to this Agreement have been obtained or submitted and are in full force and effect;
17.1.5its obligations under this Agreement constitute its legal, valid and binding obligations, enforceable in accordance with their respective terms (subject to applicable bankruptcy, reorganization, insolvency, moratorium or similar laws affecting creditors’ rights generally and subject, as to enforceability, to equitable principles of general application regardless of whether enforcement is sought in a proceeding in equity or at law);
17.1.6no Termination Event has occurred and is continuing, and no such event or circumstance would occur as a result of its entering into or performing its obligations under this Agreement;

17.1.7there is not pending, nor to its knowledge threatened against it, any action, suit or proceeding at law or in equity or before any court, tribunal, Governmental Authority, official or arbitrator that is likely to affect the legality, validity or enforceability against it of this Agreement or its ability to perform its obligations under this Agreement and that could reasonably be expected to result in a Material Adverse Change;
17.1.8it has entered into the Transaction Documents and will enter into any transaction thereunder as principal (and not as advisor, agent, broker or in any other capacity, fiduciary or otherwise) and with a full understanding of the material terms and risks of the same, and has made its own independent decision to enter into the Transaction Documents and any transaction and as to whether the Transaction Documents and any transaction are appropriate or suitable for it based upon its own judgment and upon advice from such advisers as it has deemed necessary and not in reliance upon any view expressed by any other Party;
17.1.9it is capable of assessing the merits of and understanding (on its own behalf or through independent professional advice) the Transaction Documents and any transaction, understands and accepts the terms, conditions and risks of the Transaction Documents and any transaction and is capable of assuming and assumes the risks of the Transaction Documents and any transactions contemplated thereunder;
17.1.10it is not bound by any agreement that would preclude or hinder its execution, delivery or performance of any of the Transaction Documents;
17.1.11neither it nor any of its Affiliates has been contacted by or negotiated with any finder, broker or other intermediary in connection with the sale of Product hereunder who is entitled to any compensation with respect thereto; and
17.1.12none of its directors, officers, employees or agents or those of its Affiliates has received or will receive any commission, fee, rebate, gift or entertainment of significant value in connection with any of the Transaction Documents.
17.2Mutual Covenants.
17.2.1Compliance with Applicable Laws. Each Party undertakes and covenants to the other Party that it shall comply in all material respects with all Applicable Laws, including all Environmental Laws, to which it may be subject in connection with the performance of any obligation or exercise of any rights under any of the Transaction Documents or in connection with any transaction contemplated by or undertaken pursuant to this Agreement.

17.2.2Books and Records. All records or documents provided by any Party to the other Parties shall, to the best knowledge of such Party, accurately and completely reflect the facts or estimates about the activities and transactions to which they relate. Each Party shall promptly notify the other Parties if at any time such Party has reason to believe that any records or documents previously provided to the other Parties no longer are materially accurate or complete.
17.2.3Payments. All payments made under this Agreement shall be made in U.S. Dollars, the lawful currency of the United States.
17.3The Transaction Entities’ Representations and Covenants.
17.3.1Each Transaction Entity represents and warrants as to itself that its Tanks have been maintained, repaired, inspected and serviced in accordance with Accepted Industry Practice and are generally in serviceable condition (normal wear and tear excepted) in all material respects.
17.3.2Each Transaction Entity agrees that neither it nor any of its subsidiaries shall have any interest in or the right to dispose of, and shall not create or consent to the creation of any Liens with respect to, the Aron Inventory. Each Transaction Entity authorizes Aron to file at any time and from time to time any UCC financing statements identifying the Aron Inventory subject to this Agreement and Aron’s ownership thereof and title thereto, and each Transaction Entity shall execute and deliver to Aron, and each Transaction Entity hereby authorizes Aron to file (with or without such Transaction Entity’s signature), at any time and from time to time, all amendments to financing statements, assignments, continuation financing statements, precautionary UCC financing statements, termination statements and other documents and instruments, in form reasonably satisfactory to each of Aron and the Transaction Entities, as Aron may reasonably request, to provide public notice of Aron’s ownership of and title to the quantities of the Aron Inventory subject to this Agreement and the Intercreditor Agreement.
17.3.3As of each Business Day that any Transaction Entity is required to deliver to Aron a Daily Report of Inventory Volumes pursuant to Section 6.3, all Inventory Volumes conform to the applicable specifications provided in Schedule R for each grade of Product identified on each such report .
17.3.4Each applicable Transaction Entity agrees that it shall in all material respects perform its obligations under and comply with the terms of the Required Storage Arrangements as and when such agreements are entered into by such Transaction Entity.
17.3.5Each applicable Transaction Entity agrees that it shall maintain and pursue diligently all its material rights under the Required Storage Arrangements and take all reasonable steps to enforce its rights and any rights granted to such

Transaction Entity thereunder as and when such agreements are entered into by such Transaction Entity.
17.3.6Each applicable Transaction Entity agrees that it shall not modify, amend or waive rights arising under any of the Required Storage Arrangements as and when such agreements are entered into by such Transaction Entity without the prior written consent of Aron; provided, however, that if such Transaction Entity provides Aron with notice, such Transaction Entity may make such modifications or amendments, including extensions or elections under any of the foregoing, that do not adversely affect Aron’s rights thereunder, degrade, reduce or limit the standards applicable to the operator thereunder or otherwise interfere with Aron’s rights to use the Included Locations subject thereto without the prior written consent of Aron.
17.3.7Each applicable Transaction Entity agrees that at any time when Aron Inventory is located at the Supplemental Included Location, it will promptly provide Aron copies of all communications from such Transaction Entity to the operator of the Supplemental Included Location that relate to Supplemental Product volumes held at the Supplemental Included Location, promptly notify Aron in writing of any breach, default or event of default under the Supplemental Included Location Storage Agreement and promptly notify Aron in writing of any tanks being used to hold Supplemental Product volumes or designated for such use at the Supplemental Included Location that the operator thereof removes from service for any reason and thereafter from time to time keep Aron promptly notified in writing of any changes to the status of such tanks, including any plans to restore such tanks to being in service.
17.3.8In its capacity as agent under the Required Storage Arrangement with respect to the Supplemental Included Locations, each applicable Transaction Entity covenants and agrees that it shall (i) in a diligent and timely manner, comply with Aron’s instructions with respect to the Aron Inventory shipped to or from or stored at the Supplemental Included Location, (ii) exercise all reasonable care and skill and act diligently and in good faith on behalf of Aron and, without limiting the foregoing, shall exercise a degree of care and diligence in providing agency services thereunder that is no less than the degree of care and diligence it exercises with respect to its own business and operations, (iii) provide in a timely manner all material notices to the operator of the Supplemental Included Location and other relevant third parties required by the terms and conditions of the applicable agreements and other notices to such parties as reasonably requested by Aron and diligently pursue all material and relevant claims, (iv) not allow its interests (including in its dealings with third parties and any rights it may have hereunder or under other Transaction Documents) to conflict with the duties that it owes to Aron as agent under such Required Storage Arrangement, and (v) not engage in any conduct which would reasonably be expected to adversely affect the Aron Inventory shipped to or from or stored at the Supplemental Included Location or Aron’s rights under the Required Storage Arrangement with respect to the Supplemental Included Location.
17.3.9At all times from and after the Adjustment Date, the Transaction Entities shall not permit Surplus Availability to be less than the applicable Minimum Surplus Availability Required Amount for at least twenty (20) consecutive calendar days; provided that, notwithstanding anything to the contrary in any Transaction Document, any breach by the Transaction Entities of this Section 17.3.9 shall be deemed to be neither a default nor a Termination Event under this Agreement and the only consequence thereof shall be the obligation of the Transaction Entities to pay to Aron the then applicable Margin Amount as required under the terms of this Agreement (including Section 12).
17.3.10 At all times from and after the Third Restatement Effective Date, any pledge or posting of cash collateral (including without limitation any J. Aron Margin) to Aron in connection with this Agreement is permitted under the Revolving Loan Documents or any Revolving Loan Permitted Refinancing Facility, as applicable.
17.3.11 The Transaction Entities shall provide to the Revolving Agent (as defined in the Intercreditor Agreement) all written notices required to be delivered by any Transaction Entity under and in accordance with the terms of the Intercreditor Agreement.
17.4Acknowledgements. Each Transaction Entity and Aron each acknowledge and agree that (1) each is a merchant of crude oil, petroleum products and commodities, including Products, and may, from time to time, be dealing with prospective counterparties, or pursuing trading or hedging strategies, in connection with aspects of their respective business that are unrelated hereto and that such dealings and such trading or hedging strategies may be different from or opposite to those being pursued pursuant to or in connection with this Agreement, (2) neither any Transaction Entity nor Aron has any fiduciary or trust obligations of any nature with respect to the other Parties, or any of such Parties’ Affiliates, (3) any Transaction Entity and Aron may enter into transactions and purchase crude oil or petroleum products for their own account or the account of others at prices more favorable than those being paid by or to the other Parties hereunder and (4) nothing herein shall be construed to prevent any Transaction Entity or Aron, as applicable, or any of their partners, officers, employees or Affiliates, in any way, from purchasing, selling or otherwise trading in crude oil, petroleum products or any other commodity for their own account or for the account of others, whether prior to, simultaneously with or subsequent to any transactions under this Agreement (such matters and activities conducted or engaged in by each Party as described in the foregoing clauses (1), (3) and (4), and including in any event any hedging activities on any Products and other hydrocarbon assets unrelated to the transactions set forth in this Agreement or the other Transaction Documents, together with any and all other business and activities conducted or engaged in by such Party that are unrelated to this Agreement, the other Transaction Documents and/or any Specified Transactions, being its respective “Outside Activities”).
17.5Outside Activities. Each of the Transaction Entities and Aron acknowledge and agree that (a) all of its respective Outside Activities are conducted at its sole discretion and solely for its own account, (b) as a consequence, each shall solely be responsible to retain and pay, discharge and perform as and when due all Liabilities with respect to its own respective Outside Activities and (c) to the fullest extent permitted by Applicable Law, the Transaction Entities shall defend, indemnify and hold harmless Aron and its Affiliates, and Aron shall defend, indemnify and hold harmless the Transaction Entities and their Affiliates, in each case, from and against any Liabilities incurred by such other Party or Parties or their Affiliates as a result of or related to such first Party’s respective Outside Activities.
18.TERMINATION EVENTS, DEFAULT & EARLY TERMINATION
18.1Events of Default. Notwithstanding any other provision of this Agreement, the occurrence and continuance of any of the following events or circumstances shall constitute an “Event of Default” hereunder and under the Forward Contract:
18.1.1A Party fails to make a payment when due and payable under this Agreement within two Business Days following receipt of a written demand for payment by a non-defaulting Party delivered in accordance with Section 24 hereof;
18.1.2A Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) breaches any representation or warranty made or repeated, or deemed to have been made or repeated, by such Party in any material respect, or any representation or warranty proves to have been incorrect or misleading in any material respect when made or repeated or deemed to have been made or repeated under this Agreement or any Transaction Document; provided, however, that if such breach is curable, such breach is not cured to the reasonable satisfaction of Aron (in the case of any Transaction Entity as a defaulting Party) or the Transaction Entities (in the case of Aron as the defaulting Party) within ten Business Days from the date that such defaulting Party receives written notice that corrective action is needed;
18.1.3Other than a default more specifically described in this Section 18.1, a Party (or, if applicable, any Affiliate of such Party that is party to a Transaction Document) fails to perform any material obligation or breaches a material covenant required under this Agreement or any Transaction Document, which, if capable of cure, is not cured to the reasonable satisfaction of Aron (in the case of any Transaction Entity as a defaulting Party) or the Transaction Entities (in the case of Aron as the defaulting Party) (acting in good faith and in a commercially reasonable manner) within ten Business Days from the date that such defaulting Party receives written notice that corrective action is needed;

provided that, (x) any failure by the Transaction Entities to maintain Surplus Availability of an amount greater than or equal to the Minimum Surplus Availability Required Amount in accordance with Section 17.3.9, and/or (y) any incurrence, creation, assumption or guaranty of Specified Indebtedness shall, in each case, neither be deemed to be a default nor an Event of Default or Termination Event, and the sole and exclusive consequence thereof shall be the obligation of the Transaction Entities to pay to Aron the then current Margin Amount as required under the terms of this Agreement (including Section 12.8);
18.1.4A Party or such Party’s Guarantor (or, in the case of any Transaction Entity, PBF) becomes or is Bankrupt;
18.1.5A Party’s Guarantor (i) fails to satisfy, perform or comply with any material obligation in accordance with its Guaranty in favor of the non-defaulting Party or Parties if such failure continues after any applicable grace or notice period, (ii) breaches any covenant or any representation or warranty proves to have been incorrect or misleading in any material respect under its Guaranty, which is not cured within any applicable grace or notice period, or (iii) repudiates, disclaims, disaffirms or rejects (in each case, in writing), in whole or part, any obligation under its Guaranty or challenges the validity of its Guaranty (in each case, in writing);
18.1.6(i) Any Party or any of its Designated Affiliates (1) defaults under a Specified Transaction and, after giving effect to any applicable notice requirement or grace period, there occurs a liquidation of, an acceleration of obligations under or any early termination of, that Specified Transaction, or (2) disaffirms, disclaims, repudiates or rejects, in whole or in part, a Specified Transaction (or such action is taken by any person or entity appointed or empowered to operate it or act on its behalf), provided, that a non-defaulting Party shall first give notice thereof to such defaulting Party, and such default or other applicable event is not cured (if capable of being cured) to the reasonable satisfaction of Aron (in the case of any Transaction Entity as a defaulting Party) or the Transaction Entities (in the case of Aron as a defaulting Party) within five Business Days from the date that such defaulting Party receives such notice (it being acknowledged and agreed that the foregoing shall not alter or extend the applicable notice or grace period, if any, applicable to such Specified Transaction and that the foregoing five Business Day period applies only to the right of a Party to declare an Event of Default under this Section 18.1.6); or (ii) any Party or any Affiliate of such Party that is a party to any credit support document provided pursuant to the terms and conditions of this Agreement disaffirms, disclaims, repudiates or rejects, in whole or in part, such credit support document or its material obligations thereunder other than pursuant to the applicable terms and conditions thereof;

18.1.7Any Lien (other than a Lien granted by Aron and other than inchoate tax Liens) is placed on any material portion of the Aron Inventory due to an act or with the consent of any Transaction Entity. Upon the occurrence of such event, the Transaction Entities shall be deemed to be a Defaulting Party hereunder and Aron shall be deemed to be the Performing Party;
18.1.8A Party fails to provide adequate assurances in accordance with, and within the time periods set forth in, Section 13.6;
18.1.9(a) The Transaction Entities fail, after giving effect to any applicable notice requirement or cure or grace period, to perform its obligations under, comply with, or maintain in any material respect any Required Storage Arrangement that applies to Aron Inventory located at the Supplemental Included Location, or (b) the Supplemental Included Location Storage Agreement ceases to be in full force and effect (after giving effect to any applicable notice requirement or cure or grace periods) at any time that any Aron Inventory is located at the Supplemental Included Location;
18.1.10 The Transaction Entities fail to deliver any Daily Report of Inventory Volumes as required by Section 6.3 with respect to any Refinery for a period of at least ten (10) consecutive days; or
18.1.11 The Transaction Entities fail to satisfy, perform or comply with any term, covenant or agreement contained in (i) Section 3.10, (ii) Section 12.8 or (iii) Section 13.1(i)(a)(y).
18.2Additional Termination Events. Notwithstanding any other provision of this Agreement, the occurrence of any of the following events or circumstances specified in this Section 18.2 shall constitute an “Additional Termination Event” hereunder and under the Forward Contract and, in each instance, the Transaction Entities shall be deemed to be, collectively, the “Affected Party” and Aron shall be deemed to be the “Performing Party” for purposes of determining the rights and remedies available to the Performing Party under Section 18.3:
18.2.1Except in the case of any Refinery maintenance or turnaround, either (i) operations at any Refinery shall have ceased (other than as a result of a Force Majeure Event) for a period of at least 90 consecutive days or (ii) there occurs an inability to receive into, deliver Products out of or store Products (other than as a result of a Force Majeure Event) in the Tanks (taken as a whole) located at any Refinery in any material respect for a period of at least 90 consecutive days;
18.2.2A Force Majeure Event affecting any Refinery has occurred and is continuing for a period of at least 90 consecutive days;

18.2.3The obligations under any Credit Agreement have become due and payable (i) at their scheduled maturity and have not been repaid in full on or prior to such date (after giving effect to any grace or cure periods) or (ii) prior to their scheduled maturity as a result of the occurrence and continuance of an event of default thereunder and the acceleration of the scheduled maturity of such obligations;
18.2.4[Reserved];
18.2.5Any Transaction Entity or any of its Affiliates sells, leases, subleases, transfers or otherwise disposes of, in one transaction or a series of related transactions, all or substantially all of the assets of any Refinery (provided that the foregoing event shall not constitute an Additional Termination Event if (i) such Transaction Entity has, in a timely manner, exercised its early termination right in connection with such event pursuant to Section 2.3 and complied with all applicable terms and conditions hereof in connection with exercising such right or (ii) solely in the case of CRC and the CRC Refinery, a CRC Release Date has occurred and the applicable Transaction Entities have complied with all applicable terms and conditions hereof in connection thereof);
18.2.6Any Transaction Entity (i) consolidates or amalgamates with, merges with or into, or transfers all or substantially all of its assets to, another person (including an Affiliate) or any such consolidation, amalgamation, merger or transfer is consummated, and (ii)(A) the successor resulting from any such consolidation, amalgamation or merger or the person that otherwise acquires all or substantially all of the assets of such Transaction Entity does not assume, either by operation of law or without amendment or modification of the applicable Transaction Documents (other than any amendments or modifications that are ministerial in nature), all of such Transaction Entity’s obligations hereunder and under the other Transaction Documents, or (B) in the reasonable judgment of Aron, the creditworthiness of the resulting, surviving or transferee person, taking into account any guaranties, is materially weaker than such Transaction Entity immediately prior to the consolidation, amalgamation, merger or transfer (provided that the foregoing event shall not constitute an Additional Termination Event if such Transaction Entity has, in a timely manner, exercised its early termination right in connection with such event pursuant to Section 2.3 and complied with all applicable terms and conditions hereof in connection with exercising such right);
18.2.7A Change of Control with respect to PBF (provided that the foregoing event shall not constitute an Additional Termination Event if the Transaction Entities have, in a timely manner, exercised their early termination right in connection with such event pursuant to Section 2.3 and complied with all applicable terms and conditions hereof in connection with exercising such right); provided, further, that any Early Termination Date designated by Aron as a result of such occurrence shall occur no earlier than the effective date of such Change of Control event; or
18.2.8(i) The Intercreditor Agreement ceases to be in full force and effect or the “Revolving Agent” (as defined therein) repudiates, disclaims, disaffirms or rejects (in each case, in writing), in whole or part, any of its material obligations thereunder or challenges the validity thereof (in each case, in writing) or (ii) in the event of a Refinancing of the Revolving Credit Agreement (to the extent that either the agent or lenders under the credit facility that so Refinances the Revolving Credit Agreement are not parties to the Intercreditor Agreement), a new intercreditor agreement with the agent or lenders under the credit facility that so Refinances the indebtedness and/or commitments under the Revolving Credit Agreement is not executed and delivered as of the date of such Refinancing on substantially the same terms as the Intercreditor Agreement or otherwise in form and substance acceptable to Aron.
18.3Remedies Generally. Notwithstanding any other provision of this Agreement or any Specified Transaction, upon the occurrence and continuance of an Event of Default with respect to a Party (such defaulting Party (which shall, for the avoidance of doubt, be all Transaction Entities, collectively, if any Transaction Entity is the defaulting Party), the “Defaulting Party”), or upon the occurrence and continuance of an Additional Termination Event with respect to the Affected Party, the Performing Party may, in its sole discretion, in addition to all other remedies available to it and without incurring any Liabilities, do any or all of the following:
18.3.1suspend its performance under this Agreement and the Forward Contract, including any Product sale, purchase, receipt, delivery or payment obligations, upon written notice to the Defaulting Party or Affected Party (except that in the case of any Event of Default under Section 18.1.4, all such performance under this Agreement and the Forward Contract shall automatically and without any such notice be suspended);
18.3.2declare all or any portion of the Defaulting Party’s or Affected Party’s, as applicable, obligations under this Agreement (including without limitation any Specified Early Expiration Fee) and the Forward Contract to be forthwith due and payable, all without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party or Affected Party, as applicable (except that in the case of any Event of Default under Section 18.1.4, all such obligations shall automatically and without any such declaration become forthwith due and payable);
18.3.3upon written notice to the Defaulting Party or the Affected Party, specify a date (the “Early Termination Date”), upon which (i) all of the Defaulting Party’s or the Affected Party’s obligations under this Agreement, the other Transaction Documents and the Forward Contract shall become due and payable (without presentment, demand, protest or further notice of any kind, all of which are expressly waived by the Defaulting Party or the Affected Party, as applicable) and (ii) this Agreement, the Forward Contract and all of the other Safe Harbor Agreements shall automatically terminate and shall be liquidated as provided under this Agreement (except that (a) in the event that Aron has is the Performing Party, the Safe Harbor Agreements shall be deemed to not have terminated in full until Aron shall have disposed of all Aron Inventory in connection herewith and therewith and (b) in the case of any Event of Default under Section 18.1.4, (x) this Agreement and the Forward Contract shall automatically and without any such notice be terminated, (y) all such obligations shall automatically and without any such notice become forthwith due and payable and (z) an Early Termination Date shall be deemed to automatically occur on the date of occurrence of such Event of Default);
18.3.4terminate all other Transaction Documents and any or all other agreements that may then be outstanding between the Parties that relate specifically to this Agreement;
18.3.5close out any Specified Transactions pursuant to Section 18.4;
18.3.6determine the Settlement Amount pursuant to Section 18.5;
18.3.7determine the Termination Amount as provided in Section 18.6; or
18.3.8exercise any rights and remedies provided or available to the Performing Party under this Agreement, the Forward Contract and under any other Safe Harbor Agreement (in accordance with the terms thereof) or at law or equity, including such remedies as provided for under the UCC; provided, however, that if an Event of Default under Section 18.1.4 has occurred and is continuing, the obligations of the Performing Party to make any purchases or sales of Products or otherwise consummate any transactions contemplated pursuant to the terms of this Agreement shall automatically terminate.
18.4Export of Defaults to and Liquidation of Specified Transactions. If the Performing Party gives written notice to the Non-Performing Party pursuant to Section 18.3.3 declaring an Early Termination Date (or, if applicable, such Early Termination Date automatically occurs), the occurrence thereof shall constitute a material breach and an event of default, howsoever described, under all Specified Transactions by the Non-Performing Party, and the Performing Party may, by giving notice to the Non-Performing Party, designate an early termination date (which shall be no earlier than the Early Termination Date) for all Specified Transactions and, upon such designation, terminate, liquidate, accelerate and otherwise close out all Specified Transactions that lawfully may be closed out and terminated or, to the extent that in the reasonable opinion of the Performing Party certain of such Specified Transactions may not be liquidated and terminated under Applicable Law on such Early Termination Date, as soon thereafter as is reasonably practicable in which case the actual termination date for such Specified Transactions will be the Early Termination Date, subject to the final sentence of this Section 18.4. In such event, the Performing Party shall calculate the payments due upon early termination of such Specified Transactions in accordance with the terms set forth in such Specified Transactions and in a commercially reasonable manner and without duplication of any amounts payable pursuant to Section 18.5, which shall be aggregated or netted to a single liquidated amount (the “Specified Transaction Close-Out Amount”) and paid pursuant to the terms of such agreements, or, if no payment date is specified, on the payment date specified in Section 18.7. In determining the Specified Transaction Close-Out Amount the Performing Party may foreclose upon and apply any collateral provided by or on behalf of the Non-Performing Party under this Agreement or any Specified Transaction. Notwithstanding the foregoing, in lieu of closing out, liquidating and terminating such Specified Transactions, to the extent practicable and if mutually agreed to by the Parties, the Parties shall use commercially reasonable efforts to permit the Non-Performing Party to assume the Performing Party’s obligations under such Specified Transactions upon commercially reasonable terms.
18.5Determination of Settlement Amount in the Event of Early Termination.
18.5.1Notwithstanding any other provision of this Agreement, if the Performing Party terminates this Agreement pursuant to Section 18.3.3 (or, if applicable, such termination automatically occurs), the Performing Party shall have the right, immediately and (i) for 60 days thereafter, to terminate any other contract or agreement that may then be outstanding among the Parties that relates specifically to this Agreement, including any Transaction Document and (ii) subject to Section 18.5.2, to liquidate and terminate any or all rights and obligations under this Agreement; provided that, in the event Aron is the Performing Party, this Agreement shall not be deemed to have terminated in full until Aron shall have disposed of all of the Aron Inventory; and provided, further, that such 60 day period referenced in clause (i) above shall be extended to the extent that the Performing Party is subject to or required to comply with the order of any court of competent jurisdiction that limits its ability to exercise such rights or remedies or if the exercise of such rights or remedies is impracticable due to circumstances beyond the Performing Party’s reasonable control (which, with the exercise of due diligence, such Party cannot avoid or overcome). The “Settlement Amount” shall mean the sum of: (A) the amount, expressed in U.S. Dollars, of all actual, reasonable losses and costs that are incurred by the Performing Party (expressed as a positive number) or gains that are realized by the Performing Party (expressed as a negative number) as a result of the liquidation and termination of all rights and obligations under the Safe Harbor Agreements other than the rights and obligations arising under the Forward Contract, plus (B) at the election of the Performing Party, the Forward Contract Settlement Amount. In determining the Settlement Amount, the Performing Party shall be entitled to take into account (without duplication): (v) for any Extended Roll Period designated by the Transaction Entities or otherwise established pursuant to the provisions of Schedule F prior to the

Early Termination Date that ends after such Early Termination Date, the net present values as of the Early Termination Date of the Inventory Intermediation Roll Fees that would have become due as of the end of such Extended Roll Period absent the early termination (where the discount rate to be used in the net present value calculation shall be equal to LIBOR plus the Applicable Margin), (w) all Specified Unwind Costs (as determined with respect to all Corresponding Futures and aggregated into a net amount), (x) the actual, reasonable losses and costs (or gains) incurred or realized by the Performing Party to the extent it elects to dispose of any Product inventories maintained for purposes of this Agreement and (y) if such termination occurs (1) in respect of any PRC Products and PRC Included Locations prior to the Adjustment Date in the case where Aron is the Performing Party, the amount of the Specified PRC Early Termination Fee or Early PRC Termination Fee that would have been payable to Aron pursuant to Section 3.8.8 of the Original PRC Inventory Intermediation Agreement if the applicable Transaction Entities had exercised an early termination under Section 2.4 of the Original PRC Inventory Intermediation Agreement or (2) (I) in respect of any DCRC Products and DCRC Included Locations, on or after the Adjustment Date in the case where Aron is the Performing Party, (II) in respect of any PRC Products and PRC Included Locations, on or after the Adjustment Date in the case where Aron is the Performing Party, and (III) in respect of any CRC Products and CRC Included Locations, on or after the Third Restatement Effective Date and solely during a CRC Joinder Period, in the case where Aron is the Performing Party, in each case of this sub-clause (2), the amount of the Specified Early Expiration Fee that would have been payable to Aron pursuant to Section 3.8.4(ii) as a result of an early termination under Section 2.3 and (z) in the event that Aron is the Performing Party, any Make-Whole Amount; provided that, for the avoidance of doubt, in the event that Aron is entitled to take into account any Make-Whole Amount in determining the Settlement Amount, Aron shall not duplicate any amounts owed to Aron pursuant to the foregoing clause (y); provided further that if the Performing Party elects that the Forward Contract Settlement Amount shall not be included in the determination of the Settlement Amount, the Forward Contract Settlement Amount and the Settlement Amount shall each become due at the same time pursuant to Section 18.3. If the Settlement Amount is a positive number it shall be due to the Performing Party and if it is a negative number, the absolute value thereof shall be due to the Non-Performing Party and the Forward Contract Settlement Amount, if not included in the Settlement Amount, if a positive number shall be due to the Performing Party and if a negative number, the absolute value thereof shall be due to the Non-Performing Party.
18.5.2The Settlement Amount and the Forward Contract Settlement Amount shall be determined by the Performing Party, acting in good faith, in a commercially reasonable manner following the completion of the sale or other liquidation by Aron of all Products within the Included Locations, based on the applicable liquidated and terminated rights and obligations and shall be payable by (i) the Performing Party to the Non-Performing Party or (ii) the Non-Performing Party to the Performing Party, as applicable, and in each case, in accordance with this Agreement (including Section 18.5). The Performing Party shall determine the Settlement Amount and the Forward Contract Settlement Amount commencing as of the Early Termination Date, among other things, with respect to such futures, forward, swap and options markets as it shall select in its commercially reasonable judgment; provided that the Performing Party is not required to effect such terminations and/or determine the Settlement Amount and/or the Forward Contract Settlement Amount on a single day, but rather may effect such terminations and determine the Settlement Amount and/or the Forward Contract Settlement Amount over a commercially reasonable period of time (but in any event within 60 days thereafter, subject to extension of such 60 day period on the same basis as the 60 day period referred to in Section 18.5.1 may be extended thereunder). In calculating the Settlement Amount and the Forward Contract Settlement Amount, the Performing Party shall add interest to any amount due prior to the date of the calculation in accordance with the terms of this Agreement. To the extent (i) the Fee Letter provides for the calculation of any amount to be included in the Settlement Amount, the provisions of the Fee Letter shall be controlling for such purpose and (ii) the Performing Party deems it commercially reasonable to do so, it may in referencing purchase values in the futures, forward, swap and options markets for purposes of calculating various elements of the Settlement Amount and Forward Contract Settlement Amount endeavor to align the date as of which such reference purchase values are determined.
18.5.3For purposes of this Agreement, (i) “Forward Contract Settlement Amount” shall mean the amount, expressed in U.S. Dollars, of losses and costs (expressed as a positive number) or gains (expressed as a negative number) that are or would be incurred or realized by the Performing Party as a result of the liquidation and termination of all rights and obligations (assuming the satisfaction of the condition precedent in Section 18.5.4 below) under the Forward Contract Transactions, including (without duplication) all Specified Unwind Costs (as determined with respect to all Corresponding Futures and aggregated into a net amount), and (ii) “Forward Contract Transaction” means any transaction entered into between Aron and any Transaction Entity under this Agreement that is a “forward contract” within the meaning of §101(25) of the Bankruptcy Code or a “forward agreement” within the meaning of §101(53B) of the Bankruptcy Code. Any calculation of the Settlement Amount or Forward Contract Settlement Amount (if Aron is the Performing Party) shall include (without duplication) the losses and costs (or gains) incurred or realized by Aron (taking any Aron Hedges into account) upon the sale of any of the Products owned by Aron.

18.5.4Aron and each Transaction Entity agree that (i) each Forward Contract Transaction, the rights and obligations thereunder, and the provisions set-out in this Agreement relating to the termination of those Forward Contract Transactions upon an Event of Default or Additional Termination Event and the determination and payment of the resulting Forward Contract Settlement Amount collectively shall be deemed to form one single agreement between Aron and the Transaction Entities (the “Forward Contract”), and without such agreement each such party would not otherwise enter into any Forward Contract Transaction; and (ii) each payment or delivery obligation of each party under a Forward Contract Transaction is subject to the condition precedent that no Event of Default pursuant to Section 18.1.4 has occurred and is continuing.
18.6Determination of the Termination Amount in the Event of Early Termination. The amount payable in respect of early termination due to an Event of Default shall comprise (without duplication) all of the following amounts, which shall be aggregated or netted to a single liquidated amount (the “Termination Amount”) owing from Aron to the Transaction Entities or the Transaction Entities to Aron, as applicable:
18.6.1the Settlement Amount;
18.6.2the Specified Transaction Close-Out Amount as determined pursuant to Section 18.4;
18.6.3the amount of any performance assurance, credit support or collateral provided by or on behalf of the Transaction Entities under any Specified Transactions held by Aron as of the Early Termination Date, which shall be applied as a credit to the Transaction Entities;
18.6.4without duplication, all actual out-of-pocket losses, damages and expenses reasonably and necessarily incurred by the Performing Party as a result of the termination and liquidation of this Agreement, in each case including reasonable (i) attorneys’ fees, (ii) court costs, (iii) collection costs, (iv) interest charges and (v) other reasonable disbursements; and
18.6.5all Unpaid Amounts, including any purchase value for Product that has not yet been paid;
provided that, if the Performing Party has elected that the Forward Contract Settlement Amount not be included in the Settlement Amount, then the Performing Party may also elect whether to include the Forward Contract Settlement Amount in the Termination Amount and if the Performing Party elects not to include the Forward Contract Settlement Amount in the Termination Amount, then payment of the Forward Contract Settlement Amount shall be due concurrently with payment of the Termination Amount under Section 18.7 and shall if the Performing Party owes the Forward Contract Settlement Amount, then it shall pay such amount once it has reasonably determined all amounts owed by the Non-Performing Party to it under all Specified Transactions and its rights of close-out and setoff under Section 18.9.
18.7Payment of Termination Amount. The Performing Party shall notify the Non-Performing Party of the Termination Amount due from or due to the Non-Performing Party. If the Non-Performing Party owes the Termination Amount to the Performing Party, the Non-Performing Party shall pay the Termination Amount on the second Business Day after it receives the statement. If the Performing Party owes the Termination Amount to the Non-Performing Party, the Performing Party shall pay the Termination Amount once it has reasonably determined all amounts owed by the Non-Performing Party to it under all Specified Transactions and its rights of close-out and setoff under Section 18.9.
18.8Certain Rights of Aron as Performing Party. Without limiting any other rights or remedies hereunder, if Aron is the Performing Party, Aron may, in its commercially reasonable discretion, (i) withdraw from storage any and all of the Products then in the Included Locations, (ii) otherwise arrange for the disposition of any Products then in the Included Locations and (iii) liquidate in a commercially reasonable manner any credit support, margin (including any Margin Amounts) or collateral, to the extent not already in the form of cash (including applying any other margin or collateral) and apply and set off such credit support, margin (including any Margin Amounts) or collateral or the proceeds thereof against any obligation owing by any Transaction Entity to Aron. Aron shall be under no obligation to prioritize the order with respect to which it exercises any one or more rights and remedies available hereunder. The Transaction Entities shall in all events remain liable to Aron for any amount payable by the Transaction Entities in respect of any of the Transaction Entities’ obligations remaining unpaid after any such liquidation, application and set off.
18.9Setoff Rights of Performing Party. If the Performing Party elects to designate an Early Termination Date under Section 18.3.3, the Performing Party shall be entitled, at its option and in its discretion (and without prior notice to the Non-Performing Party), to set-off against the Termination Amount (whether such Termination Amount is payable to the Performing Party or to the Non-Performing Party) any other amounts payable under any agreements between the Non-Performing Party and the Performing Party (whether or not matured or contingent and irrespective of the currency, place of payment or place of booking of the obligation). To the extent that the Termination Amount is so set-off, the Termination Amount and other amounts will be discharged promptly and in all respects. The Performing Party will give at least one Business Day’s prior written notice to the Non-Performing Party of any set-off effected under this Section 18.9.
18.10Non-Exclusive Remedies. The Performing Party’s rights under this Section 18 are in addition to, and not in limitation or exclusion of, any other rights of setoff, recoupment, combination of accounts, Lien or other right which it may have, whether by agreement, operation of law or otherwise. No delay or failure on the part of the Performing Party to exercise any right or remedy shall constitute an abandonment of such right or remedy and the Performing Party shall be entitled to exercise such right or remedy at any time after a Termination Event has occurred and is continuing.
18.11Indemnification. The Non-Performing Party shall reimburse the Performing Party for its reasonable costs and expenses, including reasonable attorneys’ fees, actually incurred in connection with the enforcement of, suing for or collecting any amounts payable by the Non-Performing Party. The Non-Performing Party shall indemnify and hold harmless the Performing Party for any reasonable damages, losses and expenses actually incurred by the Performing Party as a result of any Termination Event.
18.12U.S. Resolution Stay Provisions.
18.12.1Recognition of U.S. Special Resolution Regimes.
18.12.1.1In the event that Aron becomes subject to a proceeding under (i) the Federal Deposit Insurance Act and the regulations promulgated thereunder or Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act and the regulations promulgated thereunder (a “U.S. Special Resolution Regime”) the transfer from Aron of this Agreement, the Step-in Bill of Sale, the Step-out Bill of Sale, the Supplemental Step-in Bill of Sale, any Supplemental Step-out Bill of Sale, any CRC Step-in Bill of Sale, any CRC Step-out Bill of Sale and any DCRC Step-out Bill of Sale and obligation in or under, and any property securing, this Agreement or any other Transaction Document, will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if this Agreement, the Step-in Bill of Sale, the Supplemental Step-in Bill of Sale, any Supplemental Step-out Bill of Sale, the Forward Contract and, if in effect, the Step-out Bill of Sale, each CRC Step-in Bill of Sale, each CRC Step-out Bill of Sale and the DCRC Step-out Bill of Sale (collectively, the “Safe Harbor Agreements”), and any interest and obligation in or under, and any property securing, the Safe Harbor Agreements were governed by the laws of the United States or a state of the United States.
18.12.1.2In the event that Aron or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, any Default Rights (as defined in 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable (“Default Right”)) under any Safe Harbor Agreement that may be exercised against Aron are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if a Safe Harbor Agreement were governed by the laws of the United States or a state of the United States.

18.12.2Limitation on Exercise of Certain Default Rights Related to an Affiliate’s Entry into Insolvency Proceedings. Notwithstanding anything herein to the contrary, the Parties expressly acknowledge and agree that:
18.12.2.1In the event that Aron or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, the Transaction Entities shall not be permitted to exercise any Default Right with respect to a Safe Harbor Agreement or any Credit Enhancement, in each case, that is related, directly or indirectly, to an Affiliate of Aron becoming subject to any insolvency or liquidation proceeding, except to the extent that the exercise of such Default Right would be permitted under the provisions of 12 C.F.R. 252.84, 12 C.F.R. 47.5 or 12 C.F.R. 382.4, as applicable; and
18.12.2.2In the event that Aron or an Affiliate becomes subject to a proceeding under a U.S. Special Resolution Regime, nothing in any Safe Harbor Agreement shall prohibit the transfer of any Credit Enhancement, any interest or obligation in or under such Credit Enhancement, or any property securing such Credit Enhancement, to a transferee upon or following an Affiliate of Aron becoming subject to an insolvency or liquidation proceeding, unless the transfer would result in any Transaction Entity being the beneficiary of such Credit Enhancement in violation of any law applicable to such Transaction Entity.
18.12.3U.S. Protocol. If the Transaction Entities adhere to the ISDA 2018 U.S. Resolution Stay Protocol, as published by the International Swaps and Derivatives Association, Inc. as of July 31, 2018 (the “ISDA U.S. Protocol”), after the Commencement Date, the terms of the ISDA U.S. Protocol will supersede and replace the terms of this Section 18.12.
18.12.4For purposes of this Section 18.12, the term “Affiliate” shall mean “Affiliate” as defined in, and interpreted in accordance with 12 U.S.C. §1841(k).
18.13In the event an Early Termination Date has been established pursuant to Section 18.3.3 and Aron is the Performing Party, then, as part of its calculation of the Settlement Amount, Aron shall calculate the Make-Whole Amount (if any) acting in good faith and in accordance with this Section 18.
18.14Without limiting the generality of the foregoing, and without duplication of the rights and obligations set forth in this Agreement or any other Transaction Document, in the event that the obligations of the Transaction Entities under this Agreement and/or the Forward Contract are accelerated or otherwise become due prior to their maturity date, in each case, in respect of any Termination Event with respect to any Transaction Entity as the Defaulting Party or the Affected Party, as applicable (including, but not limited to, upon the occurrence of an Event of Default with respect to any Transaction

Entity arising under Section 18.1.4 (including the acceleration of claims by operation of law)), the Make-Whole Amount applicable on the date of such acceleration, termination and determination of the Settlement Amount will also be due and payable as though this Agreement were subject to an Expiration Date prior to the stated date thereof and shall constitute part of the obligations owed to Aron under this Agreement, in view of the impracticability and extreme difficulty of ascertaining actual damages and by mutual agreement of the Parties as to a reasonable calculation of Aron’s lost profits as a result thereof. The Make-Whole Amount and the Specified Fees shall be presumed to be the liquidated damages sustained by Aron as the result of the early termination or the early expiration, respectively, of this Agreement and the other Transaction Documents and the Transaction Entities agree that it is reasonable under the circumstances currently existing. Each of the Make-Whole Amount and the Specified Fees shall also be payable in the event the obligations of the Transaction Entities that exist under this Agreement and the other Transaction Documents are satisfied or released by foreclosure (whether by power of judicial proceeding, deed in lieu of foreclosure or by any other means). EACH TRANSACTION ENTITY EXPRESSLY WAIVES (TO THE FULLEST EXTENT IT MAY LAWFULLY DO SO) THE PROVISIONS OF ANY PRESENT OR FUTURE STATUTE OR LAW THAT PROHIBITS OR MAY PROHIBIT THE COLLECTION OF THE MAKE-WHOLE AMOUNT OR THE SPECIFIED FEES IN CONNECTION WITH ANY SUCH ACCELERATION, TERMINATION OR DETERMINATION OF THE SETTLEMENT AMOUNT. Each Transaction Entity expressly agrees (to the fullest extent it may lawfully do so) that: (A) each of the Make-Whole Amount and the Specified Fees are reasonable and are the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (B) each of the Make-Whole Amount and the Specified Fees shall be payable notwithstanding the then prevailing market rates applicable in transactions similar to those contemplated under the Transaction Documents at the time payment is made; (C) there has been a course of conduct among the Parties giving specific consideration in this transaction for such agreement to pay each of the Make-Whole Amount and the Specified Fees; and (D) each Transaction Entity shall be estopped hereafter from claiming differently than as agreed to in this paragraph. Each Transaction Entity expressly acknowledges that its agreement to pay each of the Make-Whole Amount and the Specified Fees to Aron as herein described is a material inducement to Aron to enter into this Agreement and the other Transaction Documents and to consummate the transactions contemplated hereby and thereby.
18.15The “Make-Whole Amount” shall mean the amount, expressed in U.S. Dollars, and in each case determined under the terms of either Section 18.15.1 or Section 18.15.2, as applicable:
18.15.1in the event that the Early Termination Date occurs in connection with a Termination Event with respect to any Transaction Entity as the Defaulting Party or the Affected Party, as applicable, on or prior to June 30, 2023, the amount equal to the sum of:

18.15.1.1for the period from the date of occurrence of the initial Termination Event with respect to any Transaction Entity as the Defaulting Party or the Affected Party, as applicable (the “Specified Termination Event”), that was the basis for the occurrence of an Early Termination Date pursuant to Section 18.3.3 through and including December 31, 2023 (assuming that neither a Termination Event with respect to any Transaction Entity as the Defaulting Party or as the Affected Party, an Event of Default with respect to Aron as the Defaulting Party nor an Early Expiration Date would occur) the aggregate amount for all Product Groups equal to the product of: (i) for each Product Group, the value per barrel equal to the sum of (a) the applicable Index Amounts applicable to such Product Group (based on the then current forward curve as of the date of the Specified Termination Event), plus (b) the then current Price applicable to such Product Group as of the date of the Specified Termination Event; multiplied by (ii) for each Product Group, the greater of (a) the Minimum Inventory and (b) the Historical Average Daily Product Inventory , multiplied by (iii) the Applicable Margin, multiplied by (iv) the number of days in the period commencing on the date of the Specified Termination Event through and including December 31, 2023, divided by three hundred and sixty (360), plus
18.15.1.2for the period from December 31, 2023 through and including the Expiration Date (assuming that neither a Termination Event with respect to any Transaction Entity as the Defaulting Party or as the Affected Party, an Event of Default with respect to Aron as the Defaulting Party nor an Early Expiration Date would occur) the aggregate amount for all Product Groups equal to the product of: (i) for each Product Group, the value per barrel equal to the sum of (a) the applicable Index Amounts applicable to such Product Group (based on the then current forward curve as of the date of the Specified Termination Event), plus (b) the then current Price applicable to such Product Group as of the date of the Specified Termination Event; multiplied by (ii) for each Product Group, the greater of (a) the Minimum Inventory and (b) the Historical Average Daily Product Inventory, multiplied by (iii) the Applicable Margin, multiplied by (iv) 50.00%, multiplied by (v) (A) in respect of any DCRC Products, the number of days in the period commencing on December 31, 2023 through and including June 30, 2024, divided by three hundred and sixty (360) and (B) in respect of any PRC Products and/or, solely during a CRC Joinder Period, any CRC Products, the number of days in the period commencing on December 31, 2023 through and including the Expiration Date, divided by three hundred and sixty (360); or

18.15.2in the event that the Early Termination Date occurs in connection with a Termination Event with respect to any Transaction Entity as the Defaulting Party or the Affected Party, as applicable, after June 30, 2023, the aggregate amount for all Product Groups equal to the product of: (i) for each Product Group, the value per barrel equal to the sum of (a) the applicable Index Amounts applicable to such Product Group (based on the then current forward curve as of the date of the Specified Termination Event), plus (b) the then current Price applicable to such Product Group as of the date of the Specified Termination Event; multiplied by (ii) for each Product Group, the greater of (a) the Minimum Inventory and (b) the Historical Average Daily Product Inventory, multiplied by (iii) the Applicable Margin, multiplied by (iv) (A) in respect of any DCRC Products, the number of days in the period commencing on the date of the Specified Termination Event through and including June 30, 2024, divided by three hundred and sixty (360) and (B) in respect of any PRC Products and/or, solely during a CRC Joinder Period, CRC Products, the number of days in the period commencing on the date of the Specified Termination Event through and including the Expiration Date, divided by three hundred and sixty (360).
Notwithstanding anything to the contrary herein, the Default Interest Rate will not be given effect in determining the Make Whole Amount; provided that, for the avoidance of doubt, if the Make Whole Amount is owing to Aron and is not paid when due, such overdue amount shall accrue interest at the Default Interest Rate until such amount shall have been paid in full to Aron.
18.16EACH OF THE TERMINATION AMOUNT (INCLUDING THE SETTLEMENT AMOUNT) AND THE FORWARD CONTRACT SETTLEMENT AMOUNT IS DEEMED TO CONSTITUTE LIQUIDATED DAMAGES, AND THE PARTIES ACKNOWLEDGE AND AGREE THAT SUCH DAMAGES ARE DIFFICULT OR IMPOSSIBLE TO DETERMINE AND EACH OF THE TERMINATION AMOUNT (INCLUDING THE SETTLEMENT AMOUNT) AND THE FORWARD CONTRACT SETTLEMENT AMOUNT IS INTENDED TO BE A REASONABLE APPROXIMATION OF THE AMOUNT OF SUCH DAMAGES AND NOT A PENALTY.
18.17Default Interest Rate for Termination Amount and Forward Contract Settlement Amount. For the avoidance of doubt, if the Termination Amount or the Forward Contract Settlement Amount, as applicable, is owing to the Performing Party and is not paid when due, such overdue amount shall accrue interest at the Default Interest Rate until such amount shall have been paid in full to the Performing Party.
19.INDEMNIFICATION & CLAIMS
19.1To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement (including the indemnification provisions in Section 21.2 and subject to Section 14), each Transaction Entity shall defend, indemnify and hold harmless Aron, its Affiliates and their Representatives, agents and contractors from and against any Liabilities (i) caused by such Transaction Entity or its Representatives, agents or contractors in performing its obligations under this Agreement, except to the extent that such Liabilities were caused by the negligence or willful misconduct on the part of Aron or its Representatives, agents or contractors or (ii) arising from or attributable to the actual or alleged presence or release of Hazardous Substances in connection with the performance or non-performance of the Transaction Documents or the transactions contemplated thereby, or any liability under any Environmental Law related in any way to or asserted in connection with the performance or non-performance of the Transaction Documents or the transactions contemplated thereby that is not caused by the negligence or willful misconduct of Aron, its Affiliates, or their Representatives, agents or contractors.
19.2To the fullest extent permitted by Applicable Law and except as specified otherwise elsewhere in this Agreement (including the indemnification provisions in Section 21.2 and subject to Section 14), Aron shall defend, indemnify and hold harmless the Transaction Entities, their Affiliates and their Representatives, agents and contractors from and against any Liabilities caused by Aron or its Representatives, agents or contractors in performing its obligations under this Agreement, except to the extent that such Liabilities were caused by the negligence or willful misconduct on the part of any Transaction Entity, its Affiliates, or its Representatives, agents or contractors.
19.3In addition to the indemnification obligations set forth in Sections 19.1 and 19.2 and elsewhere in this Agreement (except as set forth in the indemnification provisions in Section 21.2, and subject to Section 14), each Party (referred to as the “Indemnifying Party”; and, for the avoidance of doubt, all Transaction Entities shall be referred to, collectively, as the Indemnifying Party if any Transaction Entity is an Indemnifying Party) shall indemnify and hold Aron (in the case where the Indemnifying Party is a Transaction Entity) or the Transaction Entities (in the case where the Indemnifying Party is Aron) (the “Indemnified Party”), its Affiliates and their Representatives, agents and contractors harmless from and against any and all Liabilities directly or indirectly arising from (i) the Indemnifying Party’s breach of any of its obligations under or covenants made in this Agreement; (ii) the Indemnifying Party’s negligence or willful misconduct; (iii) the Indemnifying Party’s failure to comply with Applicable Law with respect to the sale, transportation, storage, handling or disposal of Product or violation of any Environmental Law caused by the Indemnifying Party or its Representatives, agents or contractors, unless such violation liability results from the Indemnified Party’s negligence or willful misconduct; or (iv) the Indemnifying Party’s representations, covenants or warranties made herein having been proven to be to be materially incorrect or misleading when made.
19.4The Parties’ obligations to defend, indemnify and hold each other harmless under the terms of this Agreement shall not vest any rights in any third party, nor shall they be considered an admission of liability or responsibility for any purposes other than those enumerated in this Agreement.

19.5Each Party agrees to notify the other Parties as soon as practicable after receiving notice of any suit brought against it within the indemnities of this Agreement, shall furnish to the other the complete details within its knowledge and shall render all reasonable assistance requested by the other in the defense. Each Party shall have the right but not the duty to participate, at its own expense, with counsel of its own selection, in the defense and settlement thereof without relieving the other of any obligations hereunder. Notwithstanding the foregoing, the Indemnifying Party shall not be entitled to assume responsibility for and control of any judicial or administrative proceeding if such proceeding involves a Termination Event by the Indemnifying Party under this Agreement which shall have occurred and be continuing. Furthermore, the Indemnifying Party shall not, without the Indemnified Party’s prior written consent, settle or compromise any claim or consent to the entry of any judgment, which (i) does not include as a term thereof the giving by the claiming party or the plaintiff to the Indemnified Party of an unconditional release from all Liability in respect of such claim, (ii) grants non-monetary relief to the claiming party or the plaintiff or (iii) involves an admission of liability or guilt by the Indemnified Party.
20.LIMITATION ON DAMAGES
20.1UNLESS OTHERWISE EXPRESSLY PROVIDED IN THIS AGREEMENT, THE PARTIES’ LIABILITY FOR DAMAGES IS LIMITED TO DIRECT, ACTUAL DAMAGES ONLY AND NO PARTY SHALL BE LIABLE FOR SPECIFIC PERFORMANCE, LOST PROFITS OR OTHER BUSINESS INTERRUPTION DAMAGES, OR SPECIAL, CONSEQUENTIAL, INCIDENTAL, PUNITIVE, EXEMPLARY OR INDIRECT DAMAGES, IN TORT, CONTRACT OR OTHERWISE, OF ANY KIND, ARISING OUT OF OR IN ANY WAY CONNECTED WITH THE PERFORMANCE, THE SUSPENSION OF PERFORMANCE, THE FAILURE TO PERFORM OR THE TERMINATION OF THIS AGREEMENT. EACH PARTY ACKNOWLEDGES THE DUTY TO MITIGATE DAMAGES HEREUNDER.
21.INFORMATION & INSPECTION RIGHTS
21.1Audit Rights. Upon the reasonable request of any Party, the other Parties shall provide the requesting Party with copies of all relevant documents and records in its possession that reasonably relate to the calculation of any formula, invoice, statement or the amount of any payment under this Agreement. The provisions of this Section 21 shall survive the termination of this Agreement for 18 months.
21.2Right to Physical Inspection. From time to time during the Term, Aron shall have the right, at its own cost and expense, to have an Independent Inspector or its Representatives conduct surveys and inspections of any of the Included Locations (including any Tanks) or facilities at any Refinery that are used to handle, store or transfer the Product from any Refinery process units to the Tanks, and to observe any Product transfer, handling, metering or related activities (including for the purpose of conducting sampling and analysis of any Products and any aspects of the Volume

Determination Procedures applied by any Transaction Entity pursuant to Sections 6.3 and 9.5); provided that such surveys, inspections and observations shall be made during normal working hours, be subject to the applicable Refinery’s security, safety and other rules and procedures, and be upon reasonable notice and not disrupt any Refinery’s normal operations. Each Transaction Entity agrees to provide Aron’s Independent Inspector and other Representatives with reasonable rights of access to and egress from the Included Locations (including any Tanks) by crossing over, around and about the Facility in connection with this Section 21.2. Aron, when undertaking such survey, inspection or observation, either with its own personnel or a contractor or other Representative, shall be responsible for such personnel, contractor or Representative and each applicable Transaction Entity shall have the right, but not the obligation, to accompany such person at all times while at any Refinery. Neither Aron nor its Representatives may conduct any boring, drilling, probing, digging or other invasive investigative activity and none may operate any equipment or machinery or conduct any testing of the same in the course of such activity. Aron (on behalf of Aron, its Affiliates and their Representatives, agents and contractors), to the fullest extent permitted by Applicable Law, hereby releases the Transaction Entities, their Affiliates and their Representatives, agents and contractors from, and agrees to indemnify, defend and hold harmless the Transaction Entities from any Liabilities, whether incurred by a Transaction Entity or any of its parent entities, subsidiaries or Affiliates, directly or indirectly, including for (i) personal injuries to Aron’s and its Affiliate’s Representatives, agents and contractors and/or (ii) damages to the property of Aron’s and its Affiliate’s Representatives, agents and contractors, to the extent relating to, arising out of or connected with, directly or indirectly, Aron’s survey, inspection or observation of any Refinery and Tanks or Aron Representatives’ travel to or from or presence at any Refinery and Tanks in connection with this Agreement, even if such indemnified event relates to, arises out of or in connection with the active or passive, sole, concurrent or comparative negligence, strict liability, breach of duty (statutory or otherwise), violation of law or other fault of any of the aforesaid indemnified parties, or any pre-existing defect, except as prohibited by Applicable Law.
21.3Disputes Regarding Volume Determination Procedures. If a Party in good faith believes that the Volume Determination Procedures have not been applied correctly, including based on the report of any Independent Inspector, the disputing Party shall provide written notice stating the reasons why the Volume Determination Procedures were applied incorrectly, along with supporting documentation, and the Parties shall thereafter reasonably cooperate in order to resolve the dispute, including considering the report of any Independent Inspector, if applicable. In the event the Parties are unable to resolve such dispute, the matter shall be resolved in accordance with Section 22.

22.GOVERNING LAW & DISPUTES
22.1Dispute Resolution. In the event the Parties are unable to resolve any claim, dispute or controversy regarding this Agreement or any matters arising in connection therewith, prior to initiating any arbitration or litigation as permitted herein, a Party shall refer the matter to a senior representative of such Party. Upon such referral, senior representatives of the Parties having authority to resolve the matter shall meet at a mutually acceptable time and place within ten days thereafter in order to exchange relevant information and to attempt to resolve the matter. If a senior representative intends to be accompanied to a meeting by an attorney, he or she shall give the other Parties’ senior representatives at least three Business Days’ prior notice of such intention so that he or she also can be accompanied by an attorney. If a Party’s senior representative does not meet with the other Parties’ senior representatives within such ten-day period or if the senior representatives are unable to resolve the dispute, then, following the expiration of such ten-day period, any Party may pursue any remedy available at law or in equity to enforce its rights hereunder available to it, subject in any event to the remainder of this Section 22.
22.2Governing Law.
22.2.1General Governing Law. Other than as set forth in Section 22.2.2, this Agreement and all matters arising in connection therewith, including validity and enforcement, contractual matters (except as otherwise set forth in Section 22.2.2) and any contractual payments owed hereunder, shall be governed by, interpreted and construed in accordance with the laws of the State of New York, without giving effect to its conflicts of laws principles that would result in the application of a different law. As to this Section 22.2.1:
22.2.1.1Disputes involving amounts in controversy less than $1,000,000 shall be resolved by one arbitrator pursuant to Section 22.4.
22.2.1.2Disputes involving amounts in controversy of $1,000,000 or more, but less than $2,500,000 shall be resolved by three arbitrators pursuant to Section 22.4.
22.2.1.3As to matters involving amounts in controversy of $2,500,000 or more, each Party hereby submits itself to the exclusive jurisdiction of (i) any federal court of competent jurisdiction situated in the City of Wilmington, Delaware, and agrees not to contest the laying of venue in such forum, or (ii) if any such federal court declines to exercise or does not have jurisdiction, any Delaware state court in the City of Wilmington, Delaware, and agrees not to contest the laying of venue in such forum.
22.2.2Governing Law Exceptions. As to claims for personal injury and any claims directly or indirectly based on torts, personal injury, environmental claims and any and all claims in respect of indemnities and releases of claims among the Parties hereunder relating to any claims brought by any Party other than the Transaction Entities, Aron and their respective Affiliates or any Governmental Authority, this Agreement and all matters arising in connection therewith, shall be governed by, interpreted and construed in accordance with (i) in the case of any such claims arising in connection with DCRC and/or the DCRC Refinery, the laws of the State of Delaware, (ii) in the case of any such claims arising in connection with PRC and/or the PRC Refinery, the laws of the State of New Jersey and (iii) in the case of any such claims arising in connection with CRC and/or the CRC Refinery, the laws of the State of Louisiana, in each case, without giving effect to its conflicts of laws principles that would result in the application of a different law. As to this Section 22.2.2, each Party hereby submits itself to the exclusive jurisdiction of (i) any federal court of competent jurisdiction situated in the City of Wilmington, Delaware, and agrees not to contest the laying of venue in such forum, or (ii) if any such federal court declines to exercise or does not have jurisdiction, any Delaware state court in the City of Wilmington, Delaware and agrees not to contest the laying of venue in such forum.
22.3EACH PARTY HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY OBJECTION TO THE JURISDICTION OF ANY COURT PURSUANT TO THIS SECTION 22 OR TO THE VENUE THEREIN OR ANY CLAIM OF INCONVENIENT FORUM OF SUCH COURT. EACH PARTY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY PROCEEDINGS RELATING TO THIS AGREEMENT.
22.4Arbitration. Any dispute governed by Section 22.2.1.1 or 22.2.1.2 shall be resolved exclusively through final and binding arbitration using a single arbitrator, as to Section 22.2.1.1, or three arbitrators, as to Section 22.2.1.2, applying by reference the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”) as in effect on the date such dispute arises, as supplemented to the extent necessary to determine any procedural appeal questions by the Federal Arbitration Act (Title 9 of the United States Code). If there is any inconsistency between the provisions of this Agreement and the AAA Rules or the Federal Arbitration Act, the provisions of this Agreement shall control.
22.4.1Arbitration must be initiated within the time period allowed by the applicable statute of limitations.
22.4.2As to Section 22.2.1.1, if the Parties are unable to jointly select an arbitrator within 30 days following the initiation of the dispute, the AAA will name the arbitrator within 30 days after expiration of such period. The Parties each shall pay one-half of the compensation and expenses of the arbitrator(s).

22.4.3As to Section 22.2.1.2, the initiating Party’s notice shall identify the arbitrator such Party is appointing. Aron (in the case where any Transaction Entity is the initiating Party) or the Transaction Entities (in the case where Aron is the initiating Party), as applicable, shall respond within 30 days after receipt of such notice, identifying the arbitrator Aron or the Transaction Entities, as applicable, is appointing. If Aron or the Transaction Entities do not name an arbitrator within the 30 days, the AAA will name the arbitrator for Aron or the Transaction Entities within 30 days after expiration of such period. The two arbitrators so appointed or named shall select a third arbitrator within 30 days after the second arbitrator has been appointed or named. If the two appointed or named arbitrators cannot reach agreement upon the third arbitrator within the 30 day period, the AAA shall promptly name an independent arbitrator to act as the third arbitrator. Each of Aron, on the one hand, and the Transaction Entities, on the other hand, shall pay one-half of the compensation and expenses of the arbitrators.
22.4.4All arbitrators must (i) be neutral persons who have never been officers, directors, employees or consultants or had other business or personal relationships (except acting as arbitrator) with the Parties or any of their Affiliates, officers, directors or employees and (ii) have experience in or be knowledgeable about the matters in dispute.
22.4.5The location of all arbitration proceedings shall be the City of Wilmington, Delaware.
22.4.6The Parties and the arbitrators shall proceed diligently so that the award can be made as promptly as possible. If the amount in controversy is less than $1,000,000 the hearing shall commence as promptly as practicable after the selection of the arbitrator. If the amount in controversy is equal to or exceeds $1,000,000, the hearing shall commence at such time as agreed to by the Parties and the arbitrators but no later than three months after the selection of the third arbitrator. Expedited discovery will be permitted if and as agreed to by the Parties. If the Parties are unable to agree, the arbitrators shall resolve any discovery disputes consistent with the AAA Rules. Any matter involving an amount in controversy that is equal to or in excess of $1,000,000 shall be treated as a large, complex commercial case as per the AAA Rules.
22.4.7Except as provided in the Federal Arbitration Act, the decision of the arbitrators shall be binding on and non-appealable by the Parties. In rendering any decision or award, the arbitrators must abide by all terms and conditions of this Agreement, including the exclusion of consequential, incidental, exemplary, special, indirect and punitive damages set forth in Section 20.
22.4.8The Parties shall each bear their own costs and expenses (including attorneys’ fees) incurred in arbitrating any dispute pursuant to this Section 22.4.

22.5Availability of Remedies. The Parties acknowledge and agree that damages may not be an adequate remedy for a breach of the provisions of this Agreement. For this reason, among others, the Parties could be irreparably harmed if this Agreement is not deemed to be specifically enforceable or any other legal or equitable remedy or relief is deemed not to be available, and the Parties hereby agree that, without prejudice to Section 18, this Agreement shall be specifically enforceable and that all other legal and equitable remedies and relief shall be available.
23.ASSIGNMENT
23.1This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns.
23.2No Transaction Entity shall assign this Agreement or its rights or interests hereunder in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of Aron, except as set forth in Sections 23.4 and 23.5. Aron shall not assign this Agreement or its rights or interests hereunder, directly or indirectly, through consolidation, amalgamation, merger or transfer, by operation of law or otherwise, in whole or in part, or delegate its obligations hereunder in whole or in part, without the express written consent of the Transaction Entities, except that Aron may, without the Transaction Entities’ express written consent, assign and delegate all of Aron’s rights and obligations hereunder to any Affiliate of Aron; provided that the obligations of such Affiliate hereunder are guaranteed by The Goldman Sachs Group, Inc.
23.3If written consent is given for any assignment, the assignor shall remain jointly and severally liable with the assignee for the full performance of the assignor’s obligations under this Agreement unless the Parties otherwise agree in writing.
23.4Any Party may create a security interest in (but may not otherwise assign any interest in) its receivables under this Agreement as to a third party without the consent of the other Parties; provided that no such security interest shall impair or limit any rights or remedies of the other Parties hereunder, including any rights of setoff, recoupment or counterclaim.
23.5Each Transaction Entity may assign its rights and obligations under this Agreement to any and all lenders, security, note or bond holders, lien holders, investors, equity providers and other persons providing any interim or long term equity or debt financing, refinancing or recapitalization for any Refinery, their successors and assigns and any trustees or agents acting on their behalf. Additionally, if any Transaction Entity wishes to assign (i) its rights and obligations under this Agreement, (ii) any Specified Transactions or (iii) any assets, including any Refinery and/or the Tanks, related to this Agreement to a master limited partnership that is an Affiliate of such Transaction Entity, Aron agrees that it will cooperate with such Transaction Entity in good faith and in a commercially reasonable manner to accommodate such assignment on terms that preserve for Aron, in all material respects, the economic and legal substance of the transactions contemplated by this Agreement and the Transaction Documents.
23.6Any prohibited assignment in violation of this Section 23 shall be null and void ab initio and the non-assigning Party shall have the right, without prejudice to any other rights or remedies it may have hereunder or otherwise, to terminate this Agreement effective immediately upon notice to the Party or Parties attempting such assignment.
24.NOTICES
24.1Notices in Writing. Any notice, demand or document that a Party is required or may desire to give hereunder, in accordance with the terms hereof, must be (i) in writing and given by personal delivery, overnight courier, facsimile or U.S. mail registered or certified mail, return receipt requested, with the postage prepaid and properly addressed or communicated to the applicable Party at its address or facsimile number set forth on Schedule K or (ii) transmitted by email to the applicable Party’s email set forth on Schedule K. A Party may change its address or email address by giving written notice to the other Parties in accordance with this Section 24.1, which is effective upon receipt. Any notice delivered or made by personal delivery, overnight courier, facsimile or U.S. mail shall be deemed to be given on the date of actual delivery as shown by the receipt for personal delivery or overnight courier delivery, the addresser’s machine confirmation for facsimile deliver or the registry or certification receipt for registered or certified mail. Any notice sent by email in accordance with this Section 24.1 shall be deemed to have been received when transmitted by email to the applicable Party’s email set forth in Schedule K if such is sent by 5:00 pm EPT on a Business Day, or if thereafter, on the next Business Day.
25.NATURE OF THE TRANSACTION & RELATIONSHIP OF THE PARTIES
25.1Neither this Agreement nor any other Transaction Document or transaction under any of them, nor the performance by the Parties of their respective obligations under this Agreement, any other Transaction Document or any transaction shall constitute or create a joint venture, partnership or legal entity of any kind between the Parties. It is understood that each Party has complete charge of its employees and agents in the performance of its duties hereunder and nothing herein shall be construed to make a Party, or any employee or agent of such Party, an agent or employee of another Party. No Party shall have any authority (unless expressly conferred in writing under this Agreement or otherwise and not revoked) to bind another Party as its agent or otherwise.
26.CONFIDENTIALITY
26.1This Agreement and all documents related to the foregoing and any information pertaining thereto made available by a Party or its Representatives to the other Parties or their Representatives are confidential (collectively, “Confidential Information”), which obligation supersedes in all respects the Mutual Confidentiality Agreement dated as of April 18, 2013 by and between Aron and PBFH (the “Confidentiality Agreement”). Each Party shall at a minimum use the same efforts and standard of care with respect to Confidential Information provided by the other Parties that it uses to preserve its own confidential information, and in no event less than commercially reasonable efforts. Confidential Information shall not be discussed with or disclosed to any third party by any Party except for such information (i) as may become generally available to the public through no breach of this Section 26.1 or any other agreement between the Parties, (ii) as may be required or appropriate in response to any summons, subpoena or otherwise in connection with any litigation or to comply with any Applicable Law or accounting disclosure rule or standard or request by any supervisory or regulatory authority, (iii) as may be obtained from a non-confidential source that disclosed such information in a manner that did not violate its obligations to the other Parties or its credit support provider in making such disclosure, or (iv) as may be furnished to the disclosing Party’s Affiliates or to its Representatives, all of whom are required to keep the information that is disclosed in confidence. This Section 26.1 shall remain in effect for two years following the termination of this Agreement.
26.2In the case of disclosure covered by clause (ii) of Section 26.1, the disclosing Party shall notify the other Parties in writing of any proceeding of which it is aware which may result in disclosure (provided that the disclosing Party shall not be required to waive any attorney-client or work product privilege) and shall use reasonable efforts to prevent or limit such disclosure. The Parties may exercise all remedies available at law or in equity to enforce or seek relief in connection with the confidentiality obligations contained in this Agreement.
27.CHANGE IN LAW
27.1Each Party shall make reasonable efforts to monitor any proposed Change in Law that may reasonably be expected to have an impact on Aron’s ability to perform any of its obligations under any of the Aron Hedges in a commercially reasonable manner and shall promptly notify the other Parties upon becoming aware of any such proposed Change in Law. Such notice shall identify the proposed Change in Law and set out in reasonable detail the effects the notifying Party anticipates such Change in Law would have upon such performance of any such Aron Hedges if enacted. The Parties shall in good faith meet to discuss what, if any, measures can be taken by any Party to minimize and/or mitigate the effect of any such proposed Change in Law. If a Change in Law results or would result in a Party (the “Adversely Affected Party”): (a) violating any Applicable Law in connection with its performance of any of the Aron Hedges, or (b) incurring Taxes, Liabilities or other sanctions of a monetary nature in excess of $1,000,000 per annum solely as a result of such Party’s performance of the Aron Hedges, in each case the Adversely Affected Party shall be entitled to request that the Parties meet for purposes of addressing such Change in Law by providing written notice (a “Change in Law Notice”) to the other Parties (the “Non-Affected Parties”). Within seven Business Days of receipt of a Change in Law Notice, the Parties shall meet in good faith with a view to identifying any steps (“Consequential

Steps”) that would alleviate the effects of the relevant Change in Law on the Adversely Affected Party, which may include an agreement between the Parties to share the relevant incremental losses incurred by the Adversely Affected Party or the amendment of any Transaction Document. In identifying the Consequential Steps, the Parties shall, as far as is reasonably practicable, do so in a manner that preserves the balance of the commercial agreement (including economic benefits, risk allocation, costs and Liabilities) existing between the Parties under this Agreement as of the Third Restatement Effective Date. In the event the Parties cannot reach agreement on the Consequential Steps and on the implementation of the same within 30 Business Days of receipt by the Non-Affected Parties of the Change in Law Notice, any Party may terminate this Agreement by giving the other Parties 30 Business Days’ advance notice of such termination and, in such case, the Parties shall comply with the procedures of Section 3.8 solely in respect of the Included Locations and Products that are subject to the effects of the relevant Change in Law, mutatis mutandis.
27.2Each Party shall make reasonable efforts to monitor any proposed Change in Law that results from, or is relevant to, any Taxes, Liabilities or sanctions in respect of any gross receipts tax pursuant to Title 30 of the Delaware Code as in effect from time to time (a “Delaware Tax Change in Law”), and that may reasonably be expected to have an impact on any Party’s (or its Guarantor’s) ability to perform any of its obligations under any of the Transactions Documents in a commercially reasonable manner and shall promptly notify the other Parties upon becoming aware of any such proposed Delaware Tax Change in Law. Such notice shall identify the proposed Delaware Tax Change in Law and set out in reasonable detail the effects the notifying Party anticipates such Delaware Tax Change in Law would have upon such performance of any such Transaction Documents if enacted. The Parties shall in good faith meet to discuss what, if any, measures can be taken by any Party to minimize and/or mitigate the effect of any such proposed Delaware Tax Change in Law. If a Delaware Tax Change in Law results or would result in a Party or its Guarantor (the “Adversely Tax Affected Party”) incurring Taxes, Liabilities or other sanctions of a monetary nature in excess of $1,500,000 per annum solely as a result of such Party’s (or its Guarantor’s) performance of the Transaction Documents, in each case the Adversely Tax Affected Party shall be entitled to request that the Parties meet for purposes of addressing such Delaware Tax Change in Law by providing written notice (a “Change in Tax Law Notice”) to the other Parties (the “Tax Non-Affected Parties”). Within seven Business Days of receipt of a Change in Tax Law Notice, the Parties shall meet in good faith with a view to identifying any steps (“Consequential Tax Steps”) that would alleviate the effects of the relevant Delaware Tax Change in Law on the Adversely Tax Affected Party, which may include an agreement between the Parties to share the relevant incremental losses incurred by the Adversely Tax Affected Party or the amendment of any Transaction Document. In identifying the Consequential Tax Steps, the Parties shall, as far as is reasonably practicable, do so in a manner that preserves the balance of the commercial agreement (including economic benefits, risk allocation, costs and Liabilities) existing between the Parties under this Agreement as of the Third Restatement Effective Date. In the event the Parties cannot reach agreement on the Consequential Steps and on the implementation of the same within 30 Business Days of receipt by the Tax Non-Affected Parties of the Delaware Tax Change in Law Notice, then any Party may terminate this Agreement by giving the other Party at least 30 Business Days advance notice of such termination which shall provide for a termination date on the first Business Day of a month and, in such case, the Parties shall comply with the procedures of Section 3.8 solely in respect of the Included Locations and Products that are subject to the effects of the relevant Delaware Tax Change in Law, mutatis mutandis.
28.MISCELLANEOUS
28.1Survival. Termination or expiration of this Agreement shall not affect any rights or obligations that may have accrued prior to termination, including any in respect of antecedent breaches and, for the avoidance of doubt but subject to the terms of this Agreement, any rights or obligations under this Agreement or any of the other Transaction Documents in respect of transactions entered into up to and including the date of termination or expiration of this Agreement. The obligations of each Party that expressly survive termination, are required to take effect on or give effect to termination or the consequences of termination or which by their very nature must survive termination shall continue in full force and effect notwithstanding termination of this Agreement.
28.2Entire Agreement; Amendments.
28.2.1This Agreement constitutes the entire agreement of the Parties regarding the matters contemplated herein or related thereto and no representations or warranties shall be implied or provisions added hereto in the absence of a written agreement to such effect between the Parties after the Third Restatement Effective Date; provided, however, that nothing in this Agreement shall limit, impair or contravene the Parties’ or their Affiliates’ rights as set forth in any Specified Transaction (whether entered into prior to, on or after the Third Restatement Effective Date) regarding the collection and determination of margin and collateral, the exporting or importing of events of default, termination events or the netting and setting off of amounts due.
28.2.2Subject to Section 28.2.3, Section 28.2.4 and as otherwise expressly provided in Sections 2.10 and 2.11, this Agreement may not be altered, amended, modified or otherwise changed in any respect except by a writing duly executed by an authorized representative of each Party and no representations or warranties shall be implied or terms added in the absence of a writing signed by each Party. No promise, representation or inducement has been made by any Party that is not embodied in this Agreement, and no Party shall be bound by or liable for any alleged representation, promise or inducement not so set forth.
28.2.3The Parties may from time to time remove a Product from, add a Product to or modify a Product on Schedule A (each, a “Product Change”) or remove a

Tank from Schedule B or add a removed Tank back to Schedule B (each, a “Tank Status Change”) in accordance with the following procedures:
(a)Each Product Change or Tank Status Change shall be evidenced by an email exchange initiated by Aron (which initiation may be requested by a Transaction Entity at any time, subject to Aron’s subsequent agreement to initiate such email exchange) and subsequently acknowledged and agreed by any Transaction Entity, which shall specifically reference (i) in the case of a Product Change, the Product being removed, added or modified, the effective date of such Product Change and, if such Product Change is known to be temporary, the date or expected date as of which such Product Change is to end and (ii) in the case of a Tank Status Change, the Tank, indicate the nature of the Tank Status Change (i.e., whether it is being removed from or added to Schedule B), the effective date of such Tank Status Change and, if such Tank Status Change is known to be temporary, the date or expected date as of which such Tank Status Change is expected to end (it being acknowledged that such expected date is merely for informational purposes). Any matter other than a Product Change or Tank Status Change that is addressed or discussed in any such email communications shall not be binding on the Parties.Schedule B
(b)An exchange of emails complying with the terms of this Section 28.2.3 shall (notwithstanding anything to the contrary herein) constitute an amendment of Schedules A or B as applicable with respect to the relevant Product or Tank.Section 28.2.3Schedules AB
(c)Whenever, as a result of any Tank Status Change effected in accordance with the foregoing procedures, a Tank is (i) included on Schedule B, it shall constitute an Included Location for purposes of the Agreement or (ii) excluded from such Schedule B, it shall cease to constitute an Included Location for purposes of the Agreement, in each case as of the relevant effective date.
28.2.4In accordance with the terms below, the Parties may from time to time, by mutual agreement, replace any Schedule hereto with a new Schedule (each, a “Schedule Change”). Each Schedule Change shall be evidenced by an email exchange initiated by Aron (which initiation may be requested by a Transaction Entity at any time, subject to Aron’s subsequent agreement to initiate such email exchange) and subsequently acknowledged and agreed by any Transaction Entity, which shall specifically reference the new Schedule, the effective date of such Schedule Change and, if such Schedule Change is known to be temporary, the date or expected date as of which such Schedule Change is to end. Any matter other than a Schedule Change that is addressed or discussed in any such email communications shall not be binding on the Parties.
28.3Severability. If at any time any court of competent jurisdiction declares that any provision of this Agreement is or any provision of this Agreement becomes illegal, invalid or unenforceable in any respect under any Applicable Law of any jurisdiction, neither the legality, validity or enforceability of the remaining provisions nor the legality, validity or enforceability of such provision under the Applicable Law of any other jurisdiction will be affected or impaired in any way. The Parties will negotiate in good faith with a view to reform this Agreement in order to give effect to the original intention of the Parties and produce as nearly as is practicable in all the circumstances the appropriate balance of the commercial interests of the Parties. The failure to agree upon such provisions for any reason or no reason shall not be considered a breach of this Agreement.
28.4Waiver and Cumulative Remedies. No failure to exercise, nor any delay in exercising, any right, power or remedy under this Agreement or provided by Applicable Law shall operate as a waiver, nor shall any single or partial exercise of any right, power or remedy prevent any further or other exercise or the exercise of any other right, power or remedy. The rights, powers and remedies provided in this Agreement are cumulative and not exclusive of any rights, powers or remedies. Any waiver of any breach of this Agreement shall not be deemed to be a waiver of any subsequent breach.
28.5Time Is of the Essence. Time shall be of the essence for this Agreement with respect to all aspects of each Party’s performance of its obligations under this Agreement.
28.6No Third-Party Beneficiaries. There are no third party beneficiaries to this Agreement and the provisions of this Agreement shall not impart any legal or equitable right, remedy or claim enforceable by any person, firm or organization other than the Parties and their successors in interest and permitted assigns.
28.7Announcements. At no time during the Term of this Agreement, and for a period of two years following its expiration or termination, shall any Party issue any press announcement or public statement regarding this Agreement without the prior written consent of the other Parties, except as may be required by Applicable Law or applicable stock exchange rules or requirements or to the extent public disclosure is required under the circumstances described in any relevant confidentiality agreement entered into between the Parties. The issuing Party will:
28.7.1use all reasonable efforts to notify the other Parties of the content of such announcement at least three Business Days prior to such issue (unless otherwise required by Applicable Law or to the extent public disclosure is required under the circumstances described in any relevant confidentiality agreement entered into by the Parties); and

28.7.2take the other Parties’ comments on the proposed announcement into account as is reasonable under the circumstances, provided such comments are received within two Business Days of the notification.
28.8Certain Expenses. The Transaction Entities shall, jointly and severally, pay (i) all reasonable and documented out-of-pocket expenses incurred by Aron (including the reasonable fees, charges and disbursements of one outside counsel and one special regulatory counsel for Aron) in connection with the preparation, negotiation, execution, delivery and administration of this Agreement and the other Transaction Documents or any amendments, modifications or waivers of the provisions hereof or thereof (whether or not the transactions contemplated hereby or thereby shall be consummated) and (ii) all out-of-pocket expenses incurred by Aron and its Affiliates in connection with the enforcement or protection of Aron’s rights under or in connection with this Agreement and the other Transaction Documents.
28.9Counterparts. This Agreement may be executed by the Parties in separate counterparts and all such counterparts shall together constitute one and the same instrument. In the event that any signature is delivered by facsimile or electronic transmission, such signature shall create a valid and binding obligation of the Party executing (or on whose behalf the signature is executed) the same with the same force and effect as if such facsimile or electronic signature page were an original thereof.
28.10Joint and Several Liability. Notwithstanding anything herein or in any other Transaction Document to the contrary, each Transaction Entity hereby agrees that the obligations of any Transaction Entity hereunder and under any other Transaction Document are joint and several in nature in all respects, including the obligations of the Transaction Entities’ Guarantor in respect of its Guaranty. In addition, any agreement, notice, report or other document delivered by any Transaction Entity hereunder or under any other Transaction Document shall (without duplication of any obligations of any Transaction Entities) be binding upon each Transaction Entity as if delivered by such Transaction Entity, regardless of whether such Transaction Entity delivered such agreement, notice, report or other document or was aware or otherwise had knowledge of any information contained therein.
[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, each Party hereto has caused this Agreement to be executed by its duly authorized representative.

J. ARON & COMPANY LLC

By: /s/ Simon Collier
Name: Simon Collier
Title: Authorized Signatory

DELAWARE CITY REFINING COMPANY
LLC

By: /s/ Thomas O'Connor
Name: Thomas O'Connor
Title: Senior Vice President, Commercial

PAULSBORO REFINING COMPANY LLC

By: /s/ Thomas O'Connor
Name: Thomas O'Connor
Title: Senior Vice President, Commercial

PBF HOLDING COMPANY LLC

By: /s/ Thomas O'Connor
Name: Thomas O'Connor
Title: Senior Vice President, Commercial
[Signature Page to Third Amended and Restated Inventory Intermediation Agreement]